Exhibit 10.6

19 April 2017

(1) THE COMPANIES LISTED IN SCHEDULE 1, AS SELLERS

(2) CONSTELLIUM HOLDCO II B.V., as Parent Company

(3) CONSTELLIUM SWITZERLAND AG, as Sellers’ Agent

(4) FACTOFRANCE SAS, as Factor

AMENDMENT AND RESTATEMENT AGREEMENT

Dentons Europe

Association d’Avocats á Responsabilité Professionnelle Individuellé

5 boulevard Malesherbes, 75008 Paris, France

Paris 12693062.6

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THIS AMENDMENT AND RESTATEMENT AGREEMENT is made on 19 April 2017

BETWEEN:

(i)	Each of the ENTITIES LISTED IN SCHEDULE 1 (The Sellers) (each of them being referred to as a “Seller” and collectively the “Sellers”);

(ii)	CONSTELLIUM HOLDCO II B.V., a company incorporated under the laws of the Netherlands as a besloten vennootschap, whose registered office is at Tupolevlaan 41-61, 1119 NW Schipol-Rijk, The Netherlands, registered with the trade and companies registry of the Netherlands under number 34393946 0000, in its capacity as parent company (the “Parent Company”);

(iii)	CONSTELLIUM SWITZERLAND AG, a company incorporated under the laws of Switzerland as an Aktiengesellschaft, whose registered office is at Max Högger-Strasse 6 8048 Zurich, Switzerland, registered with the trade and companies registry of Zurich under number CH17030058406, in its capacity as sellers’ agent (the “Sellers’ Agent”);

AND

(iv)	FACTOFRANCE S.A.S., a company incorporated under the laws of France as a société par actions simplifiee and licensed as a credit institution (établissement de crédit), whose registered office is located at Tour Facto, 18 rue Hoche. 92988 Paris-La Défense Cedex, France registered with the Trade and Companies Registry of Nanterre under number 063 802 466 (the “Factor”)

(the Sellers, the Parent Company, the Sellers’ Agent and the Factor hereinafter collectively referred to as the “Parties” and individually, as a “Party”).

WHEREAS:

(A)	The Parties have entered into on 4 January 2011 a factoring agreement as amended from time to time (including by an amendment and restatement agreement entered into on 3 December 2015) pursuant to which the Factor has made available a factoring facility to the Sellers (the “Existing Factoring Agreement”).

(B)	The Parties have decided to enter into this amendment and restatement agreement in order to amend and restate the Existing Factoring Agreement (the “Amendment and Restatement Agreement”).

IT HAS BEEN AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Amendment and Restatement Agreement

“Amendment Effective Date” means the Amendment Signing Date, subject to the Factor being satisfied that the conditions precedent set out in SCHEDULE 2 (Conditions Precedent) of this Amendment and Restatement Agreement are met

“Amended and Restated Factoring Agreement” means the Existing Factoring Agreement as amended and restated in accordance with this Amendment and Restatement Agreement in the form set out in SCHEDULE 3 (Amended and Restated Factoring Agreement).

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“Amendment	Signing Date” means the date hereof.

1.1.2	Save as otherwise provided herein, terms used in the above recitals and in this Amendment and Restatement Agreement shall have the respective meanings assigned to them in the Amended and Restated Factoring Agreement.

1.2	General Interpretation

The rules of construction set forth in clause 1 of the Amended and Restated Factoring Agreement shall be applicable to this Amendment and Restatement Agreement.

2.	AMENDMENT AND RESTATEMENT OF THE EXISTING FACTORING AGREEMENT

2.1	With effect from the Amendment Effective Date, the Existing Factoring Agreement is amended and restated so as to be in the form set out in SCHEDULE 3 (Amended and Restated Factoring Agreement) hereto.

2.2	The provisions of the Amended and Restated Factoring Agreement shall be substituted to the provisions of the Existing Factoring Agreement, provided that:

2.2.1	such substitution shall not be construed as a novation (novation) of the respective obligations of the parties under the Existing Factoring Agreement as prior to the date hereof; and

2.2.2	any provision of the Existing Factoring Agreement which is not modified pursuant to this Amendment and Restatement Agreement remains unchanged.

2.3	In any of the Factoring Facility Documents, any reference to the Existing Factoring Agreement shall, unless the context otherwise requires, be read and construed as a reference to the Amended and Restated Factoring Agreement.

3.	REPRESENTATIONS

3.1	On the Amendment Signing Date and on the Amendment Effective Date, each Seller and, as the case may be, the Sellers’ Agent and the Parent Company, make to the Factor, the representations set out in Part 1 of Schedule 4 of the Amended and Restated Factoring Agreement.

4.	MISCELLANEOUS

4.1	This Amendment and Restatement Agreement is a Factoring Facility Document

4.2	With effect from the Amendment Effective Date, each Seller confirms that the security interests created under the Collection Account Guarantee Agreement to which such Seller is a party continue in full force and effect in accordance with their terms and extend to its liabilities and obligations under the Amended and Restated Factoring Agreement and under the other Factoring Facility Documents as amended on the Amendment Effective Date, as the case may be.

4.3	With effect from the Amendment Effective Date, the Parent Company irrevocably and unconditionally confirms that its obligations under the Parent Performance Guarantee continue in full force and effect notwithstanding the amendments to the Amended and Restated Factoring Agreement as provided for under this Amendment and Restatement Agreement and extend to the liabilities and obligations of each Seller under the Amended and Restated Factoring Agreement, under the terms and conditions of the Parent Performance Guarantee.

4.4	For the avoidance of doubt, it is specified that the entering into of the Amendment and Restatement Agreement will not give rise to any additional amounts payable to the Factor other than those specifically set out in the Amended and Restated Factoring Agreement or expressly agreed with any member of the Group; and in particular, the Factor expressly agrees that no amount will be payable to it under clause 9.1.2 (Establishment) of the Existing Factoring Agreement.

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5.	EFFECTIVE GLOBAL RATE

5.1	For the application of the provisions of Articles L.314-1 to L.314-5 and R.314-1 et seq of the French Consumer Code and Article L.313-4 of the French Monetary and Financial Code, each Party acknowledges that, taking into account the specificity of the Amended and Restated Factoring Agreement as provided for under this Amendment and Restatement Agreement (in particular the variable nature of the SFC rate), the taux effectif global (the “Effective Global Rate”) cannot be calculated on the Amendment Signing Date but an indicative calculation of such rate shall be provided in this clause 5 (Effective Global Rate).

5.2	In application of Articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Consumer Code and Article L.313-4 of the French Monetary and Financial Code, the indicative calculation of the Effective Global Rate applicable to this Amendment and Restatement Agreement for Financing in Euros, on the basis of an arithmetic average of the daily EURIBOR rates for the month of March 2017 being set at 0%, is 1.22% per year as of the Amendment Signing Date.

5.3	In application of Articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Consumer Code and Article L.313-4 of the French Monetary and Financial Code, the indicative calculation of the Effective Global Rate applicable to this Amendment and Restatement Agreement for Financing in USD, on the basis of an arithmetic average of the daily LIBOR rates for the month of March 2017 being set at 1.04%, is 2.28% per year as of the Amendment Signing Date.

5.4	This rate is calculated, as an indication only, on the basis of a 365 day year (366 days for leap years) during the term of the Amended and Restated Factoring Agreement pursuant to the terms and conditions that normally apply, namely the following assumptions:

(a)	a level of Financing under this Amended and Restated Factoring Agreement equal to the Maximum Total Financing Amount;

(b)	average delay in payments by the Debtors of fifty-four (54) calendar days;

(c)	a Special Financing Commission as specified in Clause 9.2 (Special Financing Commission (SFC)) of the Amended and Restated Factoring Agreement;

(d)	the Dilution Reserve as specified in Clause 8.5 (Dilutions Reserve) of the Amended and Restated Factoring Agreement; and

(e)	the Non-Utilization Fee as specified in clause 9.4 (Non-Utilization Fee) of the Amended and Restated Factoring Agreement.

5.5	Even if the reference rate of the Special Financing Commission does not vary, the Effective Global Rate may increase or decrease during the term of this Amended and Restated Factoring Agreement depending on changes to the various assumptions set out above and/or contractual parameters.

6.	GOVERNING LAW AND JURISDICTION

6.1	Subject to Clause 6.2 below, the provisions of this Amendment and Restatement Agreement shall be construed in accordance with and shall be governed by French law.

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6.2	Each of the Parties to this Amendment and Restatement Agreement agrees that any and all disputes arising out of or in connection with this Amendment and Restatement Agreement and in particular with its validity, interpretation, performance or non-performance, shall be exclusively referred to the competent courts of the Paris Court of Appeals

6.3	Each Party to this Amendment and Restatement Agreement irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 6.2 being nominated as the forum to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Amendment and Restatement Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

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SCHEDULE 1. THE SELLERS

Name	Registered Office	Registration Number	Jurisdiction
Constellium Issoire	rue Yves Lamourdedleu ZI les Listes 63500 Issoire, France	672 014 081 RCS Clermont- Ferrand	France

Constellium Neuf Brisach	ZIP Rhénane Nord, RD 52, 68600 Biesheim	807 641 360 RCS Colmar	France

Constellium Extrusions France	1 Passage Eiffel, CS 40046, 21702 Nuits-Saint-Georges	662 032 374 RCS Dijon	France

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SCHEDULE 2.

CONDITIONS PRECEDENT

Conditions Precedent to the Amendment Signing Date

The following documents must be delivered by each Obligor on the Amendment Signing Date:

(a)	An original copy or a certified copy of the up-to-date constitutional documents (statuts);

(b)	An original copy or a certified copy of the certificate of incorporation (Extrait K-bis or, in respect of the Parent Company oprichtingsakte);

(c)	To the extent required by any applicable law or by its constitutional documents, original copies or certified copies of the resolutions of the competent corporate bodies, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Amendment and Restatement Agreement; and

(d)	An original copy or a certified copy of the power(s) of attorney of the person(s) signing the Amendment and Restatement Agreement.

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SCHEDULE 3.

AMENDED AND RESTATED FACTORING AGREEMENT

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19 April 2017

(1) THE COMPANIES LISTED IN SCHEDULE 2, AS SELLERS

(2) CONSTELLIUM HOLDCO II B.V., as Parent Company

(3) CONSTELLIUM SWITZERLAND A.G., as Sellers’ Agent

(4) FACTOFRANCE SAS, as Factor

AMENDED AND RESTATED FACTORING AGREEMENT

Dentons Europe

Association d’Avocats á Responsabllité Professlonnelle Individuelle

5 boulevard Malesherbes, 75008 Paris, France

Paris 12693063.10

CONTENTS

1. Definitions and Interpretation	4

2. Assignment of Receivables	6

3. Financing of Financeable Amounts	8

4. Non-Recourse Factoring Facility	10

5. Definancing and Transfer-Back of Receivables	13

6. Credit Insurance Policy	15

7. Servicing of the Transferred Receivables	17

8. Factoring Accounts	27

9. Remuneration of the Factor	34

10. Taxes	37

11. Representations, Warranties and Undertakings	40

12. Term and Early Termination	40

13. Access to Web Services	46

14. Costs and Expenses	47

15. Confidentiality – Utilisation of Information collected by the Factor – Substitution.	48

16. Miscellaneous provisions	50

17. Appointment of Sellers’ Agent	52

18. Change to the Parties	52

19. Applicable Law – Jurisdiction	54

SCHEDULE 1. Definitions	55

SCHEDULE 2. The Sellers	73

SCHEDULE 3. Conditions Precedent	74

SCHEDULE 4. Representation, Warranties and Undertakings	76

SCHEDULE 5. Value Dates	83

SCHEDULE 6. Credit And Collection Procedures	85

SCHEDULE 7. Computer Relationship Guide	92

SCHEDULE 8. Transferred Receivables Ledgers	118

SCHEDULE 9. Form Of Consent Letter	119

SCHEDULE 10. Collection Accounts	120

SCHEDULE 11. Location Of Records	121

SCHEDULE 12. Current Accounts	122

SCHEDULE 13. Financing Requests - Factofrance Adressees	123

SCHEDULE 14. Jurisdiction Matrix*	124

SCHEDULE 15. Accession Form	128

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FACTORING AGREEMENT originally dated 4 January 2011, as amended and restated on 3 December 2015 and on     April 2017;

BETWEEN:

(i)	Each of the ENTITIES LISTED IN SCHEDULE 2 (The Sellers) (each of them being referred to as a “Seller” and collectively the “Sellers”);

(ii)	CONSTELLIUM HOLDCO II B.V., a company incorporated under the laws of the Netherlands as a besloten vennootschap, whose registered office is at Tupolevlaan 41—61, 1119 NW Schipol-Rijk, The Netherlands, registered with the trade and companies registry of the Netherlands under number 34393946 0000, in its capacity as parent company (the “Parent Company”);

(iii)	CONSTELLIUM SWITZERLAND A.G., a company incorporated under the laws of Switzerland as an Aktiengasellschaft, whose registered office is at Max Högger-Strasse 6 8048 Zürich, Switzerland, registered with the trade and companies registry of Zurich under number CH17030058406, in its capacity as sellers’ agent (the “Sellers’ Agent”);

AND

(iv)	FACTOFRANCE S.A.S., a company incorporated under the laws of France as a société par actions simplifiée and licensed as a credit institution (établissement de crédit), whose registered office is located at Tour Facto, 18, rue Hoche, 92988 Paris-La Defénse Cedex, France, registered with the Trade and Companies Registry of Nanterre under number 063 802 466 (the “Factor”)

(the Sellers, the Parent Company, the Sellers’ Agent and the Factor hereinafter collectively referred to as the “Parties” and individually, as a “Party”).

WHEREAS:

(A)	The Parties have entered into on 4 January 2011 a factoring agreement as amended from time to time (the “Existing Factoring Agreement”) pursuant to which the Factor has made available a factoring facility to the Sellers.

(B)	The Parties have decided to enter into this agreement (the “Agreement”) in order to amend and restate the Existing Factoring Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, terms and expressions used with a capital letter shall, except where the context otherwise requires, have the meaning given to them in SCHEDULE 1 (Definitions).

1.2	Interpretation

(a)	The Agreement sets forth all the rights and obligations of the Parties. It replaces and substitutes any and all prior letters, proposals, offers and agreements between the Parties.

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(b)	In this Agreement, unless the contrary intention appears, any reference to:

(i)	this Agreement includes a reference to its recitals and its Schedules;

(ii)	a Clause, a Paragraph or a Schedule is a reference to a clause, a paragraph or a schedule of this Agreement.

(iii)	the singular shall include the plural and vice-versa; and

(iv)	time in this Agreement refers to local time in Paris (France), unless expressly provided to the contrary.

(c)	Words appearing therein in French shall have the meaning ascribed to them under French law and such meaning shall prevail over their translation into English, if any.

(d)	Where an obligation is expressed in a Factoring Facility Document to be performed on a date which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the following calendar month in which case that date will be the first preceding day that is a Business Day.

(e)	Unless expressly provided to the contrary in a Factoring Facility Document, any reference in a Factoring Facility Document to:

(i)	any agreement or other deed, arrangement or document shall be construed as a reference to the relevant agreement, deed, arrangement or document as the same may have been, or may from time to time be, replaced extended, amended restated, varied, supplemented or superseded;

(ii)	any statutory provision or legislative enactment shall be deemed also to refer to any re-enactment, modification or replacement and any statutory instrument, order or regulation made thereunder or under any such re-enactment; and

(iii)	any party to a Factoring Facility Document shall include references to its successors, permitted assigns and any person deriving title under or through it, references to the address of any person shall, where relevant, be deemed to be a reference to the location of its then registered office or equivalent as current from time to time.

(f)	Unless expressly provided to the contrary, all references made In this Agreement to a day are references to a calendar day.

(g)	Unless expressly provided to the contrary, all references made in this Agreement to the term “control” shall have the meaning given to it in Article L. 233-3 of the French Commercial Code (Code de commerce).

(h)	A Default or an Event of Default is “continuing” if it has not been remedied (within the applicable grace period, if any) or waived.

(i)	“gross negligence” means “faute lourde”.

(j)	A “guarantee” includes any “cautionnement” “aval” and any “garantie” which is independent from the debt to which it relates.

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(k)	A “merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Commercial Code

(l)	A “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality).

(m)	“wilful misconduct” means “dol”.

(n)	“set-off” shall be construed so as to include analogous and/or corresponding rights in any applicable jurisdiction.

For the avoidance of doubt, the Ordonnance n’2016-131 du 10 tévrier 2016 portant réforme du droit des contrats, du régime général et de la preuve des obligations will be applicable to the Factoring Facility Documents amended and/or restated on, or entered into on or after, the Amendment Signing Date.

2.	ASSIGNMENT OF RECEIVABLES

2.1	Assignment of Eligible Receivables

2.1.1	Conditions Precedent

(a)	No Seller shall be entitled to offer to Assign any Eligible Receivable to the Factor and the Factor shall not be obliged to accept any offer to Assign any Eligible Receivable:

(i)	until all of the conditions precedent set forth in SCHEDULE 3 (Conditions Precedent) have been fulfilled in a form and substance reasonably satisfactory to the Factor or have been waived by the Factor;

(ii)	if a Stop Purchase Event is outstanding;

(iii)	if on the relevant Assignment Date, the sum of (x) the Insurance Indemnifications received under the Credit Insurance Policy and (y) the insurance claims filed but not yet indemnified by the Credit Insurer under the Credit Insurer Policy exceeds 80% of the Maximum Insurance Liability;

(iv)	if on the relevant Assignment Date, the Maximum Total Financing Amount would be reached (if the Sellers require financing in relation to such Eligible Receivables); and

(v)	If such Receivable is not an Eligible Receivable as at its Assignment Date, or if as at such date, an automatic cancellation of coverage (“Stop Automatique de la Couverture”) or any similar concepts under the Credit Insurance Policy has occurred, (otherwise the provisions of Clause 5.2 1 will apply1);

Notwithstanding the foregoing, the Parties acknowledge that the conditions precedent set forth in SCHEDULE 3 (Conditions Precedent) Part 1 shall be satisfied or waived at the latest on the Signing Date. The Factor undertakes to promptly notify the Sellers’ Agent if any condition precedent is not fulfilled in a form and substance reasonably satisfactory to it on the date on which such condition precedent is due to be fulfilled.

[1]	Subject to CC’s discussion with Atradius

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2.1.2	Offer to Assign Eligible Receivables

(a)	Subject to the provisions of Clause 2.1.1 (Conditions Precedent), each Seller shall be entitled to offer to Assign Eligible Receivables to the Factor no more than twice a week (or any other frequency agreed upon by the Parties) but at least twice a month.

(b)	Each Seller may offer to Assign Eligible Receivables, by:

(i)	transmitting by tele-transmission to the Factor a “101” electronic file complying with the Computer Relationship Guide (together with the relevant Seller Codes) and identifying the Eligible Receivables purported to be Assigned by setting out, for each Receivable, its Debtor’s name its amount, the reference of the invoice out of which it arises, its location and payment date and the currency in which it is denominated, and

(ii)	providing the Factor with a Transfer Document duly signed by a duly empowered signatory specifying the reference of the relevant “101” electronic file (and the related upload date).

2.1.3	Payment by the Factor

(a)	Subject to the provisions of Clause 2.1.1 (Conditions Precedent), upon receipt of an offer to Assign Eligible Receivables from a Seller in accordance with Clause 2.1.2 (Offer to Assign Eligible Receivables) and provided that the relevant Transfer Document has been exchanged or, as appropriate, delivered (manually or electronically) in accordance with the Transfer Mode, the Factor shall, on the Business Day following the receipt of such offer (such date being an “Assignment Date” with respect to such Seller), date such Transfer Document in accordance with the Transfer Mode.

(b)	Upon completion of the procedure and formalities of the relevant Transfer Mode, each Transfer Document dated by the Factor shall transfer to the Factor absolute title on and full ownership (or, as applicable, the beneficial interest therein) of the Eligible Receivables set out therein.

(c)	Subject to the provisions of Clause 2.1.1 (Conditions Precedent), the Factor shall;

(i)	if the relevant Transfer Document is received on an Assignment Date not later than 12.00 noon Paris time on any Business Day, on the Business Day immediately following such receipt; or

(ii)	if the relevant Transfer Document on an Assignment Date is received after 12.00 noon Paris time on any Business Day, on the second Business Day following such receipt,

pay the purchase price for the Transferred Receivables set out in such Transfer Document by crediting the Current Account of the relevant Seller with an amount equal to the Face Value of such Transferred Receivables.

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2.1.4	Selection of Debtors

(a)	As consideration for the services provided by the Factor, each of the Sellers undertakes to transfer title to the Transferred Receivables exclusively to the Factor. Consequently, the Sellers undertake not to enter into any agreement which would grant rights to third parties over such Transferred Receivables which would negatively affect the rights granted to the Factor hereunder over those Transferred Receivables. For the avoidance of doubt, this Clause 2.1.4 (Selection of Debtors) does not affect the right for a Seller to grant Reductions or Cancellations Items In respect of a Transferred Receivable.

(b)	In addition, once a Transferred Receivable has been assigned to the Factor in relation to a Debtor, the Sellers undertake to subsequently offer to transfer to the Factor all the Eligible Receivables related to such Debtor.

(c)	Any Seller may request the Factor in writing to no longer transfer Receivables over any given Debtor by sending a ten (10) Business Days prior notice to the Factor, provided that:

(i)	the aggregate amount of Financeable Receivable in respect of Transferred Receivables over such Debtor represent less than fifty per cent (50%) of the total amount of Transferred Receivables over that Debtor, unless such Seller transfers to the Factor Eligible Receivables over one or more new Debtors, the amount of which compensate the loss of the portfolio of Receivables over the existing Debtor; or

(ii)	the relevant Seller provides the Factor with reasonable commercial explanations justifying such request (such as for example, the requirement from the relevant Debtor to enter into a reverse factoring program), and to the extent that such withdrawal does not significantly affect (taking into account previous withdrawals of Debtors pursuant to this Clause 2.1.4(c)) the Financeable Amount.

3.	FINANCING OF FINANCEABLE AMOUNTS

3.1	Financing

3.1.1	Upon request from the relevant Seller (or the Sellers’ Agent acting on its behalf) sent to the addressees specified in SCHEDULE 13 (Financing Requests - Factofrance Adressees) by e-mail (a “Financing Request”) specifying (i) the Financeable Amount in respect of which such Seller is requesting a Financing (the “Requested Amount”) and (ii) identifying the Financeable Receivables to be Financed in the relevant currency from the Factor and setting out for each of such Financeable Receivable, the Expected Financing Period per Receivable (the “Requested Financed Receivables”), and provided that:

(a)	each Requested Financed Receivable shall be fully Financed, and therefore, the sum of the Face Value of each Requested Financed Receivables shall be equal to the Requested Amount; and

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(b)	the Requested Amount does not exceed the Financeable Amount for the Seller on the date of the relevant request the Factor shall, until the Transaction Settlement Date, make available to the relevant Seller the Requested Amount by debiting such amounts from the available balance of the relevant Current Account (after, as the case may be, having transferred all or part of this amount from the Available Financing Account of the relevant Seller) and paying them to the relevant Seller by way of wire transfer (virement) to the Bank Account or to such other account as the relevant Seller may from time to time specify, provided that if a Financing Request is sent by the relevant Seller (or the Sellers’ Agent acting on its behalf) to the Factor (i) before 10 a.m. on a given Business Day, Financing will be made available by the Factor to such Seller on the same Business Day, or (ii) after 10 a.m. on a given Business Day, Financing will be made available by the Factor to such Seller on the following Business Day.

3.1.2	On any day on which a Seller transfers Financeable Receivables to the Factor, if such Seller (or the Sellers’ Agent acting on its behalf) does not make a Financing Request or if the Financing Request it makes is for a Requested Amount lower to the Financeable Amount credited on the Current Account of such Seller on such date, the Factor will transfer the Financeable Amount credited on such Current Account to the Available Financing Account of such Seller in accordance with in Clause 8.2 (Available Financing Account).

3.1.3	On any Assignment Date, should the sum of (x) the Insurance Indemnifications received under the Credit Insurance Policy and (y) the insurance claims filed but not yet indemnified by the Credit Insurer under the Credit Insurer Policy exceed 80% of the Maximum Insurance Liability, the Seller shall be entitled to cease to offer to Assign Eligible Receivables and the Parties agree to discuss the consequences of this event. If sixty (60) days after such Assignment Date, the Parties have not agreed to continue the Factoring Facility, the Commitment Period shall terminate

3.2	Financeable Amounts

The amounts which are, at any time (until the Transaction Settlement Date), financeable to each Seller by the Factor (the “Financeable Amounts”) shall correspond to the credit balance at such time on the Current Account of such Seller (including, on any Assignment Date, the Face Value of the Financeable Receivables Assigned by such Seller on such Assignment Date, less (i) the sum of the credit balance of the Reserve Accounts of such Seller and the amounts of the Dilution Reserve and (ii) as the case may be any outstanding debit position of the relevant Current Account as at such date)

3.3	Maximum Total Financing Amount

3.3.1	The Financeable Amount for all Sellers on any date cannot exceed the Maximum Total Financing Amount less the aggregate Financed Amounts for all Sellers as at such date and the Financed Amounts for all Sellers shall never exceed the Maximum Total Financing Amount.

3.3.2	Should the aggregate Financeable Amounts for all Sellers potentially exceed the Maximum Total Financing Amount less the aggregate Financed Amounts for all Sellers, the maximum Financeable Amount shall be reduced pro rata up to the Maximum Total Financing Amount less the aggregate Financed Amounts for ail Sellers.

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3.3.3	As from the date falling 12 months after the Signing Date, or at any time after the occurrence of a Factor Change of Control, the Parent Company shall be entitled to request in writing to the Factor that the Maximum Total Financing Amount be reduced in all or in part. Such reduction shall enter into force ten (10) Business Days after the receipt by the Factor of the aforementioned request.

3.3.4	Should the Factor identify on any date that the aggregate amount of Financeable Receivables to be purchased by the Factor on the following Assignment Date is likely to cause the Maximum Total Financing Amount to be exceeded, the Factor will notify the Seller’s Agent and the Parties undertake to discuss in good faith about a potential increase in the Maximum Total Financing Amount to avoid causing the Maximum Total Financing Amount to be exceeded.

3.4	Transfer of Non-Financeable Amounts to a Deferred Availability Account

The Factor shall debit the relevant Non-Financeable Amounts from the Current Account applicable to the relevant Seller and credit them to the applicable Deferred Availability Account.

3.5	Request for transfer of collections relating to Non-Financeable Receivables and Definanced Receivables.

3.5.1	For each Seller, collections received under Non-Financeable Receivables will be credited by the Factor to the available balance of such Seller’s Current Account. The payment of such collections to each relevant Seller shall be made by the Factor as soon as practicable after receipt of such collections and in any case within two (2) Business Days.

3.5.2	Any payment made under this Clause shall be made available by the Factor to the relevant Seller by debiting such amounts from the available balance of the relevant Current Account and paying them to such Seller by way of wire transfer (virement) to the Bank Account or to such other account as the Seller may from time to time specify.

4.	NON-RECOURSE FACTORING FACILITY

4.1	Non Recourse Factoring Facility

4.1.1	The Factoring Facility made available to the Sellers in respect of Approved Receivables under this Agreement is a non-recourse facility. As a result the Factor shall not be entitled to exercise any recourse against the Sellers by reason of a payment default by a Debtor under an Approved Receivable, provided that:

(a)	such Receivable is a Financeable Receivable;

(b)	the Seller of such Receivable has complied with its obligations under Clause 6 (Credit Insurance Policy) in respect of such Receivable, has complied with its obligations under the Credit Insurance Policy and has filed all relevant claims in a timely manner and in form acceptable by the Credit Insurer, otherwise the provisions of Clause 5.1.1 will apply;

(c)	the non-payment of such Receivable does not result from such Receivable being a Disputed Receivable, otherwise the provisions of Clause 5.1.1 will apply;

(d)	there is no credit notes not disclosed to the Factor that affect the value of a Transferred Receivable, otherwise the Factor will debit the Current Account of the relevant Seller from the corresponding unpaid amount in accordance with Clause 8.1.3(b);

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(e)	there is no adjustment items accounted for by the Seller which are not transferred to the Factor and which affect the value of a transferred receivable, otherwise the Factor will debit the Current Account of the relevant Seller from the corresponding unpaid amount in accordance with Clause 8.1.3(b); and

(f)	the non-payment of such Receivable does not result from the occurrence of an exclusion event set out in the Credit Insurance Policy allowing the Credit Insurer to refuse to indemnify such Receivable, otherwise the Factor will debit the Current Account of the relevant Seller from the corresponding unpaid amount in accordance with Clause 8.1.3(b).

4.1.2	Subject to Clause 4.1.1, the Factor hereby expressly waives:

(a)	any Seller’s guarantee pursuant to article L.313-24 of the French Code monétaire et financier in respect of any Approved Receivable Assigned by a Seller;

(b)	any right of recourse (including any recours cambialre under, inter alia, articles L 511-6, L 511-7, L 511-10, L 511-21, L 511-44, L 512-3 and L 512-4 of the French Code de commerce) It may have against any Seller under any bills of exchange, negotiable instrument, promissory note related to any Approved Receivable that has been endorsed to its benefit by such Seller and the Factor further undertakes to obtain a similar waiver not to exercise any of the rights of recourse referred to in this paragraph (b) from any third party transferee of any Approved Receivable;

(c)	and more generally any and all rights of recourse it may have against the Seller with respect to unpaid Approved Receivables (including, for the avoidance of doubt, with respect to the non-insured portion (quotité non-assurée) relating to such Receivables) and in particular shall not be entitled to debit the Current Account in an amount corresponding in full or in part to the non-payment of such Approved Receivables (other than expressly contemplated in Clause 4.1.1 above) or to request the payment of such amount (or any indemnity resulting from the relevant Debtor’s failure) from the relevant Seller).

4.1.3	The Factor hereby undertakes:

(a)	not to claim any payment pursuant to a guarantee (aval) granted by the relevant Seller or any third party under a negotiable instrument (including, without limitation, promissory note (billet á ordre) and bill of exchange (lettre de change)) related to any Approved Receivable that has been endorsed to its benefit by a Seller; and

(b)	without prejudice to the provisions of Clause 7.10.2(b) (Power of Attorney), not to endorse any negotiable instrument (including, without limitation, promissory note (billet à ordre) and bill of exchange (lettre de change)) related to any Approved Receivable that has been endorsed to its benefit by a Seller.

4.1.4	On the Indemnification Maximum Payment Date applicable to such Approved Receivable, the Factor will automatically credit the Current Account of the relevant Seller with the Outstanding Amount of any Approved Receivable which is not a Financed Receivable and which is a Defaulted Receivable. Upon receipt from the Credit Insurer of the Insurance Indemnification relating to such Approved Receivable, the Factor will reduce the amount of the Asset Account of the relevant Seller with the Outstanding Amount of such Approved Receivable

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4.2	Approval of Transferred Receivables Assigned by the Seller

4.2.1	Approval by the Factor

(a)	Subject solely to the provisions of Clause 4.1.1 above, the Factor agrees to bear the credit risk under all Approved Receivables (VAT Included) assigned by the Seller up to an amount in respect of each Debtor of the Seller (the “Factor Approval Limit”).

(b)	Subject to paragraph (d) below, with respect to each Debtor the Factor Approval Limit (including VAT) on any Assignment Date shall be equivalent to the Credit Insurer Approval Limit (including VAT) applied at such relevant time under the Credit Insurance Policy in respect of that Debtor.

(c)	Any reduction or cancellation of approval being made by the Credit Insurer shall result in an automatic and pro tanto reduction or cancellation of the Factor Approval Limit in respect of any Debtor as from the date on which such reduction or cancellation of approval takes effect, it being agreed that such automatic and pro tanto reduction or cancellation of the Factor Approval Limit shall not affect the Receivables held against such Debtor that had already given rise to the issue of an invoice and that were falling within the Factor Approval Limit as at such date.

(d)	Notwithstanding paragraph (b) above, the Factor may, at any time, in its discretion, reduce or set the Factor Approval Limit with respect to any Debtor below the corresponding Credit Insurer Approval Limit;

(i)	without prior notice, with respect to the Approval Limit applicable to a new Debtor which was not a Debtor on the Signing Date;

(ii)	without prior notice, upon the increase by the Credit Insurer of the Credit Insurer Approval Limit of any Debtor, with respect to the Approval Limit applicable to such Debtor provided that the Factor Approval Limit following such increase of the Credit Insurer Approval Limit shall not be lower than the Factor Approval Limit immediately before such increase; and

(iii)	otherwise, subject to a fifteen-day prior notice to the relevant Seller,

provided that such reduction shall not affect Receivables held against such Debtor that had already given rise to the issue of an invoice.

(e)	The Parties further acknowledge and agree to convene and discuss in good faith the way the Factor Approval Limit is determined under the Agreement should regulatory requirements currently, directly or indirectly, applicable to the Factor be lifted at any time during the continuation of the Agreement.

(f)	The Factor will provide through the Web Services to each Seller the Factor Approval Limit applicable to each Debtor

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4.2.2	Approved Receivables

(a)	When (i) a payment is made to the Factor under or in connection with an Approved Receivable (including any payment by the relevant Seller of any Dilution, Indirect Payment or any indemnity paid by the Seller as discharge for any non-payment by the relevant Debtor of any Approved Receivable) or (ii) the Credit Insurer and the Factor increases the Approval Limit in relation to a Debtor, the available amount under the Approval Limit in respect of such Debtor will automatically increase, as the case may be (x) from the amount paid under or in connection with such Approved Receivable or (y) from the amount by which the Approval Limit has been increased by the Credit Insurer and the Factor, and such additional available amount will be automatically applied to Transferred Receivables which are not Approved Receivables as that time (if any).

(b)	For the avoidance of any doubt, any Approved Receivable referred to in this Clause 4.2.2 shall immediately benefit from a full transfer of risks to the Factor in accordance and subject to Clause 4.1.1 as if such Approved Receivable had fallen within the Factor Approval Limit on the relevant Assignment Date.

5.	DEFINANCING AND TRANSFER-BACK OF RECEIVABLES

5.1	Disputed Receivables and Defaulted Receivables

5.1.1	The Factor will be entitled to:

(a)	Definance any Financed Receivable or to recharacterize any Financeable Receivable into Non-Financeable Receivable if such Receivables:

(i)	becomes a Defaulted Receivable (a) in respect of which no claim has been filed with the Credit Insurer within the filing period set out in the Credit Insurance Policy or (b) which does not give rise to any indemnification by the Credit Insurer after the maximum indemnification period (délaid’indemnisation) under the Credit Insurance Policy, to the extent, in both cases, that such non-payment by the Credit Insurer is the direct consequence of a failure by the Seller to perform its obligations or exercise its rights under the Credit Insurance Policy (in which case the definancing or recharacterization shall be in an amount equal to the claim unpaid by the Credit Insurer), provided that if such non-payment by the Credit Insurer results in or from a dispute between the relevant Seller and the Credit Insurer and such dispute is definitively resolved in favour of the Seller before the Transaction Settlement Date and the Credit Insurer has to pay such claim, the relevant Receivable shall be Financed (or Financeable) again by the Factor by debiting from the relevant Deferred Availability Account and crediting the relevant Current Account with an amount equal to the Outstanding Amount of such Receivable, together with interests equal to the product of the Outstanding Amount of such Receivable by the sum of the Euribor and the Margin as at such date and the number of days elapsed between the Definancing of such Receivable and the new Financing of such Receivable divided by 360; or

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(ii)	has been a Disputed Receivable for more than forty-five (45) Business Days as (i) from the issuance of a notice of Dispute by the relevant Seller to the Factor or (ii) from the date on which the Factor identifies a Dispute, based on the elements provided to it pursuant to Clause 7.5.4, provided that if such Dispute proves further to a definitive and binding court decision before the Transaction Settlement Date to be unfounded, or is determined in favour of the Seller or gives right to a settlement before the Transaction Settlement Date, the relevant Financed Receivable or Financeable Receivable shall be Financed again by the Factor by debiting from the relevant Deferred Availability Account and crediting the relevant Current Account with an amount equal to the Outstanding Amount of such Receivable, together with interests equal to the product of the Outstanding Amount of such Receivable by the sum of the Euribor and the Margin as at such date and the number of days elapsed between the Definancing of such Receivable and the new Financing of such Receivable divided by 360.

5.1.2	If a Dispute affecting a Financeable Receivable is about the existence of the Transferred Receivable or if the Transferred Receivable is subject to a court proceeding in relation to a Dispute, such Transferred Receivable may be immediately Definanced (or recharacterized as a Non-Financeable Receivable) by the Factor; provided that, in case of a Definancing of an Approved Receivable (or recharacterization as a Non-Financeable Receivable), if the legal action referred to above proves to be unfounded, is determined in favour of the Seller further to a definitive and binding court jurisdiction before the Transaction Settlement Date or gives right to a settlement the relevant Approved Receivables shall be Financed (or, as the case may be, recharacterized as Financeable Receivable) again by the Factor by debiting such amount from the relevant Deferred Availability Account and by crediting the relevant Current Account by an amount equal to the Outstanding Amount thereof, together with interests equal to the product of the Outstanding Amount of such Receivable by the sum of Euribor and the Margin as at such date and the number of days elapsed between the Definancing of such Receivable and the new Financing of such Receivable divided by 360.

5.2	Transfer-Back

5.2.1	Any Transferred Receivable which was not an Eligible Receivable at the time of its Assignment may be Transferred-Back at any time by the Factor or at the request of the relevant Seller (or the Sellers’ Agent acting on its behalf).

5.2.2	At any time, the Factor shall be entitled to request any Seller to repurchase any Transferred Receivable which is owed by a Debtor which is subject to a Debtor Insolvency, to the extent that such Receivable is irrecoverable and the ownership by such Seller of such Transferred Receivable is required in order to obtain a reclaim or refund of VAT or any other taxes billed by such Seller in relation to such Transferred Receivable which may be refundable from the relevant authorities or levying body.

5.2.3	At any time, any Seller shall be entitled to request in writing the retransfer of any Definanced Receivable or any Non-Financeable Receivable, provided that upon request from the Credit Insurer, any Defaulted Receivable shall be, in accordance with the Credit Insurer’s instructions either;

(a)	Transferred-Back to the relevant Seller in order for such Seller to transfer such Receivable to the Credit Insurer; or

(b)	directly transferred from the Factor to the Credit Insurer, in accordance with the Credit Insurance Policy.

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5.3	Procedure for the Transfer-Back of Transferred Receivables - Retransfer Modes

5.3.1	The Parties agree that:

(a)	the Transfer-Back of any relevant outstanding Transferred Receivables originated by the relevant Seller which have been assigned to the Factor and that are to be Transferred-Back to it pursuant to this Agreement (the “Affected Receivables”); and

(b)	the payment of the relevant purchase price for the Transfer-Back of such Affected Receivables which shall be equal to, subject to Clause 5.3.4 below, (i) the amount of any payment made by the Factor to the relevant Seller in respect of such Affected Receivables less (ii) the collections, the Reduction or Cancellation Items and any Insurance Indemnification relating thereto (the “Transfer-Back Price”), shall take place in accordance with and pursuant to the Retransfer Mode being applicable to the relevant Seller, provided that (i) the credit balance of the relevant Current Account shall be at least equal to such Transfer-Back Price on the date of the Transfer-Back, and (ii) if such purchase price is due pursuant to a Transfer-Back made in accordance with Clause 5.2.2, the payment of such purchase price shall be made in accordance with Clause 5.3.4.

5.3.2	Notwithstanding any provision to the contrary, immediately before debiting the Transfer-Back Price of any Affected Receivable which is a Definanced Receivable, the Factor will credit the Current Account of the relevant Seller with the Outstanding Amount of such Affected Receivable.

5.3.3	Upon completion of the applicable Retransfer Mode and full payment of the agreed Transfer-Back Price, the relevant Seller shall be the owner of the relevant Affected Receivables which have been Transferred-Back.

5.3.4	In case of a Transfer-Back made pursuant to Clause 5.2.2:

(a)	the relevant Seller undertakes to promptly fulfill all relevant formalities in order to obtain from the relevant tax administration the repayment of the VAT amount previously paid in relation to the relevant Transferred-Back Receivable and shall immediately inform the Factor upon such VAT amount being paid or set-off by the relevant tax administration; and

(b)	the Transfer-Back Price of such Transferred-Back Receivable shall be equal to the amount of VAT that the relevant Seller actually recovers (including by way of set-off) from the relevant tax authorities in relation to such Transferred-Back Receivable (provided that such Transfer-Back Price will be payable promptly upon receipt by the Seller of the relevant recovery).

6.	CREDIT INSURANCE POLICY

6.1	Management of the Credit Insurance Policy

6.1.1	Each Seller shall be responsible for managing the Credit Insurance Policy and its obligations thereunder. In particular, each Seller will seek to obtain the Credit Insurer Approval Limits by providing the Credit Insurer with a list of Debtors. All costs, fees, commissions or expenses in respect of the Credit Insurance Policy shall be borne by the Sellers.

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6.1.2	Each Seller undertakes not to amend the Credit Insurance Policy without obtaining the prior written approval of the Factor unless such amendment relates to minor changes which do not adversely affect the Factor’s rights and obligations under the Credit Insurance Policy, provided that for the avoidance of doubt, the Sellers’ Agent or the Parent Company shall be entitled to request the exclusion of any country or any Debtor from the scope of the coverage of the Credit Insurance Policy, to the extent that such exclusion would not significantly affect the Financeable Amounts under the Factoring Facility. For the avoidance of doubt, any such exclusion will be subject to (i) the terms of Clause 2.1.4(c) In the case of a Debtor, and (ii) to updating the list of the Relevant Country in the case of a country.

6.1.3	Each Seller undertakes to provide the Factor, promptly upon first request with (i) a copy of its turnover statements (déclarations de chiffre d’affaires), (ii) evidence of payment of any premium or any another amount owed to the Credit Insurer under the Credit Insurance Policy, (iii) evidence of filings of insurance claims (déclarations de sinistre) with the Credit Insurer, (iv) evidence of any Credit Insurer Approval Limit applicable to a Debtor or (iv) more generally, any other correspondence between the Credit Insurer and such Seller relating to the Credit Insurance Policy generally.

6.1.4	To the extent that the Seller is deficient in doing so. the Factor shall be entitled following a five (5) Business Days prior written notice to the relevant Seller (or the Sellers’ Agent acting on its behalf), to step in and act in the name and on behalf of the relevant Seller under the Credit Insurance Policy in order to:

(a)	produce and manage statements of factored turnover;

(b)	send notifications relating to litigation and extensions of payment due date,

(c)	send any claim for indemnification to the Credit Insurer, and

(d)	pay the premium, if:

(i)	such payment is then strictly necessary to ensure that:

(1)	the Credit Insurance Policy is not terminated or otherwise expires or is cancelled; or

(2)	no event qualified as a “déchéance de garantie” under the Credit Insurance Policy will occur as a result of the failure by the Seller to pay the premium; and

(ii)	the Factor has given the Seller a five (5)-Business-Day notice of such intention to pay and the relevant premium remains unpaid at the end of such period.

6.1.5	Notwithstanding Clause 15 (Confidentiality - Utilisation of information collected by the Factor - Substitution), each Seller expressly authorises the Factor to provide the Credit Insurer with any information relating to the portfolio of Transferred Receivables.

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6.1.6	In case claims (déclarations d’intervention contentieuse) are filed with the Credit Insurer in respect of Transferred Receivables, any Insurance Indemnification amounts received from the Credit Insurer in respect of such Transferred Receivables shall be applied as follows:

(i)	first, in accordance with the terms of the Credit Insurance Policy;

(ii)	absent any specific allocation rule in the Credit Insurance Policy, to the Receivable(s) indicated in writing by the Credit Insurer; or

(iii)	absent any valid indication from the Credit Insurer, in chronological order by allocating such amounts starting with the Receivables having the oldest maturity,

provided that any amount (if any) to be repaid by the Factor to the relevant Seller shall be repaid by the Factor to the relevant Seller as soon as possible and in any event within seven (7) Business Days from receipt thereof by the Factor. Similarly, if any insurance proceeds in respect of a Receivable not purchased by the Factor are paid directly to the Factor, the Factor shall as soon as reasonably practicable and in any event within seven (7) Business Days from receipt thereof transfer such moneys to the relevant Seller.

6.1.7	In accordance with the terms of the Credit Insurance Policy, any recovery whatsoever received by the Factor with respect to a Transferred Receivable which has been subject to an indemnification under the Credit Insurance Policy shall be distributed between the Factor, the Credit Insurer and the relevant Seller pro rata the loss supported by each of them vis-à-vis the Debtor such recovery relates to. Any such amount due to any Seller shall be paid by the Factor to the relevant Seller by way of credit to the Current Account within five (5) Business Days upon receipt of such amount.

6.1.8	The Factor hereby undertakes to:

(a)	transfer to the Credit Insurer any Transferred Receivable that the Credit Insurer has requested to transfer in accordance with the terms of the Credit Insurance Policy;

(b)	pay to the Credit Insurer such portion of any recovery received by, or paid to, the Factor which are payable to the Credit Insurer pursuant to the terms of the Credit Insurance Policy; and

(c)	Inform the Seller and the Credit Insurer within five (5) Business Days upon receipt by the Factor of any such recovery.

7.	SERVICING OF THE TRANSFERRED RECEIVABLES

7.1	Servicing Mandate

7.1.1	The Factor hereby appoints each Seller as its agent (mandataire) for the servicing and collection of the Transferred Receivables Assigned by such Seller. The terms and conditions of such appointment (hereinafter, the “Servicing Mandates”) are set out in this Clause 7 (Servicing of the Transferred Receivables).

7.1.2	As long as a Seller remains appointed by the Factor to service, administer and collect Transferred Receivables in accordance with this Clause 7, the Factor shall refrain from taking any step with a view to collecting such Transferred Receivable.

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7.1.3	The Seller may sub-contract or delegate any part of the servicing, administration and collection services to be provided by it under this Agreement to any third party with the prior approval, not be unreasonably withheld, of the Factor (unless such third party is an Affiliate of such Seller) (the “Agent”) provided that:

(i)	the appointment of such Agent by the Seller shall not release or discharge the Seller from liability under this Agreement, and

(ii)	the Factor shall have no liability to the Agent in relation to any fees, costs, or expenses suffered or incurred by such Agent,

7.1.4	Notwithstanding paragraph 7.1.3 above, the Servicer may sub-contract or delegate any part of the servicing, administration and collection services to the Credit Insurer (or any Affiliate of the Credit Insurer) in accordance with the terms of the Credit Insurance Policy.

7.1.5	Notwithstanding any provision herein to the contrary, a Seller shall not be required to do or cause to be done anything which it is prevented from doing by any regulatory direction, requirement of law or contractual undertaking and no legal, financial or technical advisor appointed by the Servicer shall be considered as an Agent for the purpose of this Clause.

7.2	Common interest

Each Servicing Mandate is stipulated in the joint interest (intérét commun) of both Parties Consequently, the Parties agree that each Servicing Mandate is not without consideration, since each Seller has an essential commercial interest in keeping control of the servicing and collection from its Debtors and the terms and conditions of each Servicing Mandate has been considered by the Parties in the context of the global economy of this Agreement. In particular the remuneration to be paid by the Sellers to the Factor takes into account the fact that there is no collection fee to be paid by the Factor to the Sellers in consideration for the collection of the Transferred Receivables.

7.3	Collection of the Transferred Receivables

7.3.1	Collection Accounts

(a)	Each Seller shall instruct the Debtors of Transferred Receivables to pay the amount they owe under any Transferred Receivable to the credit of a Collection Account. Each Seller shall as part of its Servicing Mandate transfer or ensure that all collections received on its Collection Accounts regarding Transferred Receivable be transferred on a daily basis to an account of the Factor as notified in writing by the Factor to each Seller.

(b)	Each Collection Account opened under the name of a Seller shall be subject to a Collection Account Guarantee Agreement in a form and substance satisfactory to the Factor.

(c)	The Factor shall be entitled to require any Seller to open a new Collection Account with a new Bank if (i) the Bank in the books of which the existing Collection Account is opened does not fulfil its material obligations (if any) under the relevant Collection Account Guarantee Agreement (to the extent such breach is not remedied within 30 days from the notification of the relevant Bank and the

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Seller’s Agent) or (ii) the credit rating assigned to the short term unguaranteed and unsubordinated obligations of such Bank falls below “A1” (for Standard & Poor’s or Fitch Ratings) and “P1” (for Moody’s). In accordance with Clause 7.3.1(b) the new Collection Account will have to be subject to a Collection Account Guarantee Agreement before receiving any collection under any Transferred Receivable.

(d)	If a Debtor continues to pay amounts owed under Transferred Receivables on another bank account than a Collection Account for more than four (4) months from its receipt of the initial written request by the relevant Seller to pay on a Collection Account, the Seller may be requested by the Factor to send to the relevant Debtors monthly reminders of such new payment instructions, provided that, if further to the sending of two of such monthly reminders such request remains without effect, the Factor shall also be entitled to:

(i)	exclude the relevant Debtor from the Factoring Facility until such time as such Debtor effectively pays the proceeds of the Transferred Receivables into the relevant Collection Account: or

(ii)	with the prior consent of the relevant Seller, disclose the purchase and assignment of the Transferred Receivables to the relevant Debtor by sending a notice of assignment to the relevant Debtor.

7.3.2	Notification to Debtors

The	Assignments of Transferred Receivables shall remain confidential, and shall therefore remain un-notified to the relevant Debtors, provided that if the appointment of the Servicer is terminated in accordance with:

(a)	Clause 7.9.1 (Debtor Termination Event), notifications may be made by the Factor to the relevant Debtor(s) only; and

(b)	Clause 7.9.2 (Servicer Termination Event), notifications may be made by the Factor to all Debtor(s) of the affected Seller.

7.4	Diligence and general obligations of each Seller as agent of the Factor

7.4.1	Each Seller undertakes to identify and individualise the Transferred Receivables outstanding, both in its computer systems and accounting ledgers, as from the entry into force of this Agreement. Each Seller will forward the Transferred Receivables Ledgers to the Factor at the latest ten (10) Business Days after the end of each quarter, for the purposes of the reconciliation of the relevant Asset Account with the Transferred Receivables Ledgers.

7.4.2	Each Seller undertakes to exercise its duties under the Servicing Mandate in a wise and prudent manner as if it were managing its own Receivables and if it were handling the servicing and collection of its own Receivables, the preservation of its rights related thereof and, more generally, to perform its obligations under the Servicing Mandate in the manner of a careful, diligent and informed agent (mandataire). Furthermore, each Seller undertakes to comply with its Credit and Collection Procedures.

7.4.3	Each of the Sellers will promptly inform the Factor of any change made or to be made in the Credit and Collection Procedures which is likely to have a Material Adverse Effect.

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7.5	Report on the performance of the Servicing Mandate

Each Seller undertakes to.

7.5.1	report on the performance of the Servicing Mandate to the Factor by providing to the Factor (i) on a monthly basis, the relevant extracts of the aged debtors balance (balance clients agée) in respect of, for each Debtor, the details on the Transferred Receivables and the other Receivables (to the extent not already provided during annual audits), (ii) on a monthly basis, detailed statements setting out the year-end rebates and commercial discounts granted to the Debtors in relation to Transferred Receivables and (iii) on a weekly basis, to the extent such information has not already been transmitted to the Factor as part of the Assignments of Eligible Receivables made during that week, with the” 102”, “103” and“ 104” files and in case the relevant Seller is technically unable to provide the above files to the Factor within the requested delay, any information relating to the management of the Transferred Receivables that may be reasonably requested by the Factor;

7.5.2	as soon as reasonably practicable, after becoming aware of them, notify the Factor, by any written means or any other support approved by the Parties, of the occurrence of any demand for extension on payment terms (to the extent that such extension is due to financial difficulties of the relevant Debtor), litigation relating to the Transferred Receivables or Debtor Insolvency in relation to any Debtor (such notice to include reasonable details on the event described therein);

7.5.3	inform the Factor of any change affecting the terms and conditions governing its contractual relations with its Debtors, to the extent such change may have a Material Adverse Effect;

7.5.4	provide the Factor promptly upon request with a file setting out all Transferred Receivables which are Defaulted Receivables on the date of the request; and

7.5.5	provide the Factor, In relation to a Defaulted Debtor who is one of the thirty (30) largest Debtors of all Sellers (based at any time on the aggregate Outstanding Amount of all Transferred Receivables at such time), promptly upon request (i) information as to the proceedings implemented by the Seller to recover such Receivables, and (ii) if requested by the Factor, the correspondence between the Seller and such Debtor.

7.6	Direct payments, Credit Notes

7.6.1	Payment to the Sellers

When any Indirect Payment is made in the hands of any Seller, such Seller may only receive such Indirect Payment as agent of the Factor, and an equivalent amount shall be paid by such Seller to the Collection Account or to such other account as the Factor may designate in advance in writing. Failing such repayment being made within five (5) Business Days after receipt of such Indirect Payment (to the extent that the Seller has received on such date all information allowing the identification (lettrage) of such collections), the Factor shall be entitled to debit the corresponding amount from the Current Account, without prejudice to any other recourse.

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7.6.2	Compliant Credit Notes

Each Seller agrees not to change the scope of the rights attached to a Transferred Receivable in a manner that would negatively affect the Factor’s rights thereunder, without the Factor’s approval to do so. Notwithstanding the foregoing, the Factor shall be deemed to have accepted such change if it is (i) a Credit Note or adjusted invoice issued in the normal course of business and in accordance with normal trade practices or (ii) an extension on payment terms within the limit set forth under the Credit Insurance Policy or subject to the Factor’s approval. In any event, the Sellers agree to deliver to the Factor all information on Credit Notes or extensions on payment terms related to Transferred Receivables by no later than five (5) Business Days (or any longer period agreed upon between the Parties) after their issuance or granting.

7.6.3	Non-compliance of Credit Notes

Credit Notes that are not issued by the Sellers in accordance with usual business practices or issued in fraud of the Factor’s rights shall be deemed unenforceable against the Factor even if they have been recorded as credit to the Asset Account, and in such case the Factor shall be entitled to exercise a recourse as set out in Clause 4.1.1(b).

7.7	Factor’s controls and audits

7.7.1	The Factor shall be entitled to carry audits or financial reviews on any of the Sellers or any party to which a Seller has subcontracted or delegated all or part of its Servicing Mandate, by itself or through a third party appointed by the Factor in consultation with the relevant Seller. In that respect, each Seller shall permit the Factor and its agents or representatives, upon reasonable written notice, to visit its operational offices for field audits during normal office hours (and which shall not unreasonably interfere with its usual daily operating needs):

(a)	until the occurrence of an Event of Default, twice a year; and

(b)	upon the occurrence of an Event of Default, one additional audit as required by the Factor, completed as necessary by complementary audits to be carried out in order to investigate issues identified during such additional audit;

7.7.2	in order (A) to carry out a specific review of financial, accounting or other relevant Items as set out in SCHEDULE 17 (List of Audited Items) relating to potential liabilities of any Seller in the course of its business which may have an adverse impact on the rights of the Factor under the Factoring Facility and/or a review of the portfolio of Transferred Receivables, the Debtors and related items (such as bank statements), (B) to examine, make and take away copies to examine of the Records that are in its possession or under its control Including any Contracts related to the Transferred Receivables, and to discuss matters relating to the Transferred Receivables or its performance under the Factoring Facility Documents or the Credit Insurance Policy with any of the officers or employees designated by it as having knowledge of such matters, (provided that if the delivery of any document is not possible or may, in such Seller’s reasonable opinion, affect the best commercial interests of the relevant Seller, then the Sellers undertake to make available any such document for inspection by the Factor or its agents in every instance (provided that each Seller is entitled not to disclose the parts of the documents that it in good faith considers as (a) commercially sensitive information and (b) not necessary for the purpose of the Factor preserving or exercising its rights under the Transferred Receivables and the Factoring Facility Document)).

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7.7.3	The cost of each such audit (except the financial review, which shall be free of charge) shall be borne by each Seller and is established at a maximum of three thousand Euros (EUR 3,000) per audit and per Seller, excluding VAT and reasonable and justified out-of-pocket expenses and travel disbursements, provided that the cost of all the audits or specific reviews on any Seller shall not exceed six thousand Euros (EUR 6,000) per year.

7.7.4	Each Seller undertakes to fully cooperate with the Factor for the implementation of these audits and controls including by allowing the Factor, without contacting any Debtor, to make random selected checks and audits of the amounts owed by the Debtor under the Transferred Receivables.

7.7.5	Upon request of the Factor, the relevant Seller or the Parent Company shall provide the Factor with a copy of the letters sent by its auditor to any Debtor in relation with, inter alia, the amounts owed by such Debtor under the Transferred Receivable and the answers of the Debtors to such letters (as redacted by Constellium if necessary with respect to any information not relating to the outstanding amount of the Receivables against such Debtors).

7.7.6	Each Seller undertakes to maintain all IT and accounting records in respect of the Transferred Receivables accurate in all material respects and, for the purposes of the audits, to maintain all back-up systems relating to the Transferred Receivables accessible (upon reasonable request and subject to any constraints imposed by external IT services providers) to the Factor.

7.8	Undue amounts

7.8.1	Any amount received or recovered by the Factor (including any Insurance Indemnification) relating to (i) Receivables that have been Definanced or Transferred-Back by the Factor in accordance with this Agreement or (ii) Receivables which have not been Assigned to the Factor or (iii) any amounts unrelated to the Factoring Facility (an “Undue Amount’’) will be turned over to the relevant Seller, following reconciliation of the relevant Seller’s debtor files with the Factor’s debtor files, such reconciliation to be initiated by the relevant Seller.

7.8.2	Such Undue Amounts, shall be paid by the Factor to the relevant Seller (i) to such bank account opened in the name of any Seller, as the relevant Seller (or the Sellers’ Agent acting on its behalf) may designate in writing to the addressees specified in SCHEDULE 13 (Financing Requests -Factofrance Adressees) and (ii) within five (5) Business Days following the sending by the relevant Seller of the relevant Seller’s debtor file.

7.9	Termination of Servicing Mandate

7.9.1	Debtor Termination Event

(a)	Each of the following events constitutes a Debtor Termination Event (each, a “Debtor Termination Event”):

(i)	a Financeable Receivable Assigned by such Seller over such Debtor is overdue by more than ninety (90) calendar days;

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(ii)	the percentage of Financeable Receivables Assigned by such Seller over such Debtor overdue by more than thirty (30) calendar days (and for which the Seller has not provided the Factor with information as to the proceedings implemented by the Seller to recover such Receivables within five (5) Business Days from a request to that effect from the Factor) exceeds ten per cent (10%) of the total aggregate Outstanding Amount of all Transferred Receivables Assigned by such Seller;

(iii)	provided that, notwithstanding the provisions of paragraphs (i) and (ii) above;

(1)	the relevant Seller and the Factor shall discuss in good faith during five (5) calendar days (the “Discussion Period”) a proposed course of action to recover the relevant Transferred Receivables owed by such Debtor. Absent any agreement on such course of action, the Factor (acting reasonably) shall be entitled at the expiry of the above discussion period to request the relevant Seller to take additional servicing measures with respect to such Transferred Receivables;

(2)	if the relevant Seller agrees with the Factor on any course of action or to follow the requested servicing measures, then the Servicing Mandate shall continue as if no Debtor Termination Event had occurred and the relevant Seller shall fulfill the agreed course of action or servicing measures;

(3)	if however:

(A) the relevant Seller refuses to fulfill the servicing instructions given by the Factor at the expiry of the Discussion Period, or

(B) ten (10) calendar days after the expiry of the Discussion Period the relevant Seller has failed to take any necessary step (i) to implement any agreed course of action or (ii) to fulfill the servicing instructions it has accepted to fulfill, then a Debtor Termination Event shall occur and the provisions of paragraph (b) below shall apply;

(iv)	a Receivable against such Debtor is a Defaulted Receivable and the relevant Seller has not provided relevant information to the Factor in accordance with Clause 7.5.4; or

(v)	the event referred to in Clause 7.3 1(d)(ii) occurs

(b)	Upon the occurrence of a Debtor Termination Event in relation to a Debtor, the Factor shall be entitled to, with a two (2) Business Days prior notice to the relevant Seller:

(i)	notify the relevant Debtor of the Assignment of the Transferred Receivables Assigned by the relevant Seller and owed by such Debtor by sending it the applicable Form of Notification and instruct it to stop paying such Seller In respect of the Transferred Receivables Assigned by such Seller; and/or

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(ii)	request the relevant Seller to make available to it such Records, originals, second original if applicable or copies of the invoices relating to the Transferred Receivables Assigned by such Seller and owed by the relevant Debtor as the Factor will need in order to allow the Factor to enforce in accordance with any applicable law its rights under such Assigned Receivables against the relevant Debtor; and/or

(iii)	cease to Finance any Receivable owed by such Debtor and which has been Assigned by the relevant Seller after the occurrence of such Debtor Termination Event (provided, for the avoidance of doubt, that as from such date, the relevant Seller shall also cease to be obliged to assign any new Receivable against such Debtor to the Factor), and the provisions of Clause 7.10.2 (Management of the Debtors positions) will apply in respect of the Transferred Receivables Assigned by the relevant Seller against such Debtor.

(c)	Notwithstanding the foregoing should the Credit Insurer (or any Affiliate of the Credit Insurer) be appointed to service, administer and collect any Transferred Receivable in accordance with the terms of the Credit Insurance Policy, to the extent it has not been terminated before pursuant to Clause 7.9.1 or 7.9.2, the appointment of the Seller hereunder shall be automatically terminated in respect of such Transferred Receivables in relation to all servicing duties to be carried out by the Credit Insurer (or its Affiliate); and

(d)	The Factor shall not be entitled to terminate the appointment of the relevant Seller in relation to receivables that are not Financeable Receivables or are Definanced Receivables if the relevant Seller purchases back such Non- Financeable Receivable and Definanced Receivable.

7.9.2	Servicer Termination Event

Each	of the following events constitutes a Servicer Termination Event (each, a “Servicer Termination Event”):

(a)	any of the events referred to in Paragraphs (i) to (ii) below, being calculated monthly by the Factor for each Seller in respect of each Test Period on the Test Date being applicable thereto (together, the “Seller Receivables Performance Triggers”):

(i)	during three (3) consecutive Test Periods, the percentage of Transferred Receivables Assigned by such Seller overdue by more than thirty (30) calendar days exceeds ten per cent (10%) of the total aggregate Outstanding Amount of all Transferred Receivables Assigned by such Seller; or

(ii)	during three (3) consecutive Test Periods, the Dilution Rate (excluding rebate and re-invoicing on a given Debtor) exceeds ten per cent (10%);

(b)	the occurrence of any Event of Default which is continuing (subject to appropriate grace periods, notice periods, qualifications applicable thereto) in relation to the relevant Seller, provided, for the avoidance of doubt, that the occurrence of a Stop Purchase Event shall not constitute a Servicer Termination Event;

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(c)	any failure by the relevant Seller to comply with any material aspect of the Credit and Collection Procedures having a Material Adverse Effect on the Transferred Receivables or to request the payments of Transferred Receivables in the relevant Collection Account in accordance with Clause 7.3.1(a);

(d)	any material change in the Credit and Collection Procedures which has not been approved by the Factor, unless such change results from a change in law or a request from the Credit Insurer;

(e)	the repeated occurrence of seizures or attachments from creditors of the relevant Seller (such as inter alia avis à tiers détenteurs or saisies of all types or any similar or analogous event, but excluding any conservatory measure) for an aggregate amount in excess of five million Euros (EUR 5,000,000) unless such seizure or attachment is finally dismissed or discharged within forty-five (45) days;

(f)	the event referred to in Clause 12.2(d) occurs; or

(g)	the statutory auditor of any Seller requests that a general meeting of the shareholders of the relevant Seller, or as the case may be, the Parent Company, be convened in accordance to article L 234-2 et seq. of the French Code de commerce, or any similar applicable law, unless the Factor and the Parent Company have agreed, within 10 Business Days of the relevant convening notice, on the implementation of satisfactory measures to remedy such situation (including, for instance, on the withdrawal of the relevant Seller from the Factoring Facility), provided that, in any case, the Factor reasonably believes, that the occurrence of such event materially and adversely affects the ability of the Seller to service and collect the Transferred Receivables in the manner provided for under this Agreement.

7.10	Consequences of the revocation of the Servicing Mandates

7.10.1	Information of the Debtors, collection by the Factor

(a)	Upon the occurrence of a Servicer Termination Event, the Factor shall be entitled to terminate the Servicing Mandate of the relevant Seller with ten (10) Business Days prior notice to such relevant Seller and the Parent Company and the Factor shall be entitled thereafter, with notice to such relevant Seller and the Parent Company to:

(i)	notify the Debtors of the Assignment of the Transferred Receivables Assigned by any Seller whose Servicing Mandate has been terminated by sending them the applicable Form of Notification and instruct them to stop paying such Seller; and/or

(ii)	charge an additional fee of five thousand Euros (EUR 5,000) per Seller whose Servicing Mandate has been terminated, by debit of the relevant Current Account; and/or

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(iii)	As soon as the revocation of the Servicing Mandate becomes effective, in relation to any new Receivable which is purported to be Assigned by any Seller to the Factor in accordance with this Agreement, each relevant Seller shall include the following wording in the invoices relating to those Receivables: “La créance relative à la présente facture a été cédée à FACTOFRANCE dans le cadre des articles L. 313-23 à L. 313- 35 du Code monétaire et financier. Le paiement doit étre effectué directement à I’ordre de FACTOFRANCE, Tour FACTO-18 nie Hoche-Cedex 88 - 92988 LA DEFENSE CEDEX TEL: 01.46. 35.70.00-par virement du compte FACTOFRANCE (IBAN FR76 3000 3049 7000 0010 7920 058 - SWIFT BIC : SOGEFRPP pour les palements en EURO; IBAN FR76 3007 6023 5210 3841 0020 062-SWIFT BIC: NORDFRPP pour les palements en autre devise ou tout autre IBAN indiqué par le Factor).

(b)	Notwithstanding the above, the Factor shall not be entitled to terminate the Servicing Mandate of any Seller in relation to receivables that are not Financeable Receivables or are Definanced Receivables if the relevant Seller purchases back such Non-Financeable Receivable and Definanced Receivable.

(c)	Upon the termination of the Servicing Mandate in accordance with this Agreement and if the Purchaser exercises its step in right under the Credit Insurance Policy, the Purchaser agrees to exercise its rights under the Credit Insurance Policy in good faith in accordance with the terms of the Credit Insurance Policy in order to avoid the suspension or early termination of the Credit Insurance Policy by the Credit Insurer.

7.10.2	Management of the Debtors positions

(a)	Ordinary Collection

(i)	As from the termination of any Servicing Mandate and as long as it remains the owner of the Transferred Receivables, the Factor (or its agent, as the case may be) shall have the exclusive right to manage the collection and recovery thereof. The Factor shall manage the relevant accounts, grant or refuse any postponements, extensions or arrangements, with or without discounts, as may be requested by the Debtors. Subject to actual collection, the Factor (or its agent, as the case may be) shall record payments as credit to the relevant Asset Account.

(ii)	Each Seller agrees to provide its reasonable assistance to the Factor and to provide in particular any and all documents, correspondence and special powers of attorney that may be reasonably requested in writing by the Factor for the purpose of collecting the Transferred Receivables (subject to confidentiality undertaking). For the Non-Financeable Receivables which are also Disputed Receivables, the Factor shall not bear any collection fee or expense incurred after their maturity date. If the Factor prepays any such fee and expense, it shall be entitled to debit the relevant amounts from the relevant Current Account.

(b)	Power of Attorney

As from the termination of any Servicing Mandate and as long as it remains the owner of the Transferred Receivables, in order to enable the Factor to cash without delay any payment instrument or negotiable instrument relating to a Transferred Receivable, each Seller hereby appoint the Factor as its attorney

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(mandataire) in order to affix any indication or signature necessary onto such instrument. If any payment made to the Factor is not related to any Transferred Receivable, the Factor shall be deemed to have cashed the same in its capacity as an agent, even after the termination of this Agreement. Amounts so cashed shall be credited to the Current Account of the relevant Seller and the provisions of Clause 7.8 (Undue amounts) shall apply. The powers of attorney mentioned in this Clause are stipulated in the joint interest of both relevant Parties.

(c)	Where a special proxy or a power of attorney is necessary for the performance by a Seller of any duties under this Agreement (in particular, in connection with any legal or court proceedings or actions, any other action before any official or administrative authority or any action under the Credit Insurance Policy), the Factor may, at its discretion and upon request of the Seller, grant the same forthwith.

(d)	Penalties and late payment interest

Each Seller shall remain entitled to waive its rights to any penalties and late payment interests payable by the Debtors in relation to the Transferred Receivables and to make corresponding adjustments to its books.

8.	FACTORING ACCOUNTS

The Factor shall open and manage a Current Account for each Seller (as well as all related Sub-Accounts detailed below) in order to record the amounts paid or payable by the Factor to each Seller pursuant to this Agreement and those which are due for any reason whatsoever by each Seller to the Factor.

8.1	Current Account

8.1.1	Single Account

(a)	The purchase price of the Transferred Receivables and the liabilities of each Seller towards the Factor (and vice-versa) shall be reflected as respective credit and debit items under the Current Account and shall therefore be subject to set-off when due for payment.

(b)	On the Signing Date, the Current Account of each Seller as well as the related Sub-Accounts for the relevant Transferred Receivables, denominated in their respective Approved Currency, are listed in SCHEDULE 12 (Current Accounts).

(c)	Each Current Account and the related Sub-Accounts shall form an indivisible whole and single account between the relevant Seller and the Factor and the overall balance thereof after set-off of credits and debits shall be considered at all times, and, in particular, after the termination of the factoring transactions arising hereunder on the Transaction Settlement Date, as the final balance (solde définitif) of such Current Account.

(d)	Subject to Clause 8.5.3 (Utilisation), at any time, if any of the Sub-Accounts (denominated in different currencies) relating to the Current Account of a Seller has a debit balance, the Factor shall be entitled to:

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(i)	request the relevant Seller to transfer to its Current Account within five (5) Business Days an amount sufficient to compensate such debit balance; and

(ii)	if the relevant Seller does not comply with such request in the above time frame, to set-off the credit and debit balances of all Sub-Accounts (denominated in different currencies) relating to the Current Account of such Seller.

(e)	In no event shall the Factor be entitled to use the credit balance of any Current Account opened with a Seller to discharge the debit balance of any Current Account opened with another Seller.

8.1.2	Overdraft

No Current Account shall have a debit balance at any time. Notwithstanding the foregoing, if at any time a Current Account has a debit balance, the Factor shall be entitled to request the relevant Seller to transfer to the Factor an amount sufficient to allow such Current Account to no longer have a debit balance. Upon receipt of such a request, the relevant Seller shall make the requested cash payment within five (5) Business Days. In any case, any debit balance of a Current Account shall bear interest at the rate of the Special Financing Commission until full reimbursement.

8.1.3	Transactions

(a)	The Current Account shall be credited by the Factor:

(i)	with the Face Value of the relevant Transferred Receivables on the relevant Assignment Date;

(ii)	with amounts due to the relevant Seller in accordance with Clause 7.8 (Undue amounts) and Clause 7.10.2(b) (Power of Attorney);

(iii)	with collections, insurance proceeds and other amounts received under Non-Financeable Receivables in accordance with Clause 3.5.1 or under any Definanced Receivable;

(iv)	with the aggregate amount of all collections, insurance proceeds and other amounts received by the Factor in relation to Receivables not transferred to the Factor (if any) (such amount to be credited immediately, and at the latest, within 3 Business Days of receipt)

(v)	with amounts payable by the Factor in accordance with Clauses 5.1.1 and 5.1.2;

(vi)	with any amount due to the Seller in accordance with Clause 4.1.4;

(vii)	with recoveries due to the relevant Seller in accordance with Clause 6.1.7;

(viii)	with debits from the Sub-Accounts, and

(ix)	with the amount of any downward adjustment of the Dilution Reserve.

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(b)	The Current Account shall be debited by the Factor:

(i)	with the amounts corresponding to the Financing made available by the Factor to the relevant Seller in accordance with Clause 3 (Financing of Financeable Amounts);

(ii)	with any Transfer-Back Price due by the relevant Seller;

(iii)	with the amounts transferred to the credit of the Sub-Accounts;

(iv)	with collections received under Non-Financeable Receivables in accordance with Clause 3.5.1;

(v)	unless billed separately to the relevant Seller or the Sellers’ Agent with any fees and costs due by the relevant Seller to the Factor in accordance with Clause 7.9.1 (a)(ii), Clause 7.9.2(a)(ii), Clause 9 (Remuneration of the Factor) and Clause 14 (Costs and Expenses);

(vi)	with premiums due under the Credit Insurance Policy actually paid by the Factor in accordance with Clause 6.1.4;

(vii)	with the amounts due by the relevant Seller to the Factor under Clause 4.1.1(f) and Clause 7.6.1 (Payment to the Sellers);

(viii)	with the amount of any Indirect Payments which are not repaid by the relevant Seller to the Factor within three (3) Business Days after receipt of such Indirect Payment;

(ix)	with the amount of any Dilution

(x)	with the amount of any credit notes not disclosed to the Factor that affect the value of a Transferred Receivable;

(xi)	with the amount of any adjustment items accounted for by the Seller which are not transferred to the Factor and which affect the value of a Transferred Receivable;

(xii)	upon closing of the Current Account in accordance with Clause 8.1.6 (Closing); and

(xiii)	with the amount of any upward adjustment of the Dilution Reserve.

8.1.4	Payment of credit balance

Provided that no Assignment is made by a Seller to the Factor during any calendar week, such Seller shall be entitled to request at any time during such week the payment in cash of any credit balance of its Current Account (until the Transaction Settlement Date). The Factor shall:

(a)	if the relevant request is received not later than 12.00 noon Paris time on any Business Day, on the Business Day immediately following such receipt; or

(b)	if the relevant request is received after 12.00 noon Paris time on any Business Day, on the second Business Day following such receipt,

pay the relevant amount to the relevant Seller by wire transfer to its bank account.

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8.1.5	Statements

The Factor shall promptly, upon written request of any Seller or the Parent Company, deliver to the latter any information or justification relating to any credit or debit entry.

8.1.6	Closing

After the termination of this Agreement and the occurrence of the Transaction Settlement Date, the Current Accounts in respect of all Sellers shall be closed and the remaining credit balances (if any) shall be refunded to each relevant Seller at the latest ten (10) Business Days following such date. The Parties agree that this Clause 8.1.6 (Closing) shall survive the termination of this Agreement.

8.2	Available Financing Account

8.2.1	The available financing account (the “Available Financing Account”) is a Sub-Account of each Seller’s Current Account on which the Financeable Amount for the relevant Seller which has not been subject to a Financing will be credited.

8.2.2	On any date on which the Current Account of any Seller is credited with a Financeable Amount, if the relevant Seller does not send a Financing Request regarding this Financeable Amount or if it sends a Financing Request for an amount lower than this Financeable Amount, the Factor will transfer from the Current Account of such Seller to its Available Financing Account the Financeable Amount or, as the case may be, the portion of the Financeable Amount which was not subject to the Financing Request.

8.2.3	Any amount credited to the Available Financing Account of a Seller shall be part of the Financeable Amount for such Seller and may therefore be subject to a Financing Request at any time in accordance with Clause 3 (Financing of Financeable Amounts).

8.2.4	On any day on which a Seller makes a Financing Request for an amount exceeding the Financeable Amount credited on its Current Account on such day, the Factor will transfer from the Available Financing Account of such Seller to its Current Account the amount required in order to answer to the relevant Financing Request up to the credit balance of the Available Financing Account and subject to the Maximum Total Financing Amount.

8.3	Asset Account

8.3.1	Outstanding Amounts of Transferred Receivables shall be recorded by the Factor as debit items under the Asset Account. Any payments related to Transferred Receivables are recorded as credit items under the Asset Account. For the avoidance of doubt, the Asset Account is not a Sub-Account.

8.3.2	Each Seller’s Asset Account statement will be updated on a daily basis and may be consulted by the relevant Seller through Web Services.

8.4	Offset and Adjustment Account - OAA

8.4.1	In order to enable an accounting follow-up of the performance of the Servicing Mandate of each Seller, the following operations will be recorded in a Sub-Account of such Seller designated as the Offset and Adjustment Account or OAA:

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(a)	the collections received under the Transferred Receivables will be recorded as credit on the OAA,

(b)	information on transfers (images de reéglement), cheques for cashing and bills due as itemised in the “settlements situation” files forwarded by such Seller will be recorded as debit from the OAA in accordance with the technical methods approved by the Parties.

8.4.2	In principle, the balance of the Offset and Adjustment Account should be zero. In practice, this will not be the case due to the time difference of operations. If there are credit balances relating to payments of amounts which are not related to Transferred Receivables or which are related to Non-Financeable Receivables, such balances will thus be reimbursed to the Current Account after reconciliation of the relevant Seller’s debtor files with the Factor’s debtor files in accordance with Clause 7.8 (Undue amounts) or in accordance with Clause 3.5.1. In case of a debit balance of the Offset and Adjustment Account, such balance may be applied to a Deferred Availability Account.

8.4.3	The OAA of each Seller will be closed upon the termination of the Servicing Mandate of such Seller.

8.5	Dilution Reserve

8.5.1	Purpose

The dilution reserve (the “Dilution Reserve”) is a Sub-Account of each Seller’s Current Account the purpose of which is to protect the Factor against Dilution risks relating to the Financeable Receivables transferred by such Seller.

8.5.2	Constitution

(a)	The Dilution Reserve Required Amount shall be:

(i)	until the occurrence of a Stop Purchase Event or the sending of a Termination Notice, an amount equal for each Seller to the product of (A) the higher of (aa) the sum of the Dilution Rate applicable to such Seller and three (3) percent and (bb) five (5) percent and (B) the Outstanding Amount at that time of all Financeable Receivables Assigned by such Seller (including VAT); and

(ii)	upon the sending of a Termination Notice or the occurrence of a Stop Purchase Event, an amount equal for each Seller to the higher of the product of (A) the higher of (aa) the sum of the Dilution Rate applicable to such Seller and three (3) percent and (bb) ten (10) percent, and (B) the Outstanding Amount at that time of all Financeable Receivables Assigned by such Seller (including VAT) and the Minimum Dilution for such Seller, and shall be funded by way of direct debit of the Current Accounts. On each Assignment Date or at least once per calendar week, downward or upward adjustments to the Dilution Reserve shall be calculated by the Factor and shall be made by the Factor by crediting (or debiting, respectively) the Current Account at that date each in an amount necessary to maintain the Dilution Reserve at a level equal to the Dilution Reserve Required Amount.

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(b)	Any event taken into account in determining the amount of the Dilution Reserve shall be taken into account only once and only in respect of such reserve.

8.5.3	Utilisation

(a)	The Factor may draw from the Dilution Reserve of a Seller the sums necessary to cover a debit balance of such Seller’s Current Account to the extent that such debit position results from a Dilution relating to Financeable Receivables.

(b)	Following the Transaction Settlement Date, each Seller shall ensure that its Current Account has a credit balance. Should this be the case, upon transfer from the Dilution Reserve to the Current Account of any remaining amount in excess of the Dilution Reserve Required Amount, the Factor will transfer in cash by wire transfer the amount of such excess to each relevant Seller.

(c)	As from the Transaction Settlement Date, the remaining balance (if positive) of the Dilution Reserve of such Seller shall be returned to the relevant Seller at the latest ten (10) Business Days following such date This Clause 8.5.3 (Utilisation) shall survive the termination of this Agreement.

8.6	Deferred Availability Account

8.6.1	The deferred availability account (the “Deferred Availability Account”) is a Sub-Account of each Seller’s Current Account opened to facilitate the monitoring of Reserves which shall consist in (i) Non-Financeable Amounts, (ii) Disputed Receivables which have been Definanced in accordance with Clause 5.1 (Disputed Receivables and Defaulted Receivables), (iii) Defaulted Receivables which have been Definanced in accordance with Clause 5.1 (Disputed Receivables and Defaulted Receivables) and (iv) the debit balance of the Offset and Adjustment Accounts.

8.6.2	The relevant Deferred Availability Account of any Seller will be credited with the amount of any Reserve (such amount being transferred from such Seller’s Current Account) and will be debited with the amount of any such Reserve upon the event having justified the constitution of Reserves having ceased to exist (and the amount so debited shall be transferred to the credit of such Seller’s Current Account).

8.7	Set-Off Reserve

8.7.1	The set-off reserve (the “Set-Off Reserve”) is a Sub-Account of each Seller’s Current Account the purpose of which is to cover the risk of:

(a)	set-off arising from Tolling or Pseudo Tolling in respect of the Financeable Receivables transferred by the relevant Seller unless non set-off agreements satisfactory to the Factor are entered into between the Sellers and their relevant Debtors (for the avoidance of doubt, such agreements shall be fully enforceable by the Factor against the relevant Debtors);

(b)	set-off arising from any sale of goods or provision of services by any Debtor to the relevant Seller in respect of which such Seller owes to such Debtor any payment, prepayment, contribution or similar arrangement (other than the Airbus Advance), unless the relevant Debtor has written to the relevant Seller and the Factor in terms satisfactory to the Factor agreeing that it will not set-off any such payment, prepayment, contribution or similar arrangement due to it from the Seller against monies payable by it in respect of that Receivable to the Factor; and

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(c)	as from the occurrence of the Airbus Reserve Trigger only, set-off between Transferred Receivables owed by Airbus and the Airbus Advance, until the earlier of receipt by the Factor of evidence:

(i)	of a waiver satisfactory to the Factor from the relevant Airbus entities of their right to set-off any amount owed under the Airbus Advance; or

(ii)	that any Airbus Advance has been repaid to the relevant Airbus entity or allocated to any project between Airbus and any entity of the Group and is therefore no longer due to the relevant Airbus entity, in which case the restitution shall be made up to the amount so repaid or allocated.

8.7.2	Upon the occurrence of any set-off arising pursuant to paragraphs 8.7.1(a), 8.7.1(b) or 8.7.1(c) and affecting a Financeable Receivable, the Factor shall be entitled to debit the Set-Off Reserve with the amount of such set-off. For the avoidance of doubt, any risk and event taken into account in the Set-Off Reserve shall be taken into account only once and only with respect to such reserve (to the exclusion of the Dilution Reserve).

8.7.3	The amounts of each Set-Off Reserve will be adjusted upward or downward on a monthly basis according to the evolution of data regarding (i) Tolling, Pseudo Tolling or (ii) the sales of goods and provisions of services mentioned in paragraph 8.7.1(b) and (iii) the amount of the Airbus Advance, provided by each Seller to the Factor and shall be paid by debit or credit of the Current Account of the relevant Seller on the relevant Assignment Date. The Factor will notify in writing the relevant Seller of any such adjustment.

8.8	Devaluation Reserve

8.8.1	As from the date on which the relevant Seller transfers to the Factor Receivables held against Airbus arising from any commercial contract other than an airware contract (the “Airbus Receivables”), a devaluation reserve (the “Devaluation Reserve”) shall be constituted by the Factor in respect of such Airbus Receivables in order to cover the Factor against additional set-off risk if, with respect to any calendar month during which Airbus Receivables have been transferred to the Factor, the Metal Floating Price is below the Metal Invoicing Price (the positive difference between the Metal Floating Price and the Metal Invoicing Price being referred to herein as the “Metal Price Devaluation”).

8.8.2	Within five (5) Business Days (the “Devaluation Reserve Calculation Date”) following the last Business Day of each calendar month during which the Devaluation Reserve is required to be constituted pursuant to sub-paragraph (a) above (the “Devaluation Reserve Reference Month”), the relevant Seller shall communicate to the Factor (i) the Metal Floating Price and (ii) the turnover (chiffres d’affaires) and related metal tonnage carried out by the relevant Seller with Airbus (excluding those corresponding to supplies under the airware contracts) during the Devaluation Reserve Reference Month, as well as the Metal Invoicing Price on the basis of which such turnover has been invoiced to Airbus. To the extent a Metal Price Devaluation appears on the Devaluation Reserve Calculation Date, the Factor shall constitute the Devaluation Reserve on such date by way of debit from the relevant Current Account by an amount equal to the Metal Price Devaluation, as applied to the metal tonnage communicated by the relevant Seller for the relevant Devaluation Reserve Reference Month.

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8.8.3	The Devaluation Reserve shall be restituted to the relevant Seller by way of credit from the relevant Current Account on the immediately following Devaluation Reserve Calculation Date (at which date the Devaluation Reserve (if any) for the following Devaluation Reserve Reference Month shall be calculated and constituted in accordance with the foregoing).

8.8.4	Any event taken into account in any Reserve constituted pursuant to this Clause 8.8 shall be taken into account only once, and only in respect of such reserve (to the exclusion of the Dilution Reserve or the Specific Reserve (as the case may be)).

9.	REMUNERATION OF THE FACTOR

9.1	Factoring Commission

9.1.1	Purpose

Each Seller shall pay to the Factor, with respect to any Approved Receivables originated by it a factoring commission (the “Factoring Commission”) in consideration of the services provided by the Factor under this Agreement. For the avoidance of doubt the Factoring Commission does not include any costs, fees, commissions or expenses in respect of the Credit Insurance Policy, which shall be borne by each Seller.

9.1.2	Amount and calculation

The rate of the Factoring Commission is set at zero point ten per cent. (0.10%) of the aggregate Face Value of each Approved Receivable (VAT included).

9.2	Special Financing Commission (SFC)

9.2.1	Principle

(a)	Each Seller shall pay to the Factor a special financing commission equal to the sum of Financing Commissions per Receivables for all Financeable Receivables included in the relevant Financing Request (the “Special Financing Commission”) in respect of the amounts Financed by the Factor to such Seller on any Assignment Date by way of debit of the Current Account of each Seller on such date.

(b)	The Financing Commission per Receivable is calculated upfront for the relevant next following Adjusted Expected Financing Period per Receivable on a Receivable-by-Receivable basis by applying the SFC Rate to the Financing Commission Assessment Base per Receivable The Financing Commission Rate is calculated as follows:

FCPR = FCABR x SFC Rate x (AEPR /360)

Where:

FCPR is the Financing Commission per Receivable,

FCABR is the Financing Commission Assessment Base per Receivable; and

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AEPR is the Adjusted Expected Financing Period per Receivable.

And where:

Actual Average Financing Period is calculated for each batch of Financeable Receivables contained in any Financing Request as the weighted average of all Actual Financing Periods per Receivable of all Receivables contained in the previous Financing Request addressed to the Factor.

Actual Financing Period per Receivable is the actual number of calendar days from (and including) the Financing Date to (and excluding) the day communicated by the Seller (to be tested and confirmed from time to time by way of samples taken by the Factor) of actual repayment of each Financeable Receivable set out in any Financing Request.

Adjustment means the positive difference (if any) between the Actual Average Financing Period and the Average Expected Financing Period for a batch of Financeable Receivables contained in a Financing Request.

Adjusted Expected Financing Period per Receivable for the first Financing under this contract is the Expected Financing Period per Receivable. For subsequent Financing the Adjusted Expected Financing Period per Receivable is equal to the Expected Financing Period per Receivable plus the Adjustment calculated for the relevant previous batch of Financeable Receivables Financed, provided that the Adjusted Expected Financing Period per Receivable shall, for the purposes of the calculation of the Financing Commission per Receivable, never be less than 10 calendar days.

Average Expected Financing Period is the weighted average of Expected Financing Periods per Receivable for all Financeable Receivables set out in any Financing Request.

Expected Financing Period per Receivable means, with respect to any Financeable Receivable the expected number of calendar days from (and including) the relevant Financing Date to (and excluding) the relevant maturity date.

Financing Commission Assessment Base per Receivable means at any time an amount equal to the Financed Amount originated by the relevant Seller divided by the number of outstanding Financed Receivables.

Financing Date means, with respect to any Financeable Receivable, the date on which such Financeable Receivable becomes a Financed Receivable.

9.2.2	Value Dates

Any credit and debit made from or to the Current Account, or recorded on the Asset Account, shall be made for value in accordance with the provisions of SCHEDULE 5 (Value Dates).

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9.3	Arrangement Fee

The Sellers shall pay on the Signing Date to the Factor an arrangement fee (the “Arrangement Fee”) equal to EUR 150.000, calculated pro rata of the allocation of the average Outstanding Amount of Transferred Receivable over the last 12 months preceding the Signing Date between the Sellers.

9.4	Non-Utilization Fee

So long as the Commitment Period is outstanding the Sellers shall pay the Non-Utilization Fee on a yearly basis on each anniversary date of the Signing Date, calculated pro rata of the allocation of the average Outstanding Amount of Transferred Receivable over the preceding last 12 months between the Sellers.

9.5	VAT

The Factoring Commission, the Special Financing Commission, the Arrangement Fee and the Non-Utilization Fee are expressed VAT excluded.

9.6	Specific pricing and collection or transfer charges

9.6.1	All additional services of the Factor other than those set out in Clauses 2 (Assignment of Receivables) and 3 (Financing of Financeable Amounts) shall be subject to a specific price determination detailed in the Client Guide or, otherwise, in a quotation submitted to the Sellers’ Agent for their approval.

9.6.2	The Current Accounts shall be debited by the amount of specific collection or transfer charges relating to those additional services, all of which shall be entirely borne by the Sellers.

9.7	Effective Global Rate

9.7.1	For the application of the provisions of Article R.313-1-1 of the French Monetary and Financial Code, each Party acknowledges that, taking into account the specificity of this Agreement (in particular the variable nature of the SFC rate), the taux effectif global (the “Effective Global Rate”) cannot be calculated on the Signing Date but an indicative calculation of such rate shall be provided in this Clause 9.7 (Effective Global Rate).

9.7.2	In application of Article R.313-1-1 of the French Monetary and Financial Code, the indicative calculation of the Effective Global Rate applicable to this Agreement for Financing in Euros, on the basis of an arithmetic average of the daily EURIBOR rates for the month of December being set at 0%, is 1,62% per year as of the Signing Date.

9.7.3	In application of Article R.313-1-1 of the French Monetary and Financial Code, the indicative calculation of the Effective Global Rate applicable to this Agreement for Financing in USD, on the basis of an arithmetic average of the daily LIBOR rates for the month of December being set at 0,37%. is 2,00% per year as of the Signing Date.

9.7.4	This rate is calculated, as an indication only, on the basis of a 365 day year (366 days for leap years) during the term of this Agreement, pursuant to the terms and conditions that normally apply, namely the following assumptions:

(a)	a level of Financing under this Agreement equal to the Maximum Total Financing Amount;

(b)	an average delay in payments by the Debtors of:

(i)	fifty-nine (59) calendar days for Constellium Issoire,

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(ii)	forty-five (45) calendar days for Constellium Neuf Brisach; and

sixty-five (65) calendar days for Constellium Extrusions France.

(c)	a Special Financing Commission as specified in Clause 9.2 (Special Financing Commission (SFC));

(d)	the Dilution Reserve as specified in Clause 8.5 (Dilution Reserve); and

(e)	the Non-Utilization Fee as specified in clause 9.4 (Non-Utilization Fee).

9.7.5	Even if the reference rate of the Special Financing Commission does not vary, the Effective Global Rate may increase or decrease during the term of this Agreement depending on changes to the various assumptions set out above and/or contractual parameters

10.	TAXES

10.1	All duties, taxes and similar levies (except those already covered in other provisions of this Agreement) which are due in connection with the transfer of Receivables contemplated in this Agreement and any Transfer Documents shall be borne by the relevant Seller.

10.2	Tax gross-up

All payments to be made by each Seller under this Agreement shall be made free and clear of and without deduction or withholding for or on account of all duties, taxes and levies (a “Tax”) unless a payment is subject to the deduction or withholding of Tax pursuant to an applicable law, in which case the sum payable by the relevant Seller in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such party receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

10.3	Tax indemnity

10.3.1	Without prejudice to the provisions of Clause 10.2 (Tax gross-up) if the Factor is required to make any payment of or on account of Tax to any taxing authority on or in relation to any sum received or receivable by the Factor under a Factoring Facility Document (including, without limitation, any sum received or receivable under this Clause 10 (Taxes), each Seller shall, upon demand of the Factor, indemnify the Factor against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

10.3.2	If all or part of a Tax which caused a Seller to pay a Tax indemnity pursuant to Clause 10.3.1 was not correctly or legally imposed or asserted and is, as a result, subsequently refunded to the Factor by the relevant Tax authority, the Factor will repay to the relevant Seller such Tax indemnity up to the amount of such refund, but after deducting therefrom the after-tax amount of any non tax-related loss or expense suffered thereon in the hands of the Factor, to the extent that such loss or expense has not been refunded to the Factor pursuant to Clause 14 (Costs and Expenses) of this Agreement.

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10.4	Claims by the Factor

If the Factor intends to make a claim pursuant to Clause 10.3 (Tax indemnity) it shall, promptly upon becoming aware of such Tax being imposed notify the relevant Seller of the event by reason of which it is entitled to do so, (which notice shall include reasonable details of the amount claimed and the basis of calculation of such amount) provided that nothing herein shall require the Factor to disclose any confidential information relating to the organization of its affairs.

10.5	Exclusions to Tax gross-up and Tax indemnities

The provisions of Clause 10.2 (Tax gross-up) and Clause 10.3 (Tax indemnity) shall not apply:

10.5.1	with respect to any Tax assessed or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Factor under the law of the jurisdiction in which the Factor is incorporated;

10.5.2	with respect to any Tax assessed as a direct result of the breach by the Factor of its express obligations hereunder or under any other Factoring Facility Document, or the wilful misconduct or gross negligence of the Factor;

10.5.3	with respect to any Tax that would not have arisen but for:

(a)	the failure by the Factor to file any relevant Tax return. Tax computation or other statement or document which the Factor was obliged to file by any law of its jurisdiction of incorporation, or

(b)	any failure by the Factor to provide in due time to any Seller any document necessary for the application of any relevant or applicable double taxation treaty, including certification of tax residence of the Factor issued by the tax administration competent for the Factor which any Seller may reasonably have requested the Factor in writing to provide (to the extent any such request being made in a timely manner and containing all necessary details to enable the Factor to comply with the terms thereof), except:

(i)	where any such failure was directly or indirectly caused by the relevant Seller (Including, without limitation, failure to provide the Factor with any necessary information) or by any event or circumstance outside the reasonable control of the Factor, or

(ii)	where it would be illegal or contrary to any applicable law for the Factor to do so.

10.5.4	with respect to any Tax assessed as a result of a payment being made to a bank account opened in a financial institution located in a Non-Cooperative Jurisdiction or to a beneficiary that is incorporated, domiciled, or acting through an office located, in a Non-Cooperative Jurisdiction; and

10.5.5	to any assignee of the rights and obligations of the Factor under the Agreement in accordance with Clause 18 Change to the Parties), to the extent that such gross-up payment or indemnities referred to in Clause 10.2 (Tax gross-up) or 10.3 (Tax indemnity) would not have been due by the relevant Seller if the Factor had not assigned or transferred its right or obligations to the relevant third party.

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10.6	Tax receipts

10.6.1	Notification of requirement to deduct Tax

If, at any time, a Seller is required to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Seller shall promptly notify the Factor of the same.

10.6.2	Evidence of payment of Tax

If a Seller makes any payment hereunder in respect of which it is required to make any deduction or withholding it shall pay the full amount required to be deducted or withheld (being the minimum amount which it is legally required to pay) to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Factor within thirty (30) days after receipt thereof, an original receipt (or a certified copy thereof) issued by such authority (if any such receipt is issued) evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

10.6.3	Tax and other affairs

No provision of this Agreement shall interfere with the right of the Factor to arrange its Tax or any other affairs in whatever manner it thinks fit oblige the Factor to claim any other credit, relief, remission or repayment in respect of any payment under Clause 10 (Taxes) in priority to any credit relief, remission or repayment available to it nor oblige the Factor to disclose any information relating to its Tax or other affairs or any computations in respect thereof

10.6.4	Tax credit payment

If an additional payment is made under Clause 10 (Taxes) by a Seller for the benefit of the Factor, the Factor shall use reasonable efforts to recover or obtain any credit against, relief or remission for, or repayment of, any Tax, that it may be entitled to on account of such withholding or deduction, then, if obtained, the Factor shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment notify the relevant Seller of such determination and pay to the relevant Seller such amount up to the amount which will leave the Factor (after such payment) in no worse after-Tax position than it would have been in had the additional payment in question not been required to be made by the relevant Seller. The Factor agrees that in determining (in its sole opinion) whether any such credit against relief or remission for, or repayment of, any Tax is in respect of or calculated with reference to the additional payment made pursuant to Clause 10 (Taxes) (as aforesaid) it shall not discriminate against the relevant Seller as compared with entities which the Factor considers (in its sole and absolute discretion) are comparable as at the relevant time to the relevant Seller in the context of determining the availability and application of realised tax credits, reliefs, remissions or repayments of Taxes unless required to do so by any applicable law. regulation or policy.

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10.6.5	Tax credit claw back

If a Seller makes any payment to the Factor pursuant to Clause 10 (Taxes) and the Factor subsequently determines that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, such Seller shall reimburse the Factor the amount necessary to place it in the same after-Tax position as it would have been in if such credit, relief, remission of repayment had been obtained and fully used and retained by the Factor.

10.6.6	Mitigation

(a)	Each Party shall, in consultation with each other, agree to discuss in good faith any reasonable steps that could be taken in order to mitigate any circumstances which may arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to Clause 10 (Taxes).

(b)	Paragraph (a) above does not in any way limit the obligations of any Seller under this Agreement

(c)	The relevant Seller shall promptly indemnify the Factor for all costs and expenses reasonably incurred by the Factor as a result of steps taken by it under this Clause 10.6 6 (Mitigation).

(d)	The Factor is not obliged to take any steps under Clause 10.6.6 (Mitigation) if, in the opinion of the Factor (acting reasonably), to do so might be prejudicial to it

(e)	The affected Seller shall be entitled to stop assigning the relevant Receivable(s) as from the date on which it is required to make a gross-up or indemnity payment

11.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

11.1	Representations and warranties of the Sellers, the Sellers’ Agent and the Parent Company

Each Sellers, and as applicable the Sellers’ Agent and the Parent Company make the representations, warranties set out in sections 1.1 (Representations and warranties relating to the Sellers) and 1.2 (Representations and warranties relating to the Receivables) of SCHEDULE 4 (Representation, Warranties).

11.2	Undertakings of the Sellers and the Parent Company

Each Sellers, and as applicable the Sellers’ Agent and the Parent Company undertakes as set out in section 2 (Undertakings) of SCHEDULE 4 (Representation, Warranties)

12.	TERM AND EARLY TERMINATION

12.1	Term

12.1.1	During the Commitment Period, and subject to the application of Clauses 12.3 and 12.4, the Factor and each of the Sellers agree not to terminate the Agreement.

12.1.2	As from the end of the Commitment Period, this Agreement will be deemed to be of indeterminate duration, with each of the Factor and the Sellers having the right to terminate the Agreement at any time, subject to a three (3) month prior notice, by sending a registered mail, return receipt requested. Upon the expiry of such three (3) month prior notice period, the Factor shall no longer purchase Eligible Receivable under this Agreement.

12.1.3	This Agreement shall terminate on the Transaction Settlement Date.

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12.2	Stop Purchase Event

Upon the occurrence of any of the following events, the Factor shall be entitled to refuse to purchase any Receivable in relation to the relevant affected Seller(s) (each, a “Stop Purchase Event”):

(a)	a change of control occurs in respect of the Parent Company, pursuant to which any person or group of persons acting in concert (a) holds directly or indirectly more than 10% of the share capital or the voting rights of the Parent Company or (b) owns the right to determine the composition of the majority of the board of directors (or equivalent) of the Parent Company (a “Parent Change of Control”), unless the new shareholder of the Parent is subject to, or affected by, Sanctions in which case an Event of Default shall be deemed to have occurred,

(b)	a change of control occurs in respect of any Seller, pursuant to which any person or group of persons acting in concert (other than the Parent Company and, the Sellers’ Agent) (a) holds directly or indirectly more than 50% of the share capital or the voting rights of such Seller or (b) owns the right to determine the composition of the majority of the board of directors (or equivalent) of such Seller (a “Seller Change of Control”) unless the new shareholder of the Seller is subject to, or affected by, Sanctions in which case an Event of Default shall be deemed to have occurred

(c)	the non-renewal or termination of a Credit Insurance Policy or any other circumstance that may result in the Factor no longer benefitting from the Insurance Indemnification under the Credit Insurance, that is not promptly notified to the Factor, resulting in the Factor being not informed in due time by the Sellers, provided that if within sixty (60) Business Days of such non-renewal or termination, another Credit Insurance Policy approved by the Factor is entered into, such Stop Purchase Event shall be deemed to be cured and the Factor will resume purchasing Eligible Receivable unless such delay in informing the Factor was caused by the wilful misconduct of the relevant Seller;

(d)	any Seller repeatedly fails to comply with the material terms and conditions of the Credit Insurance Policy, to the extent such failure adversely affects the rights of the Factor under the Credit Insurance Policy;

(e)	the non-renewal or termination of a Credit Insurance Policy, with effect as of such termination date or non-renewal date and such terminated Credit Insurance Policy having not been replaced, as of such termination date, by another Credit Insurance Policy approved by the Factor, provided that if within sixty (60) Business Days of such non-renewal or termination, another Credit Insurance Policy approved by the Factor is entered into, such Stop Purchase Event shall be deemed to be cured and the Factor will resume purchasing Eligible Receivable,

(f)	the Credit Insurer no longer qualifies as an Acceptable Credit Insurer and within sixty (60) Business Days of the Factor notifying the relevant Seller of the downgrading, the relevant Seller (or the Sellers’ Agent acting on its behalf), does not find a successor Acceptable Credit Insurer, it being understood that, during that sixty (60) Business Days, the Factor may Finance new Receivables from the relevant Sellers at its entire discretion;

.

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(g)	any Party becomes aware that any of the Collection Account Guarantee Agreements ceases to be legal, valid, binding and enforceable (opposable) in its entirety, unless within fifteen (15) Business Days from the sending of a Cure Notice, the relevant Seller instructs all its Debtors to pay the amounts they owe under any Receivable to the credit of an account opened under the name of the Factor;

(h)	any Party becomes aware that any Transfer Document ceases to be legal, valid, binding or would prove to be unenforceable under French law after appropriate notification is made to the Debtor, unless within ten (10) Business Days from the sending of a Cure Notice, such illegality, invalidity or unenforceability is cured; or

(i)	the statutory auditor of any Seller requests that a general meeting of the shareholders of the relevant Seller, or as the case may be, the Parent Company, be convened in accordance to article L. 234-2 et seq. of the French Code de commerce, or any similar applicable law, unless the Factor and the Parent Company have agreed, within 10 Business Days of the relevant convening notice, on the implementation of satisfactory measures to remedy such situation (including, for instance, on the withdrawal of the relevant Seller from the Factoring Facility),

Further to the occurrerce of a Stop Purchase Event with respect to any Seller, the Maximum Total Financing Amount may be reduced by the Factor up to the Financed Amount in relation to such Seller, at the date on which such Stop Purchase Event occurred.

12.3	Default

To the best of its knowledge, upon the relevant Seller or the Parent Company becoming aware of the occurrence of an event occurring under this Clause 12 3 and constituting a Default, It shall promptly notify the Factor of the occurrence of such Default by sending a default notice to the Factor (the “Default Notice”).

12.3.1	Occurrence of a Default regarding all Sellers and the Parent Company

(a)	Upon receiving a Default Notice from the relevant Seller or the Parent Company in respect of a Default referred to in this Clause 12.3.1, or upon becoming aware of a Default referred to in this Clause 12.3.1, the Factor may send a cure notice to the Sellers and the Parent Company (a “Cure Notice”) setting forth the relevant Default(s) and the applicable grace period(s) (if any).

(b)	If the relevant Default(s) referred to in the Cure Notice is(are) not cured or waived within applicable grace period (if any), the Factor may, after due consideration of the impact of such event on the situation of the Sellers (taken as a whole), upon the expiry of a three (3) Business Day prior notice sent to the Sellers and the Parent Company (a “Termination Notice”):

(i)	if such event occurs before the end of the Commitment Period, terminate the Commitment Period and the Factor will continue to purchase Eligible Receivables for an undetermined length provided that any Party shall be entitled to stop the purchasing of Receivables under this Agreement subject to a three (3) month prior notice (sent by registered letter with acknowledgement of receipt) to the other Party; and/or

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(ii)	stop purchasing any new Receivables, provided however that the provisions of this Agreement in relation to Transferred Receivables Assigned prior to the occurrence of such event will remain in full force and effect; and/or

(iii)	terminate the Servicing Mandate and take immediately any of the actions set out in Clauses 7.10.1(a)(i) to 7.10.1(a)(iii) in relation to the Sellers; and/or

(iv)	exercise any or all of its rights, remedies, powers or discretions under the Factoring Facility Documents (including under the Collection Account Guarantee Agreements) with respect to all the Sellers.

(c)	Each of the following events constitutes an Event of Default in respect of the Sellers and the Parent Company, whether or not the occurrence of the relevant event is outside the control of any entity of the Group or any other person:

(i)	the Parent Company (i) becomes insolvent for the purposes of any insolvency law; or (ii) by reason of its actual or anticipated financial difficulties, suspends making payments on all or a substantial part of its debts;

(ii)	steps have been taken by the Parent Company or, so far as the Parent Company is aware, by any other person, that would constitute, or already constitutes, an Insolvency Proceeding in respect of the Parent Company (or any other equivalent proceeding under any applicable law) unless, in relation to such steps or procedures effectively taken or started, such steps or procedures are (i) promptly contested by the Parent Company and (ii) are finally dismissed within twenty (20) days from the sending of the Cure Notice;

(iii)	the occurrence of a Cross-Acceleration;

(iv)	the occurrence of an Event of Default referred to in Clause 12.3 2(c) below with respect to all Sellers;

(v)	the occurrence of the Event of Default referred to in Clause 12.2(a) or Clause 12.2(b); or

(vi)	(A) any party to the Agreement, (other than the Factor) challenges the validity or enforceability (opposabilité) of any material right or obligation thereunder or under the Parent Performance Guarantee; (B) the Agreement or the Parent Performance Guarantee, ceases to be legal, valid, binding and enforceable (opposable) in its entirety (including the provisions relating to Servicing Mandate).

12.3.2	Occurrence of a Default regarding any Seller

(a)	Upon receiving a Default Notice from the relevant Seller in respect of a Default referred to in this Clause 12.3.2, or upon becoming aware of a Default referred to in this Clause 12.3.2, the Factor may send a Cure Notice to the relevant Seller setting forth the relevant Default(s) and the applicable grace period(s) (if any).

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(b)	If the relevant Default(s) referred to in the Cure Notice is(are) not cured or waived within applicable grace period (if any), the Factor may, after due consideration of the impact of such event on the situation of the Sellers (taken as a whole):

(i)	if such event occurs before the end of the Commitment Period, terminate the Commitment Period with respect to the affected Seller (only) and the Factor will continue to purchase Eligible Receivables from such Seller for an undetermined length provided that any Party shall be entitled to stop the purchasing of such Receivables from such Seller under this Agreement subject to a three (3) month prior notice (sent by registered letter with acknowledgement of receipt) to the other Party; and/or

(ii)	stop purchasing any new Receivables originated by the affected Seller(s), provided however that the provisions of this Agreement in relation to Transferred Receivables Assigned prior to the occurrence of such event will remain in full force and effect; and/or

(iii)	take any of the actions set out in Clause 7,10 (Consequences of the revocation of the Servicing Mandates) in relation to the relevant Seller, and/or

(iv)	exercise any or all of its rights, remedies, powers or discretions under the Factoring Facility Documents (including under the Collection Account Guarantee Agreements) with respect to the affected Seller(s) (only).

(c)	Each of the following events constitutes an Event of Default in respect of the relevant Seller, whether or not the occurrence of the relevant event is outside the control of any entity of the Group or any other person:

(i)	steps have been taken by such Seller or, so far as such Seller is aware, by any other person, that would constitute, or already constitutes any in respect of such Seller, any proceeding (other than an Insolvency Proceeding) under Livre VI of the French Commercial Code, as amended from time to time (or equivalent proceeding under any applicable law) unless, in relation to such steps or procedures effectively taken or started, such steps or procedures are (i) promptly contested by such Seller and (ii) are finally dismissed within twenty (20) days from the sending of the Cure Notice to the relevant Seller;

(ii)	such Seller fails to comply with its obligations under the Factoring Facility Documents (other than resulting from Clause 11 (Representations, Warranties and Undertakings)) to the extent such failure has a Material Adverse Effect and, if capable of remedy, continues unremedied for a period of five (5) Business Days from the sending of the Cure Notice to such Seller;

(iii)	such Seller is in breach of any of the representations, warranties and undertakings given in Clause 11 (Representations, Warranties and Undertakings) to the extent such failure has a Material Adverse Effect, and, if capable of remedy, continues unremedied for a period of:

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(1)	five (5) Business Days, for the events referred to in SCHEDULE 4, Clauses 1.1(e), 1.2(a), 1.2(c), 2(a), to 2(c), 2(e), 2(g) to 2(m), and 2(n) to 2(q); or

(2)	seven (7) Business Days, for the events referred to in SCHEDULE 4, Clauses 1.1(a) and 1.1(d); or

(3)	ten (10) Business Days, for the events referred to in SCHEDULE 4, Clauses 1.1(b), 1.1(c), 1.1(f) to 1.1(i), 1.1(j), 1.1(l), 2(d), and 2(f); or

(4)	fifteen (15) Business Days, for the event referred to in SCHEDULE 4, Clause 1.1(j); or

(5)	up to the next Assignment date, for the undertaking set out in Clause 2.1.4(b);

from	the sending of the Cure Notice to such Seller;

(iv)	the occurrence of any of the following events: (A) the auditor of any Seller and of the Parent Company raises reservations as to the accounts of such Seller or the Parent Company to the extent such reservation reflects serious deficiencies in accounting (which excludes any observation in the auditor’s report in connexion with the implementation of new accounting standards or with major accounting estimates that would trigger going concern issues (as defined in the relevant Accounting Principles)); or (B) significant delays or any aggravation of delays for payment in respect of suppliers and unsecured or secured creditors (such as inter alia the French Trésor Public, Urssaf, caisses de retraite etc) of such Seller (other than resulting from the normal course of such Seller’s business) which, individually or collectively, would have a Material Adverse Effect;

(v)	such Seller challenges the validity or enforceability (opposabilitè) of any material right or obligation under any Factoring Facility Document (other than the Agreement or the Parent Performance Guarantee); or

(vi)	such Seller has knowingly omitted or concealed material information or has knowingly made false statements to the Factor regarding any material information to be provided by such Seller upon the signature of any of the Factoring Facility Documents or during the course of the performance thereof.

12.4	Voluntary Withdrawal

12.4.1	As from the date falling 12 months after the Signing Date, the Parent Company shall be entitled to request the Factor by sending it a thirty (30) day prior notice, that any Seller withdraw from the Agreement.

12.4.2	Upon the withdrawal of any Seller pursuant to paragraph 12,4.1 above the Factor shall be entitled to reduce the Maximum Total Financing Amount provided that:

(a)	the amount of such reduction shall not exceed an amount corresponding to the product of (a) the Maximum Total Financing Amount, and (b) the average share over the last 12 months of the aggregate outstanding Transferred Receivables which were transferred by the withdrawing Seller in the aggregate outstanding Transferred Receivable;

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(b)	The Factor shall send a ten (10) Business Days prior notice of such reduction (including the amount by which it reduces the Maximum Total Financing Amount) to the Parent Company: and

(c)	If as a result of a request from the Parent Company pursuant to Clause 3.3.3 all the Sellers are to withdraw from the Agreement, the Maximum Total Financing Amount shall be reduced to zero.

12.5	Preservation of parameters

Upon the sending of a Termination Notice with respect to a Seller arising under Clause 12.3.2 or the withdrawal of a Seller arising under Clause 12.4, the Parties agree to negotiate in good faith on any amendment to the Agreement or the Factoring Facility Documents which would be required or desirable to ensure the economic and financial parameters of the Transaction, as originally set out on the date of signature of the Agreement, are preserved.

13.	ACCESS TO WEB SERVICES

13.1	General

13.1.1	In order to enable the Sellers to access all management information in connection with this Agreement, the Factor has created Web Services (FACTONET) the content and mode of operation whereof are described in the Client Guide. Web Services provide detailed online information regarding the Seller’s factoring accounts and those of its Debtors, which the Sellers may download onto its micro-computer. The Sellers shall bear all related costs, including the costs of telecommunications. Access to the Web Services is only possible through confidential codes, an identification code and a password, which shall be communicated to each Seller upon the signature of this Agreement.

13.1.2	Web Services as a whole will be free of charge for the Sellers. Any additional information services namely documentation in paper form, will be subject to the specific pricing outlined in the Client Guide or, failing this, in a quotation submitted to the Sellers’ Agent’s approval. Such remuneration will be drawn on the Current Account.

13.2	Intellectual property rights—Granting of a license

13.2.1	All intellectual property rights and copyright concerning the Web Services, their presentation, contents (software, visual, sound functionalities, Clauses and generally all information contained in relation to such services) are works protected by the French Intellectual Property Code and international agreements concerning copyright, that exclusively belong to the Factor, in their former current and future versions. Any complete or partial reproduction or broadcast by whatever means, is strictly forbidden without the prior written agreement of the Factor.

13.2.2	The Factor grants to each Seller a non-exclusive license to use the specific software referred to in Clause 13.1 (General) exclusively for its own use and for the sole purpose of carrying out, in connection with the performance of this Agreement, the transactions which are described in the Client Guide. Each Seller shall comply with the conditions of the license contract which shall be given to it with the software. It agrees to return the said software to the Factor promptly upon the Transaction Settlement Date and to destroy all copies thereof which it may have made.

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13.3	Liabilities

The Parties shall not be liable for the malfunction of the telephone lines and equipment necessary for using the Web Services, for the use which is made thereof or for the results obtained. Moreover, subject to reasonable prior information the Factor may interrupt or update at any time the operation of the Web Services, in particular in order to maintain the quality, reliability, safety and/or performance thereof, in no event shall the Parties be liable for the consequences, in particular, loss of data, operational losses or any other financial loss which may result from any of the events above.

13.4	Confidentiality - Liability

The Factor has taken all necessary measures in order to protect the confidentiality of access to information. Each Seller agrees that the access codes shall remain secret. It shall be solely responsible for such codes, including their conservation, confidentiality and use. The Factor shall in no event be liable in the event of abusive or fraudulent use thereof, due to a voluntary or involuntary disclosure of the confidential codes by each Seller to any person whatsoever. Each Seller guarantees that it will at all times comply with all laws and regulations applicable to the use of Web Services Each Seller undertakes that its employees shall comply with the provisions of this Clause.

14.	COSTS AND EXPENSES

14.1	Subject to Clause 14.2, each Seller and the Parent Company shall bear all reasonable external costs and expenses reasonably incurred and duly documented by the Factor, if any (including external counsel’s cost and other third parties costs), in connection with (i) the due diligences carried out in relation to the Factoring Facility Documents (including the audits referred to in Clause 7.7 (Factor’s controls and audits) up to the amounts referred to under Clause 7.7.3), (ii) the preparation, negotiation, execution, completion and implementation of the Factoring Facility Documents (including in connection with the issuance of any legal opinion), in each case to the extent accepted in advance by the Parent Company on the basis of a detailed fee proposal.

14.2	Each Seller and the Parent Company shall bear all costs and expenses (including legal fees) reasonably incurred and duly documented by the Factor in connection with:

14.2.1	the formalities required to be carried out for the enforceability or to enforce the transfer of Receivables transferred to the Factor pursuant to the Factoring Facility; or

14.2.2	any amendment, waiver or consent relating to any of the Factoring Facility Documents requested by the Parent Company;

14.2.3	the protection or enforcement of any provision, security or guarantee benefitting to the Factor under the Factoring Facility Documents; or

14.2.4	any translation into English of any Factoring Facility Document drafted in a local language and vice versa.

14.3	To the extent amounts (i) are due by a Seller and/or the Parent Company under any Factoring Facility Document in respect of services provided by the Factor to them and are substantiated by an invoice, and (ii) remain unpaid on the relevant due date indicated therein, (a) a late penalty interest equal to the rate of the Special Financing Commission shall accrue, to the

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fullest extent permitted by law, on the amounts due under such invoice from the date following the due date up to the date of actual payment and (b) a fixed fee for collection charges (indemnitè forfaitaire pour frais de recouvrement) of forty Euro (40€) may be charged by the Factor to the relevant Seller and/or the Parent Company (as applicable).

14.4	All fees and other amounts payable hereunder are exclusive of any value added tax.

15.	CONFIDENTIALITY - UTILISATION OF INFORMATION COLLECTED BY THE FACTOR - SUBSTITUTION

15.1	Confidentiality

15.1.1	Each Party agrees that both prior to the end of the Commitment Period and thereafter until the expiry of a twenty four (24) month period therefrom (the “Confidentiality Period”) it will (i) keep confidential and not divulge or disclose to any individual, person or entity whatsoever, in whole or in part, neither orally nor in writing nor in whatever other form, any information of whatever nature obtained in the context of the Factoring Facility relating to the Sellers, the Sellers’ Agent, the Debtors, the Receivables and the Factor or any other matters communicated by a Party to another in the context of the Factoring Facility or of which it may otherwise have come in possession in the context of the Factoring Facility (including the Factoring Facility Documents and any information concerning the identity of any Debtors) (the “Confidential Information”) and (ii) take all the steps necessary to avoid any such disclosure or use so as to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information and not use, in whole or in part, any Confidential Information for any purpose other than the purpose for which it is disclosed.

15.1.2	At any time until the end of the Confidentiality Period, upon request of a Party, the recipient shall promptly return to such Party, or confirm in writing to such Party, the intervened destruction of any documents containing Confidential Information with the exception of copies (i) that have become a part of the recipient’s corporate records and which shall be required for audit, legal, regulatory or internal compliance purposes as set out below or (ii) that the relevant Party reasonably needs for the protection or enforcement of any of its rights under this Agreement, insofar as such disclosure is expressly permitted by the provisions of the Factoring Facility Documents or strictly necessary for the purpose of discharging its obligations under or in connection with the Factoring Facility Documents Such return or confirmation of destruction, shall be not only of all such documents, but also of any copies thereof made by the recipient and any other documents in the possession of the recipient incorporating Confidential Information,

15.1.3	The relevant recipient will be responsible for making its own evaluation of, and enquiries in respect of, the Confidential Information, A Party does not make any representation as to the accuracy or completeness of the Confidential Information and shall have no liability as a result or use of, or reliance on, any information delivered to the recipient in accordance with this Agreement.

15.1.4	The provisions of this Clause 15.1 (Confidentiality) shall not prevent the Sellers or the Parent Company from:

(a)	disclosing the Factoring Facility Documents on a strict “need-to-know” and confidential basis for the purposes of:

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(i)	any financing or refinancing transaction occurring at the level of the Obligors; or

(ii)	any acquisition merger or corporate reorganization (or any transaction having a similar effect) affecting directly or indirectly the Sellers, the Parent Company or the Sellers’ Agent.

(b)	disclosing the existence of the Factoring Facility and its main characteristic in any prospectus or other offering document relating to any securities issued or applied by any member of the Group, provided that the commercial and financial terms (such as the pricing of the Factoring Facility) shall not be disclosed.

15.1.5	Any Party may, subject (where applicable) to Article L 511-33 of the French Monetary and Financial Code disclose the Confidential Information:

(a)	to its employees, direct or indirect shareholders, officers or, subject to prior notice thereof provided by the Factor to the Parent Company pursuant to this Agreement, any permitted assignee of the Factor under any Factoring Facility Document (provided that such persons undertake to keep Confidential Information confidential);

(b)	in connection with any proceedings arising out of or in connection with any Factoring Facility Document or the preservation or maintenance of its rights thereunder;

(c)	if required to disclose Confidential Information by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise, provided that the person to whom Confidential information is given is informed of its confidential nature unless, in the opinion of that Party, it is not practicable to do so;

(d)	pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act (including for the purpose of filing the Form 20-F of the US Securities and Exchange Commission or as required by the rules of any stock exchange where any Seller, the Parent Company or any of their Affiliates is listed);

(e)	to any governmental, regulatory, banking or taxation authority having jurisdiction over that party, provided that the person to whom Confidential Information is given is informed of its confidential nature unless, in the opinion of that Party, it is not practicable to do so.

(f)	to its auditors or legal or other professional advisers on a “need-to-know basis” only (provided that such third party owe a duty of confidentiality to that party); or

(g)	to any sub-contractor assisting the Factor in the collection of the Receivables, subject to a confidentiality undertaking.

15.2	Utilisation of information collected by the Factor

15.2.1	For the purpose of internal control, the Factor is expressly authorised by the Sellers and the Parent Company to provide the information referred to in Article L.511-34 al. 1 of the French Monetary and Financial Code, to Its shareholders.

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15.2.2	Any information to which the Factor may have access to in the context of the performance of this Agreement may be provided to:

(a)	any majority-owned entity of the Factor Group, for statistical, commercial or risk purposes, subject to a confidentiality undertaking;

(b)	the Banque de France or any regulatory or banking authority, for statistical purposes only, or

(c)	agents (mandataires) of the Factor for the performance of this Agreement, subject to a confidentiality undertaking.

15.3	Collection of personal data

15.3.1	In compliance with the provisions of French Data Protection Law No. 78-17 of 6 January 1978 (as amended), the Factor automatically processes personal information relating to the corporate officers of the Sellers, the Parent Company and the Sellers’ Agent and some of their employees, including the Factor’s contact persons or the representatives who sign the Factoring Facility Documents, the Transfer Documents and any related document.

15.3.2	Personal data is processed and kept strictly to provide the services hereunder. However, the Factor may need to provide such data to other companies of the group to which it belongs, in particular, in the United States of America, in accordance with applicable law or regulations in this regard each of the Sellers, the Parent Company and the Sellers’ Agent acknowledge and agree that its corporate officers and employees have agreed that the information referred to in this Clause may be transferred.

15.3.3	Such individuals may have access to their personal data and request that any errors relating to them be rectified or deleted by contacting the Factor’s sales department at the address mentioned in Clause 16.1 (Notices between the Parties).

16.	MISCELLANEOUS PROVISIONS

16.1	Notices between the Parties

16.1.1	Notices shall be deemed to have been given on the date of the receipt of a registered letter, or on the date of the document attesting the receipt of an e-mail by the duly authorised representative of the other Party. In the event that contractual provisions provide for notification without specifying the form thereof, the said notification may be made by electronic mail, normal letter mailed or hand delivered, registered letter or registered letter with acknowledgement of receipt.

16.1.2	The address (and the department or officer, if any, to whose attention the communication is addressed) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is, in the case of each Party that identified with its name below, or any substitute address or department or officer as the Party may notify to the other Party by not less than five (5) Business Days’ notice:

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Party	Name	Details
Parent Company	Constellium Holdco II B.V.	Address:	(c/o Constellium Paris) 40-44, rue Washington, 75008 Paris, France
		Attention:	Laurent Schmitt
		e-mail:	laurenl.schmitt@constellium.com
		Copy:	Jeremy Leach, VP and General Counsel Constellium
		e-mail:	Jeremy.leach@constellium.com

Sellers’ Agent	Constellium Switzerland AG	Address:	Max-Högger-Strasse 6 - 8048 Zurich
		Attention:	Mr. Mark Kirkland, Director Treasury & Enterprise Risk Management
		e-mail:	Mark.Kirkland@constellium.com

Seller	Constellium Issoire	Address:	Zl des Listes - 63502 Issoire
		Attention:	Marc Monaco
		e-mail:	marc.monaco@constellium.com

Seller	Constellium Neuf Brisach	Address:	ZIP Rhenane Nord-RD 52 68600 Bisheim
		Attention:	Attention: Thierry Malraison
		e-mail:	thierry.malraison@constellium.com

Seller	Constellium Extrusions France	Address:	Site de Nuits-Saint-Georges, 1 pas Eiffel, BP 46 Nuits-Saint-Georges, 21702 Nuits-Saint-Georges Cedex
		Attention:	Matthieu Tardi
		e-mail:	Matthieu.Tardi@constellium.com

Factor	Factofrance	Address:	Factofrance Tour Facto, 18, rue Hoche 92988 Paris La Défense France
		Attention:	Christine Vadon
		e-mail:	Christine.Vadon@factofrance.com
		Fax:	+ 33 (0)1 46 35 17 04

16.2	Rights of the Parties

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.3	Amendments

Any amendment of the terms of this Agreement shall be made in writing by all the Parties.

16.4	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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16.5	No joint obligations.

The obligations of each Seller under the Factoring Facility Documents are several (conjointles at non solidaires). No Seller is responsible for, or in any manner guarantor of, the obligations of any other Seller under the Factoring Facility Documents.

17.	APPOINTMENT OF SELLERS’ AGENT

17.1	Each Seller hereby appoints the Sellers’ Agent as its lawful agent (mandataire) in order to do all such things that may be specifically delegated to it under this Agreement for and on behalf of such Seller.

17.2	The Sellers’ Agent hereby accepts its appointment to act as lawful agent (mandataire) of each Seller in respect of the foregoing tasks.

17.3	Subject to sub-paragraph (f) below, the appointment, duties and authority of the Sellers’ Agent shall be valid and effective as from the date of its appointment and remain in full force and effect until the Transaction Settlement Date.

17.4	The Sellers’ Agent shall have such rights, powers and authorities and discretions as are conferred on it by this Agreement, together with such rights, powers and discretions as are reasonably incidental thereto.

17.5	The performance of its obligations by the Sellers’ Agent shall release and discharge the relevant Seller with respect to, and to the extent of, the obligations, duties and liabilities so performed by the Sellers’ Agent.

17.6	The Sellers’ Agent may be replaced by another member of the Group (a “Substitute Sellers’ Agent”) upon written request sent by all Sellers to the Factor subject to 30 days’ prior written notice and provided that such Substitute Sellers’ Agent has accepted in writing to perform all obligations of the Sellers’ Agent hereunder.

17.7	The Sellers’ Agent shall not be liable to any person for any breach by any Seller of this Agreement (or any other document) or be liable to any Seller for any breach by any other person of this Agreement or any other document.

17.8	The Sellers’ Agent shall not be remunerated.

18.	CHANGE TO THE PARTIES

18.1	Assignment and transfers by the Sellers

No Seller shall be entitled to assign or transfer any of its rights and/or obligation under any Factoring Facility Document without the Factor’s prior written consent.

18.2	Assignment and transfer by the Factor

18.2.1	The Factor may assign or transfer its rights and obligations in full under any Factoring Facility Document if such assignment or transfer:

(a)	is to an Affiliate of the Factor;

(b)	is made at a time when an Event of Default is continuing; or

(c)	otherwise, has received the previous written consent of the Parent Company, provided that such assignment or transfer:

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(a)	shall not cause the Parent Company or any of the Sellers to incur any additional costs;

(b)	shall not affect the rights of the Parent Company or of any of the Sellers under any Factoring Facility Documents; and

(c)	shall not affect the validity of the Jurisdiction Matrix set out in SCHEDULE 14 (Jurisdiction Matrix)

18.2.2	Notwithstanding the provision of Clause 18.2.1 above, the Factor shall be entitled, to assign, transfer or pledge any Transferred Receivable, if the following conditions are met;

(a)	the aggregate amount of Receivables transferred directly or indirectly to a transferee shall not exceed at any time fifty per cent (50%) of the aggregate amount of all Transferred Receivable;

(b)	the Parent Company shall be previously informed in writing of such transfer and be provided with reasonable details about the identity of the relevant transferee;

(c)	the relevant transferee shall not be a competitor of the Parent Company (or any of its Affiliate);

(d)	the relevant transferee shall have undertaken to the benefit of the Seller (in terms reasonably satisfactory to the relevant Seller), (i) not to disclose any information relating to the Parent Company, the Group, the Seller, this Agreement or any terms of any Receivable, (ii) not to assign or transfer by any means such right or receivable, in each case without the prior consent of the relevant Seller (not to be unreasonably withheld) and (iii) not to disclose the relevant assignment unless expressly permitted in the Agreement;

(e)	the transfer to the relevant transferee shall not have any effect on the rights (including, for the avoidance of doubt, the right of the Seller to buy-back certain Receivables as and when provided for in this Agreement) and/or obligations of any Seller and will not cause any Seller to bear any additional taxes, costs or expenses; and

(f)	the relevant transferee is not a person (i) whose business includes arms, weapons, weapon components or military equipment or any goods or services the supply or receipt of which is contrary to applicable law (including without limitation applicable national and international export control, trade sanction and embargo laws, regulations, treaties and conventions) or (ii) otherwise subject to any Sanction.

18.3	Substitution

Without prejudice to the provisions of Clause 7.1 (Servicing Mandate) and Clause 17.6, unless agreed in writing by the Factor, any Seller, the Sellers’ Agent, and the Parent Company shall not in any way whatsoever be substituted by another party for the performance of its rights and obligations under any Factoring Facility Document.

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18.4	Accession of Additional Sellers

18.4.1	The Parties agree that, from time to time and subject to Clauses 18.4.2 and 18.4.3, the Parent Company may request that any of its subsidiaries located in France accede to this Agreement as additional seller (an “Additional Seller”).

18.4.2	Promptly upon receipt of that request subject to compliance with Clause 18.4.3, the Parties shall determine and agree in good faith the timing for the accession of such Additional Seller.

18.4.3	The accession of such Additional Seller shall be subject to:

(a)	execution and delivery by the Additional Seller of an Accession Form to the Factor;

(b)	the prior approval of the credit committee of the Factor;

(c)	the conduct of appropriate audits and due diligence (on the Additional Seller, its Receivables the agreements pursuant to which its Receivables are originated, its Credit and Collection Procedures, and its IT systems), the results and conclusions of which are confirmed by the Factor as being reasonably satisfactory;

(d)	the satisfaction of conditions precedent for the accession being substantially similar to the conditions precedent applicable to the Sellers as set out in SCHEDULE 3 (Conditions Precedent) (to the extent such conditions are applicable) but without prejudice to the right for the Factor to subject its internal approval process to the delivery of satisfactory analysis or advice on potential conflicts of laws issues; and

(e)	the Additional Seller, the Parent Company, the Sellers or the Sellers’ Agent agreeing to bear all costs and expenses (including legal fees) reasonably incurred and duly documented by the Factor in connection with (i) any audits/due diligence required for the purposes of the accession of such Additional Seller and (ii) the negotiation and drafting of any amendment to a Factoring Facility Document or credit insurance policy required for the purposes of such accession, including, inter alia, any agreed increase of the Maximum Total Financing Amount.

19.	APPLICABLE LAW - JURISDICTION

19.1	Subject to Clause 19.2 below, the provisions of this Agreement shall be construed in accordance with and shall be governed by French law.

19.2	Each of the Parties to this Agreement agrees that any and all disputes arising out of or in connection with this Agreement and in particular with its validity, interpretation, performance or non-performance, shall be exclusively referred to the competent courts of the Paris Court of Appeals

19.3	Each Party to this Agreement irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 19.2 being nominated as the forum to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

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SCHEDULE 1.

DEFINITIONS

In this Agreement, the following expressions used with a capital letter shall, except where the context otherwise requires, have the following meanings:

“2017 Amendment and Restatement Agreement” means the amendment and restatement agreement entered into by the Parties on 19 April 2017.

“Acceptable Credit Insurer” means a credit insurer:

(i)	which is a credit insurer being incorporated in a country of the OECD;

(ii)	whose long term obligation are rated at least BBB- by Standard & Poor’s or Fitch Ratings or Baa3 by Moody’s;

(iii)	which is capable of, and agrees to, enter into credit insurance policies governed by French law (or any other law approved by the Parties); and

(iv)	which is capable of making electronic data transfers in a manner satisfactory to the Factor,

provided that should a credit insurer not comply with one or more of the above criteria, such other credit insurer shall be approved by the Factor (such approval not to be unreasonably withheld).

“Accession Form” means an accession form substantially in the form of SCHEDULE 15 (Accession Form).

“Accounting Group” means Constellium N.V. and its Affiliates.

“Accounting Principles” means in relation to the Parent Company and any Seller, generally accepted accounting principles in its jurisdiction of incorporation, and used in the financial statements or accounts to be remitted by the Parent Company and the Sellers to the Factor pursuant to this Agreement.

“Additional Seller” has the meaning ascribed to such term in Clause 18.4 (Accession of Additional Sellers).

“Affected Receivables” has the meaning ascribed to such term in Clause 5.3.1.

“Affiliate” means as to a specified entity, an entity that directly or Indirectly through one or more Intermediaries controls or is controlled by, or is under common control with, the entity specified.

“Agreement” means this factoring agreement.

“Airbus” means the companies listed in SCHEDULE 18 (List of Airbus Companies).

“Airbus Advance” means (i) the eight millions euros (EUR 8,000,000) advance currently made by Airbus to Constellium Issoire, or (ii) any other advance made at any time by Airbus to any Seller.

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“Airbus License” means the specific license granted on 21 November 2016 under number IA- 2016-326444-1 and the specific license granted on 20 September 2016 under number IA-2016- 325648-1 by the Office of Foreign Assets Control of the US Department of Treasury to Airbus with respect to the sale and delivery of goods and the performance of services in the territory of the Islamic Republic of Iran.

“Airbus Receivable” has the meaning ascribed to such term in Clause 6.8.1

“Airbus Reserve Trigger” means any of the following events

(i)	on 1st July 2016, the Factor has not received a waiver satisfactory to it from any relevant Airbus entity of its right to set-off any amount owed under the Airbus Advance; and

(ii)	the creditor of the Airbus Advance is a Debtor of any Transferred Receivable, unless the relevant Airbus entities have provided a waiver, satisfactory to the Factor, of their right to set-off any amount owed under the Airbus Advance.

“Amendment Signing Date” shall have the meaning given to that term in the 2017 Amendment and Restatement Agreement.

“Approval Limit” means in relation to any Debtor the lesser of (i) the Credit Insurer Approval Limit applicable to such Debtor and (ii) the Factor Approval Limit applicable to such Debtor.

“Approved Currency” means Euros (EUR) and US Dollars (USD) or any other currency on which the Factor has given its prior approval from time to time.

“Approved Debtor” means a Debtor in réspect of which the Crédit Insurer has agreed under the Credit Insurance Policy, to cover the non-payment of all or part of the Receivables owed by such Debtor to any Seller.

“Approved Receivable” means in respect of any Seller on any Assignment Date, any Transferred Receivable (i) the sum of the Face Value of which, together with the Face Value of all outstanding Financeable Receivables held against the same Debtor on such date, does not exceed the Approval Limit applicable to such Debtor, and (ii) which is indemnifiable under the Credit Insurance Policy (quotité assurée) for at least ninety per cent (90%) of its Outstanding Amount.

“Arrangement Fee” has the meaning ascribed to such term in Clause 9.3 (Arrangement Fee).

“Asset Account” means the account of each Seller recording the relevant Outstanding Amounts of the Transferred Receivables

“Assignment” means any assignment sale or transfer of receivables made by each Seller to the Factor in accordance with the Transfer Mode and this Agreement and to “Assign” means the making of an Assignment pursuant to this Agreement and the applicable Transfer Mode.

“Assignment Date” shall have the meaning given to that term in Clause 2.1.3(a).

“Available Financing Account” has the meaning ascribed to such term in Clause 8.2 (Available Financing Account).

“Average Dilution Rates” means, at any time, in relation to any Seller, as observed over the last three (3) calendar months, the average rate of the Dilutions calculated by the Factor on a monthly basis as a percentage of the aggregate amount of all Transferred Receivables relating to that Seller.

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“Ban on Assignment” means, with respect to any Receivable, any ban or restriction on assignment, sale, transfer or requirement of any prior consent from the relevant Debtor or from any third parties which would validly prevent the legal transfer of such Receivable or any Related Security or the enforceability of such transfer towards the relevant Debtor if such consent is not obtained.

“Bank” means the credit institutions in the books of which the Collection Accounts identified in SCHEDULE 10 (Collection Accounts) are opened, that is, BNP Paribas, HSBC and Deutsche Bank, together with any other credit institution that may be agreed from time to time between the Factor and the relevant Seller.

“Bank Account(s)” means in relation to any Seller, the bank account(s) of such Seller the details of which will be notified to the Factor at the latest on the First Assignment Date and on which Financings will be made available to it, or such other bank account opened in the name of any Seller as such Seller (or the Sellers’ Agent acting on its behalf) may from time to time specify in writing to the Factor.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open for normal business in Paris, New York and Amsterdam.

“Change of Control” means, as the case may be, a Parent Change of Control and/or a Seller Change of Control.

“Client Guide” means the guide which has been given by the Factor to the Sellers and which is also accessible through Web Services.

“Collection Accounts” means:

(i)	the bank account(s) listed in SCHEDULE 10 (Collection Accounts) (as amended from time to time) opened in the name of each Seller in the books of the Bank(s); or

(ii)	any other bank account that may be opened after the date hereof, at the request of the relevant Seller, for the purposes of receiving the settlements under the Transferred Receivables, as agreed from time to time between the relevant Seller and the Factor (provided, in each case, that a Collection Account Guarantee Agreement shall have been entered into and shall be in force in respect thereof).

“Collection Account Guarantee Agreements” means (i) the agreements entered into between a Seller, the Factor and, as the case may be, the relevant Bank and which provide, as the case may be, for the pledge or security trust for the benefit of the Factor over such account or its credit balance, or for the assignment by way of security for the benefit of the Factor of the receivable constituted by the positive balance of the Collection Accounts and, (ii) as the case may be, the acknowledgement letters by the relevant Bank in respect of such pledge or security trust for the benefit of the Factor and fulfilling the requirement of Clause 7.3 (Collection of the Transferred Receivables).

“Commitment Period” means, subject to the provisions of Clause 12 (Term and Early Termination) a period starting on the Signing Date and ending on the earlier of:

(i)	29 October 2021(as such date may be postponed from time to time by the Parties),

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(ii)	if the Maximum Total Financing Amount is reduced to zero in accordance with Clause 3.3 (Maximum Total Financing Amount) before 29 October 2021, the date on which the Maximum Total Financing Amount is reduced to zero in accordance with Clause 3.3 (Maximum Total Financing Amount);

(iii)	in relation to any Seller, the date on which a Termination Notice is sent in relation to such Seller in accordance with Clause 12.3 (Default) or such Seller is effectively withdrawn from the Factoring Facility in accordance with Clause 12.4 (Voluntary Withdrawal)(as applicable); and

(iv)	in relation to any Seller, the date on which a Stop Purchase Event occurs in relation to such Seller.

“Computer Relationship Guide” means the procedures and outlines set out in SCHEDULE 7 SCHEDULE 7 (Computer Relationship Guide).

“Concentration Limit” means, on any Assignment Date with respect to any Debtor and its Affiliates, the maximum amount of Transferred Receivables (including VAT) owed by such Debtor and its Affiliates that the Factor may Finance and which may not exceed at any time forty per cent (40%) of the Outstanding Amount of Transferred Receivables assigned by all Sellers.

“Confidential Information” has the meaning ascribed to such term in Clause 15.1.1.

“Constellium Issoire” means a company incorporated under the laws of France as a société par actions simplifiée whose registered office is located at rue Yves Lamourdedieu, Zone Industrielle Les Listes, 63500 Issoire, France registered with the Trade and Companies Registry of Clermont-Ferrand under number 672 014 081; and

“Contract” means in relation to any Receivable, any and all contracts, instruments, agreements, invoices (including, as the case may be, any purchase order, certificate of transport (bon du transporteur or equivalent documents), expedition certificate (bon d’expedition or equivalent documents) delivery certificate (bon de livraison or similar document) or similar document) pursuant to or under which a Debtor becomes or is obligated to make payments on or in respect of such Receivable.

“Credit and Collection Procedures” means the Sellers’ own credit collection procedures and processes as amended from time to time, provided that the initial Credit and Collection Procedures are set out SCHEDULE 6 (Credit And Collection Procedures).

“Credit Insurance Policy” means each of:

(i)	the credit insurance policy entered into on or about the Signing Date pursuant to which the Transferred Receivables denominated in Euro to be transferred by the Sellers to the Factor; and

(ii)	the credit insurance policy entered into on or about the Signing Date pursuant to which the Transferred Receivables denominated in USD to be transferred by the Sellers to the Factor,

are credit insured for an aggregate amount equal at least to the Maximum Insurance Liability, or any other credit insurance policy entered into from time to time by the Sellers and the Factor with any Acceptable Credit Insurer.

“Credit Insurer” means:

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(a)	Atradius Credit Insurance NV, a company located 44 avenue George Pompidou, 92596 Levallois Perret cedex, France, registered under number 417 498 755 with the Registre du commerce et des sociétés of Nanterre, branch of Atradius Credit Insurance NV headquartered at David Ricardostraat 1 – 1066 JS Amsterdam (NL), Trade Register 33024388; or

(a)	any other credit insurer which is an Acceptable Credit Insurer.

“Credit Insurer Approval Limit” means in relation to any Debtor, the amount up to which the Credit Insurer has accepted to insure Receivables owed by such Debtor at the request of the relevant Seller, as such amount may be adjusted from time to time by the Credit Insurer in accordance with the Credit Insurance Policy, provided that any such adjustment will apply only to Eligible Receivables to be originated after such adjustment.

“Credit Note” means any credit note issued by a Seller to a Debtor in respect of a Transferred Receivable.

“Cross-Acceleration” means, in respect of any Financial Indebtedness (other than any financial indebtedness owed to another member of the Group) of the Parent Company, any Seller, the aggregate outstanding amount of which exceeds fifty million Euros (EUR

50,000,000)	any event of default (however described):

(i)	with respect to any Financial Indebtedness other than the ones referred to in paragraph (vii) of the definition of Financial Indebtedness, which has led the relevant lenders or financing parties to notify, as applicable, the Parent Company, or the relevant Seller of the acceleration of such relevant Financial Indebtedness; or

(ii)	with respect to any Financial Indebtedness referred to in paragraph (vii) of the definition of Financial Indebtedness, which has led any counterparty to early terminate such Financial Indebtedness further to a breach of the Parent Company or the relevant Seller of its obligations thereunder.

“Cure Notice” has the meaning ascribed to such term in Clause 12.3.1(a).

“Current Account” means, in relation to any Seller, the current account (compte courant) opened in the Factor’s books in the name of such Seller in accordance with Clause 8.1. (Current Account) As at the Signing Date, the Current Accounts of the Sellers are listed in SCHEDULE 12(Current Accounts).

“Debtor” means, in respect of each Transferred Receivable, any legal entity being primarily obliged to pay any amount due thereunder, as clearly identified at any time in the Records of each Seller.

“Debtor Insolvency” means,

(a)	in respect of any Debtor incorporated in France, the opening of any of the proceedings specified in Book VI of the French Commercial Code, as amended from time to time, including (i) a safeguard (sauvegarde), (ii) accelerated safeguard (sauvegarde accélérée) (iii) express financial safeguard (sauvegarde financiére accélérée), (iv) judicial restructuring (redressement judiciaire), or (v) judicial liquidation (liquidation judiciaire) proceeding;

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(b)	with respect to any other Debtor, any analogous proceedings in any other relevant jurisdictions; and

(c)	with respect to any Debtor, any of the events set out in the Credit Insurance Policy under the definition of “Insolvency” (“Insolvabilité”) as set out in the section entitled Stop Automatique de la Couverture of each Credit Insurance Policy.

“Default” means any event or circumstance set out in Clause 12.3 (Default), which would, with the expiry of a grace period, the giving of notice, the making of any determination or combination of the foregoing, constitute an Event of Default.

“Default Notice” has the meaning ascribed to such term in Clause 12.3 (Default).

“Defaulted Debtor” means the Debtor of a Defaulted Receivable.

“Defaulted Receivable” means any Transferred Receivable remaining unpaid in whole or in part by a Debtor for more than sixty (60) calendar days after its due date and which is not a Disputed Receivable.

“Deferred Availability Account” has the meaning ascribed to such term in Clause 8.6 (Deferred Availability Account).

“Definance” means with respect to any Financed Receivable or Financeable Receivable the fact of debiting, from the relevant Current Account the Outstanding Amount of that Transferred Receivable and of crediting such amount to the relevant Deferred Availability Account.

“Definanced Receivables” means any Transferred Receivable which has been Definanced.

“Devaluation Reserve” has the meaning ascribed to such term in Clause 8.8.1.

“Devaluation Reserve Calculation Date” has the meaning ascribed to such term in Clause 8.8.2.

“Devaluation Reserve Reference Month” has the meaning ascribed to such term in Clause 8.8.2.

“Dilution” means in respect of the Transferred Receivables originated by any Seller, the amount of any Reduction or Cancellation Item, other than any set-off relating to

(i)	Tolling, Pseudo Tolling;

(ii)	to the sales of goods and provisions of services mentioned in paragraph 8.7.1(b); or

(iii)	as applicable, any set-off between Transferred Receivables owed by Airbus and the Airbus Advance

“Dilution Rate” means, at any time, in relation to any Seller, the rate of the Dilutions which arose during the previous calendar month, calculated by the Factor as a percentage of the aggregate amount of all Transferred Receivables Assigned by that Seller during such month.

“Dilution Reserve” has the meaning ascribed to such term in Clause 8.5 1 (Purpose).

“Dilution Reserve Required Amount” means at any time the amount which has to be credited on the Dilution Reserve on such time.

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“Discussion Period” has the meaning ascribed to such term in Clause 7.9.1(a).

“Disposal” has the meaning ascribed to such term in SCHEDULE 4 (Representation,Warranties).

“Dispute” means, in relation to any Receivable,

(iv)	the refusal by the relevant Debtor to pay all or part of the Outstanding Amount of such Receivable to the relevant Seller on the grounds that (for a reason other than it being subject to a Debtor Insolvency, and excluding any stalling tactic) it is not liable to make the relevant payment (including by refusing to pay in the designated currency), such refusal to be evidenced by mail or email from such Debtor to the relevant Seller, or, after the termination of the Servicing Mandate of such Seller, the Factor, provided that the termination of the Dispute will be evidenced through a written statement from the relevant Debtor or a definite decision of justice recognising the existence of the Receivable and all amounts due in respect thereof; or

(v)	in the context of a Debtor Insolvency against the Debtor of such Receivable, any decision rendered by the relevant competent insolvency officer or judge rejecting the existence or the amount of such Receivable, unless such rejection is caused by an improper filing of any relevant claim by the Factor, and provided that if the event which constitutes a Dispute affects only a part of the a Transferred Receivable, only that part shall be deemed to be a Disputed Receivable.

“Disputed Receivable” means any Receivable which is subject to a Dispute.

“Effective Global Rate” has the meaning ascribed to such term in Clause 9.7 (Effective Global Rate).

“Eligible Receivable” means any Receivable which fulfils on the relevant Assignment Date the following criteria:

(i)	it is fully owned by the relevant Seller;

(ii)	it results from the firm sale of products (or the related provision of services) by the relevant Seller in the ordinary course of its business;

(iii)	it has been originated and monitored pursuant to the Credit and Collection Procedures;

(iv)	it is either (a) governed by French law and is owed by an Approved Debtor located or incorporated in a Relevant Country or (b) the combination of the jurisdiction of its Debtor and of its governing law is set out in the Jurisdiction Matrix;

(v)	it is denominated in an Approved Currency;

(vi)	it is not an Excluded Receivable;

(vii)	it does not arise out of an invoice issued by a Seller in respect of a Debtor which is a member of the Group;

(viii)	it exists and constitutes legal, valid, binding and enforceable payment obligations of the relevant Debtor;

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(ix)	it is fully capable of transfer and it shall not be subject to any Ban on Assignment, unless prior written consent to the Assignment from its Debtor has been obtained in a form and substance substantially similar to the consent letter set out in SCHEDULE 9 (Form Of Consent Letter);

(x)	it is not subject to legal or contractual restrictions on confidentiality affecting the validity of its Assignment;

(xi)	it is not in the public knowledge that its Debtor, at the time of the Assignment, is subject to any Debtor Insolvency;

(xii)	its Debtor is not a Public Entity or an individual;

(xiii)	it does not arise from a public procurement contract;

(xiv)	it is free from any security interest, rights of third parties or adverse claims, and has not been previously discounted (escomptie) or assigned, transferred or pledged to third parties or as the case may be, such security interest, rights of third parties or adverse claims have been waived to the satisfaction of the Factor prior to the Assignment of the Eligible Receivable;

(xv)	under the contract pursuant to which it arises, it is not payable by means of cash (en espéces) or credit card;

(xvi)	it does not arise under a contract which is a regulated agreement under the French Consumer Code (Code de la consommation);

(xvii)	it is not owed by a Debtor in respect of which the Factor is prohibited to purchase receivables pursuant to applicable regulation as notified twenty (20) Business Days in advance by the Factor to the relevant Seller;

(xviii)	its maturity date falls after the date of the contemplated Assignment to the Factor;

(xix)	it has a maximum maturity date equal to the lesser of (A) the maximum maturity permitted by any applicable law (or by any applicable business agreement (accord de branche) duly endorsed by way of ordinance (décret)), (B) the maximum maturity provided under the Credit Insurance Policy and (C) one hundred and fifty (150) days (including any extension request);

(xx)	unless such Transferred Receivable is a Transferred Receivable on a Debtor offered for the first time to the Factor, the invoice relating to such Transferred Receivable has been issued less than thirty (30) days before it was Assigned to the Factor;

(xxi)	with respect to Rexam Egypt Receivable only, it fulfills the Rexam Egypt Eligibility Criteria.

“EURIBOR” means on any day:

(i)	the euro interbank offered rate administered by the Banking Federation of the European Money Markets Institute (or any person which takes over the administration of that rate) for Euros on such day and for a three month term, as displayed on the page EURIBOR01 of the Thomson Reuters screen or any replacement Thomson Reuters page which displays that rate (it being specified that if the relevant page or service is replaced or ceases to be available, the Factor, in consultation with the Parent Company or the Sellers’ Agent may specify another page or service displaying the relevant rate); or

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(ii)	(if no such rate is available) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Factor at its request quoted by HSBC France, Crédit Agricole and Crédit Mutuel (or any other credit institution selected by the Factor in consultation with the Parent Company or the Sellers’ Agent) to leading banks in the European interbank market;

at such time as is customary for fixing the rate applicable to such term for the offering of deposits in Euro for a period comparable to that term provided that, if any such rate is below zero, EURIBOR will be deemed to be zero.

“Euro” or “EUR” means the single currency of the member states of the European Union that adopt or have adopted the Euro as their lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Event(s) of Default” means any event referred to in Clause 12.3.1(c) and 12.3.2(c),

“Excluded Receivables” means any Receivable which fulfils on the relevant Assignment Date any of the following criteria:

(i)	It is arising from a contract the performance of which has been wholly or partly subcontracted, including pursuant to French law n 75-1334 of 31 December 1975 or any similar applicable law or regulation granting to the subcontractor a direct claim against the relevant Debtor for the payment owed to such subcontractor by the relevant Seller under the subcontract (save if, to the reasonable satisfaction of the Factor, bank guarantees (to guarantee payments to the relevant subcontractors) or other relevant arrangements have been implemented in advance in accordance with the above laws and regulations so as to avert the exercise of any such direct claim);

(ii)	its payment remains subject on the date on which such Receivable is purported to be Assigned to (A) the verification of the performance of an obligation of the relevant Seller, by the relevant Debtor or any third party or (B) the completion of additional services deliveries or other milestones;

(iii)	it is owed by a Debtor (or a Debtor’s Affiliate) that is at the same time a supplier (or a member of the same group as the supplier) of the relevant Seller or that is an Affiliate of the Seller, unless if it arises in connection with a Tolling relationship;

(iv)	it solely corresponds to penalties or late payment interest.

(v)	it is a Disputed Receivable in all or in part.

(vi)	it is owed by a Debtor which is mentioned on any official list which is binding on the Factor as being subject to Sanctions;

(vii)	it is a Receivable which relates to the delivery of goods or performance of services by the relevant Seller directly in the territory of the Islamic Republic of Iran or to any Iranian entity; or

(viii)	it is a Receivable subject to the Airbus License and the relevant Seller does not comply with the requirements of the Airbus License, the Airbus License is modified or cancelled or the relevant Seller is no longer identified as a supplier under the Airbus License.

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“Face Value” means, in respect of any Receivable, the nominal amount of such Receivable as at the date of its Assignment to the Factor, including any VAT applicable thereto.

“Factor Approval Limit” shall have the meaning given to that term in Clause 4.2.1 (Approval by the Factor).

“Factor Change of Control” means a change of control pursuant to which any person or group of persons acting in concert or as of their affiliates (a) holds directly or indirectly more than 50% of the share capital or the voting rights of the Factor or (b) owns the right to determine the composition of the majority of the board of directors (or equivalent) of the Factor.

“Factor Group” means the Factor and any entity which is an Affiliate of the Factor.

“Factoring Commission” has the meaning ascribed to such term in Clause 9.1.1 (Purpose).

“Factoring Facility” means the undisclosed non-recourse factoring facility made available by the Factor to the Sellers under the Factoring Facility Documents.

“Factoring Facility Documents” means (i) this Agreement, (ii) the Collection Account Guarantee Agreements, (iii) the Parent Performance Guarantee, (iv) any document, instrument or agreement entered into between the Parties for the purposes of a Transfer Mode or Retransfer Mode, (v) any Accession Form, (vi) the Transferred Receivables Ledgers, (vii) the reports or certificates transmitted by the Parent Company or the Sellers to the Factor pursuant to SCHEDULE 4 (Representation, Warranties), or (viii) any document, instrument or certificate designated as such by the Parties.

“Finance Lease” means the leases, financial leases (locations avec option d’achat) or hire- purchase contracts which would, in accordance with the relevant Accounting Principles, be treated as a finance or capital leases.

“Finance/Financed” means the fact, for the Factor, of making a Financing available to the Sellers pursuant to the terms of Clause 3 (Financing of Financeable Amounts) of this Agreement.

“Financeable Amounts” has the meaning ascribed to such term in Clause 3.2 (Financeable Amounts).

“Financeable Receivable” means an Approved Receivable which fulfils all the following criteria:

(i)	it is not a Disputed Receivable in all or in part;

(ii)	the Financing of such Transferred Receivable will not trigger a breach of the applicable Concentration Limit (for the avoidance of doubt, the Factor will monitor compliance with the Concentration Limit); and

(iii)	it is not yet a Financed Receivable.

“Financed Amounts” means, in relation to any Seller, amounts debited from the Current Account of such Seller and paid in cash by the Factor to such Seller in accordance with Clause 3.1(Financing).

“Financed Receivable” means any Financeable Receivable which has been Financed in accordance with Clause 3 (Financing of Financeable Amounts).

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“Financial Indebtedness” means, without double-counting, any indebtedness for or in respect of:

(i)	monies borrowed and debit balances at banks or other financial institutions;

(ii)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds (other than Trade Instruments) notes, debentures loan stock or any similar instrument,

(iv)	the amount of any liability in respect of any Finance Lease;

(v)	receivables sold or discounted (except off balance sheet transfers of receivables);

(vi)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the financial effect of a borrowing;

(vii)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(ix)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Transaction Settlement Date or are otherwise classified as borrowings under the Accounting Principles;

(x)	in respect of the Sellers only, the amount of any liability in respect of any guarantee for any of the items referred to in Paragraphs (i) to (ix) above, and in respect of the Parent Company the amount of any liability in respect of any guarantee for any of the items referred to in Paragraphs (i) to (ix) above, to the extent the payment of any such liability would jeopardize the Parent Company’s ability to face its other Financial Indebtedness.

“First Assignment Date” means, with respect to any Seller, the first Assignment Date regarding such Seller on or following the Signing Date.

“Form of Notification” means any notice of assignment to Debtors of Transferred Receivables transferred by any Seller substantially in the form of SCHEDULE 16, Part 3.

“Financing” means the amounts made available by the Factor to the Sellers out of Financeable Amounts pursuant to the terms of Clause 3 (Financing of Financeable Amounts) of this Agreement (it being understood, for the avoidance of doubt that the Financing shall not constitute a loan to be repaid by the Sellers to the Factor).

“Financing Request” has the meaning ascribed to such term in Clause 3.1.1.

“Group” means Constellium N.V., the Parent Company, and the Sellers

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“Indemnification Maximum Payment Date” means, in relation to any Transferred Receivable which is an Approved Receivable, the date immediately falling one hundred and eighty (180) days after the initial maturity date of the relevant Transferred Receivable (or any other date as may be agreed upon among the relevant Seller, the Factor and the Credit Insurer).

“Indirect Payment” means any payment by a Debtor in respect of a Transferred Receivable which is not remitted to a Collection Account

“Insolvency Proceeding” means in respect of the Parent Company and the Sellers any of the following events:

(i)	any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, the opening of proceedings for sauvegarde (including sauvegarde financiére accélérée or sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or reorganisation of such entity other than a solvent liquidation or reorganisation of such entity;

(ii)	it commences proceedings for the appointment of a mandataire ad hoc (on the grounds of financial difficulties) or for a conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce other than with the Factor;

(iii)	a judgement for sauvegarde (including sauvegarde financiére accélérée or sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de I’entreprise is rendered in relation to such entity under articles L.620-1 to L.670-8 of the French Code de commerce; and

(iv)	it is in a state of cessation des paiements within the meaning of article L.631-1 of the French Code de commerce.

“Insolvency Regulations” has the meaning ascribed to such term in SCHEDULE 4 (Representation, Warranties).

“Insurance Indemnification” means any indemnification under the Credit Insurance Policy.

“Jurisdiction Matrix” means the list of combinations of Relevant Laws and Relevant Countries set out in SCHEDULE 14 (Jurisdiction Matrix) as such list may be amended at any time by the Parties.

“Legal Reservations” means any legal reservations that are inserted in the legal opinions delivered in relation to this Agreement.

“Letter of Waiver and Consent” means an original copy of a letter substantially in the form set out in SCHEDULE 20 (Form of Letter of Waiver and Consent).

“Margin” means 1.20 % per annum.

“Material Adverse Effect” means a material adverse effect on: (I) the ability of the Parent Company or the Sellers to perform their payment or other material obligations (including with respect to their obligations pursuant to the Servicing Mandates) under the Factoring Facility Documents; or (ii) the collectability of the Transferred Receivables (taken as a whole), on a Seller by Seller basis; or (iii) the validity or the enforceability of any of the Factoring Facility Documents.

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“Maximum Insurance Liability” means the global limit of the Credit Insurer’s yearly maximum liability (limite maximum de decaissement) under the Credit Insurance Policy, applicable only to Receivables assigned by the Sellers, set out on the Signing Date at one hundred and ninety-five million euros (EUR 195,000,000), as such limit may be adjusted downward following the occurrence of one or several indemnification events throughout the year.

“Maximum Total Financing Amount” means two hundred and thirty five million Euros (EUR 235,000,000) available collectively to the Sellers, as this amount may be decreased pursuant to Clauses 3.3 (Maximum Total Financing Amount) 12.2 and 12.4 or increased pursuant to Clause 18.4.3(e).

“Metal Floating Price” means, in respect of any Devaluation Reserve Reference Month, the amount expressed in US Dollars equal to the relevant LME (London Metal Exchange) average price of metal three (3) months prior to such Devaluation Reserve Reference Month, as calculated in accordance with the terms of the contract entered into between the relevant Seller and Airbus.

“Metal Invoicing Price” means, In respect of any Devaluation Reserve Reference Month, the price per ton of metal expressed in US Dollars actually invoiced, to Airbus by the relevant Seller during such Devaluation Reserve Reference Month.

“Metal Price Devaluation” has the meaning ascribed to such term in Clause 8.8.1.

“Minimum Dilution” means, at any time after the sending of a Termination Notice or the occurrence of a Stop Purchase Event, but before the Transaction Settlement Date, with respect to any Seller the lower of (i) the aggregate Outstanding Amount at that time of Financeable Receivable transferred by such Seller to the Factor, (ii) the amount of the Dilution Reserve of such Seller on the termination date of the Agreement or on the date of occurrence of a Stop Purchase Event, and (iii);

(a)	With respect to Constellium Neuf Brisach,	EUR 4,500,000

(b)	With respect to Constellium Issoire,	EUR 1,500,000; and

(c)	With respect to Constellium Extrusions France,	EUR 500,000

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non cooperatif), as set out in the list referred to in Article 238-0 A of the French Tax Code (Code Gènèral des Impots), as such list may be amended from time to time.

“Non-Financeable Amounts” means, at any time, the sum of (i) the Outstanding Amount of the Non-Financeable Receivables as at such time and (ii) the difference between the Face Value of the Financeable Receivables as at such time and the Financeable Amounts.

“Non-Financeable Receivable” means any Transferred Receivable which is not a Financeable Receivable.

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“Non-Utilization Fee” means on any anniversary date of the Signing Date comprised during the Commitment Period a fee equal to zero point forty per cent (0.40%) of the difference between (i) the Maximum Total Financing Amount and (ii) the average Financed Amounts during the previous year.

“Obligors” means the Parent Company, the Sellers and the Sellers’ Agent, from time to time.

“Offset and Adjustment Account” or “OAA” means in relation to any Seller a Sub-Account of its Current Account the characteristics of which are set out in Clause 8.4 (Offset and Adjustment Account - OAA).

“Outstanding Amount” means on any date with respect to any Receivable, the outstanding amount owed by the relevant Debtor under such Receivable being equal to the difference (if any) between the Face Value of such Receivable, any Reduction or Cancellation Items affecting such Receivable and any payment made by the relevant Debtor or any other party (including any agreements or credit insurances) to discharge such Receivable, provided that the Outstanding Amount shall be equal to zero in respect of any Receivable which has been written off.

“Parent Change of Control” has the meaning ascribed to such term in Clause 12.2(a).

“Parent Performance Guarantee” means the performance guarantee agreement (acte de cautionnement solidaire) entered into on 4 January 2011 between the Parent Company and the Factor.

“Pseudo Tolling” means any repurchase by the relevant Seller of inventory from any Debtor

“Public Entity” means any State (Étaf), any local authorities (coilectivités locales) or similar foreign law entities or any public-law entity whether in France or abroad.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December of each calendar year respectively.

“Receivable” means any receivable payable by a Debtor to a Seller as a result of sales of goods or performance of services by such Seller in the ordinary course of such Seller’s business and any VAT amount invoiced by such Seller in relation to such receivable, together with:

(i)	to the extent applicable and permitted under applicable law, all Records related to such Receivable;

(i)	any Related Security;

(ii)	the right to demand payment of principal, interest (except late payment interest) and any other sum howsoever due in respect of such Receivable and all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs) such Receivable; and

(iii)	to the extent applicable and permitted under French law, such Seller’s rights to refunds from the relevant tax authorities on account of, if applicable, value added tax in respect of any goods sold or services rendered to a Debtor.

“Records” means with respect to any Receivable, all Contracts, credit files and other agreements, documents, books, records (including records relating to billing and collection matters) and other media for the storage of information (including tapes, disks, punch cards computer software and databases) related to such Receivable, the Related Security or the related Debtors.

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“Reduction or Cancellation Items” means, with respect to the Transferred Receivables, all reductions or cancellations materialized by Credit Notes or materialized in the relevant Seller’s account as miscellaneous entry (opérations diverses), granted by a Seller or by valid and enforceable offset resulting inter alia from invoicing error, volume rebates, bonuses, premiums or monthly discounts.

“Related Security” means with respect to any Receivable, all of the Sellers’ right, title and interest in, to and under any guarantee, mortgage, retention of title, pledge, lien or any other security interest purporting to secure the payment of such Receivable.

“Relevant Country” means any country set out in the Relevant Country column of the Jurisdiction Matrix, as such list may be amended at any time by the Factor subject to a ten (10) Business Days prior notice to the Sellers, on the basis of a change on the legal, economic or political situation of the listed countries.

“Relevant Law” means the law of any jurisdiction set out in the Relevant Law column of the Jurisdiction Matrix as such list may be amended at any time by the Factor on the basis of a legal analysis demonstrating that, as a result of a change in law (including a change in the interpretation of the law), the legal analysis carried out initially for the purpose of the Jurisdiction Matrix has become inaccurate and consequently the assignment of the receivables governed by such Relevant Law cannot be effected and perfected in the manner contemplated hereunder.

“Requested Amount” has the meaning ascribed to such term in Clause 31.1.

“Requested Financed Receivables” has the meaning ascribed to such term in Clause 3.1.1.

“Reserves” means the sums standing to the credit of the relevant Reserve Account.

“Reserve Accounts” means the Deferred Availability Account, the Set-Off Reserve, and the Devaluation Reserve.

“Retransfer Mode” means the Transfer-Back procedure set out in SCHEDULE 16.

“Rexam UK” means Rexam Beverage Can Europe Ltd, a company incorporated under the laws of England as a limited liability company, whose registered office is located at 100 Capability Green, Luton, LU1 3LG Bedfordshire, United Kingdom, registered with the Companies House under number 02554348.

“Rexam Egypt” means Rexam Beverage Can Egypt S.A.E a joint stock company incorporated under the laws of Egypt, whose registered office is located at 3rd Industrial Zone, 6th October City, Cairo, Egypt, registered in the Commercial Register under number 101693

“Rexam Egypt Receivable” means any Receivable owed over Rexam Egypt.

“Rexam Egypt Eligibility Criteria” means with respect to any Rexam Egypt Receivable the following criteria:

(i)	the Factor has received a Letter of Waiver and Consent with respect of such Rexam Egypt Receivable; and

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(ii)	the sum of the Face Value of such Receivable and of the Outstanding Amount of all Transferred Receivables owed by Rexam Egypt and transferred during the same Rexam First Demand Guarantee Period does not exceed the amount of the Rexam First Demand Guarantee issued during such Rexam First Demand Guarantee Period, and

(iii)	the Factor has received a legal opinion from an external counsel of Rexam UK issued in a form satisfactory to the Factor as to the capacity of Rexam UK to issue the Rexam First Demand Guarantee guaranteeing the payment of such Rexam Egypt Receivable; and

(iv)	on the relevant Assignment Date, the purchase of such Rexam Egypt Receivable does not cause the aggregate amount of the outstanding Rexam Egypt Receivables which are Financed Receivables to exceed ten millions euros (EUR 10.000.000).

“Rexam First Demand Guarantee” means any first demand guarantee (garantie autonome) governed by French law to be issued from time to time by Rexam UK for a duration of nine (9) months, substantially in the form set out in SCHEDULE 19 (Form of Rexam First Demand Guarantee).

“Rexam First Demand Guarantee Period” means with respect to any Rexam First Demand Guarantee, the period during which such Rexam First Demand Guarantee is valid.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	enacted, administered, enforced or imposed by law or regulation of the United Kingdom, the Council or the Commission of the European Union, the United Nations or its Security Council, the United States of America, France or the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, Her Majesty’s Treasury and the French Treasury, or

(b)	imposed by the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010; or

(c)	otherwise imposed by any law or regulation applicable to the Factor (to the extent disclosed in writing by (he Factor to the Seller’s Agent).

“Seller Change of Control” has the meaning ascribed to such term in 12.2(b).

“Seller Codes” means the seller codes (codes vendeur) to be used by each Seller to record the invoices relating to the relevant Transferred Receivables appearing in SCHEDULE 12 ( Current Accounts), or any other code communicated by the Factor to the relevant Seller.

“Seller Receivables Performance Triggers” has the meaning ascribed to such term in 7.9.2(a).

“Servicer Termination Event” means any event referred to in Clause 7.9.2.

“Servicing Mandate” has the meaning ascribed to such term in Clause 7.1 (Servicing Mandate).

“Set-Off Reserve” has the meaning given to that term in Clause 8.7 (Set-Off Reserve).

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“SFC Rate” means the sum of (i) the arithmetic average of the daily EURIBOR rates of the preceding two months (or zero if such average is negative) and (ii) the Margin.

“Signing Date” means the date hereof.

“Special Financing Commission” or “SFC” has the meaning ascribed to such term in Clause

9.2 (Special Financing Commission (SFC)).

“Stop Purchase Event” has the meaning given to that term in Clause 12.1 (Term)

“Sub-Account(s)” means any sub-account(s) opened by the Factor under each of the Current Accounts.

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L. 233-3 of the French Code de commerce.

“Substitute Sellers’ Agent” has the meaning ascribed to such term in Clause 17.6.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under any Factoring Facility Document.

“Termination Notice” has the meaning ascribed to such term in Clause 12.3.1(b).

“Test Date” means, in respect of any Test Period, the tenth (10th) Business Day following the end of such Test Period.

“Test Period” means any calendar month.

“Three Month Dilution Percentage” means, at any time, with respect to any Seller, the ratio of (i) the aggregate amount of all Dilutions regarding such Seller for the three preceding months, by (ii) the aggregate amount of all Transferred Receivables Assigned by such Seller for the three preceding months.

“Tolling” means any provision of services by the relevant Seller to any Debtor out of inventory owned by such Debtor.

“Trade Instruments” means any performance bonds or advance payment bonds issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction Settlement Date” means the date of definitive settlement of all transactions in respect of the Factoring Facility, occurring on the later of (i) the Indemnification Maximum Payment Date of the Transferred Receivable having the latest due date or (ii) the date on which all amounts or liabilities due (or owed) by all Obligors towards the Factor and by the Factor to all Obligors, pursuant to the Factoring Facility Documents have been fully paid (or irrevocably extinguished).

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“Transfer Document” means any deed of transfer (acte de cession de créances professionnelles) of Eligible Receivables to be Assigned by each Seller to the Factor pursuant to the provisions of Article L. 313-23 et seq of the French Monetary and Financial Code, in the form described in SCHEDULE 16, Part 1.

“Transfer Mode” means the procedure and mechanics of transfer (including the relevant Transfer Document) set out in SCHEDULE 16, Part 1.

“Transfer-Back” means any retransfer or, as the case may be, rescission of any Transferred Receivable by the Factor to the relevant Seller in accordance with the procedure set forth in Clause 5.3 (Procedure for the Transfer-Back of Transferred Receivables - Retransfer Modes) and the relevant Retransfer Mode and to “Transfer-Back” means the action of making a Transfer-Back.

“Transfer-Back Price” has the meaning ascribed to such term in Clause 5.3.1.

“Transferred Receivables Ledgers” means a report substantially in the form of SCHEDULE 8 (Transferred Receivables Ledgers).

“Transferred Receivable” means any Eligible Receivable transferred to the Factor pursuant to this Agreement and which has not been Transferred-Back.

“VAT” means

(i)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(ii)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in Paragraph (i) above, or imposed elsewhere.

“Web Services” has the meaning ascribed to such term in Clause 13 (Access to Web Services).

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SCHEDULE 2.

THE SELLERS

Name	Registered Office	Registration Number	Jurisdiction
Constellium Issoire	rue Yves Lamourdedieu Zl les Listes 63500 Issoire, France	672 014 081 RCS Clermont- Ferrand	France

Constellium Neuf Brisach	ZIP Rhénane Nord, RD 52, 68600 Biesheim	807 641 360 RCS Colmar	France

Constellium Extrusions France	1 Passage Eiffel, CS 40046, 21702 Nuits-Saint-Georges	662 032 374 RCS Dijon	France

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SCHEDULE 3.

CONDITIONS PRECEDENT

Part 1

Conditions Precedent to the Signing Date

1.	The following documents must be delivered by each Obligor on the Signing Date:

(a)	An original copy or a certified copy of the up-to-date constitutional documents (statuts);

(b)	An original copy or a certified copy of the certificate of incorporation (Extrait K-bis or, in respect of the Parent Company oprichtingsakte);

(c)	To the extent required by any applicable law or by its constitutional documents, original copies or certified copies of the resolutions of the competent corporate bodies, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Factoring Facility Documents including, with respect to the Parent Company, confirmation that the Parent Performance Guarantee complies with the corporate benefit principle applicable to it;

(d)	An original copy or a certified copy of the power(s) of attorney of the person(s) signing the Factoring Facility Documents as well as the powers of attorney for all persons signing all documents, instruments or agreements required under the relevant Transfer Mode (and Transfer Document) or Retransfer Mode on an ongoing basis during the life of the transaction or any notice or certificate under the Factoring Facility Documents;

2.	Legal Opinions to be provided on the Signing Date:

(a)	Legal opinion by Clifford Chance Europe LLP in respect of the legal existence, the absence of insolvency proceedings, capacity and authority of the Sellers in connection with the execution and performance of the Factoring Facility Documents to which they are a party;

(b)	Legal opinion by Stibbe B.V. in respect of the legal existence, the absence of insolvency proceedings, capacity and authority of the Parent Company in connection with the execution and performance of the Factoring Facility Documents to which they are a party; and

(c)	Legal opinion by Dentons Europe in respect of the validity of this Agreement.

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Part 2

Conditions Precedent to the First Assignment Date

(a)	Evidence that all costs and expenses (including the Factor’s legal costs, to the extent invoiced in due time) then due and payable by each of the Sellers and the Parent Company under the Transaction Documents have been paid.

(b)	The Credit Insurance Policy as amended in a manner satisfactory to the Factor is in full force and effect.

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SCHEDULE 4.

REPRESENTATION, WARRANTIES AND UNDERTAKINGS

1.	Representations and warranties

Each Seller and, as the case may be, the Sellers’ Agent and the Parent Company represents and warrants for itself to the Factor that:

1.1.	Representations and warranties relating to the Sellers

(a)	Status: it is a company validly incorporated and existing under the laws of its place of incorporation, it is in compliance with all of the applicable laws and regulations relating to its incorporation;

(b)	Powers, authorisations and consents: it has full power and authority to enter into the Factoring Facility Documents to which it is a party, and no governmental or regulatory consent is required in order to enter into the Factoring Facility Documents to which it is a party, and it has taken all action necessary to authorise the execution, delivery and performance by it of the Factoring Facility Documents to which it is a party;

(c)	Non-violation: the execution, delivery and performance of the Factoring Facility Documents to which it is a party do not contravene or violate (i) its memorandum and articles of association, (ii) any law, rule, regulation or orders applicable to it, (iii) any restrictions under any agreement, contract, deed or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgement, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any adverse claim on or with respect to any of its assets or undertakings to the extent that such contravention, violation or result would have a Material Adverse Effect;

(d)	Legal validity: Subject to the Legal Reservations, its obligations under the Factoring Facility Documents currently in force to which it is a party constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms;

(e)	Accounts: each of the Sellers’ most recent audited annual accounts, and the Group’s most recent non audited consolidated quarterly accounts and audited consolidated annual accounts, copies of which have been furnished to the Factor pursuant to the Agreement, respectively (i) present a true and fair view of each of the Sellers’ and the Group’s financial condition (for the audited accounts) or (ii) have been prepared in good faith by the Group pursuant to the Group’s accounting policy and practice (for the unaudited accounts), as applicable, as at that date and of the results of their operations for the period then ended, all in accordance with applicable accounting standards consistently applied;

(f)	No litigation: there are to its knowledge no current material actions, suits or proceedings pending against or affecting it, in or before any judicial or administrative court, arbitrator or regulatory authority, which, based on information provided by it as well as any public information relating to such actions, suits or proceedings, which has a Material Adverse Effect;

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(g)	No default: it is not in default with respect to any order of any court, arbitrator or governmental body, or under any contractual or other obligation, which is material to its business or operations and which has a Material Adverse Effect;

(h)	Accuracy of Information: to its best knowledge, all information furnished in writing by it to the Factor (excluding the accounts mentioned in section 1.1(e) of SCHEDULE 4 and including the information provided in connection with each Assignment) for the purposes of or in connection with the Factoring Facility Documents, is true and accurate in every material respect on the date such information is stated or certified and does not contain any material misstatement of fact,

(i)	Principal place of business: in relation to the Sellers only, its principal place of business and main executive office and the offices where it keeps all its books, records and documents evidencing the Transferred Receivables and the related contracts are located at the addresses stated in SCHEDULE 11;

(j)	Capacity to identify and Individualise: in relation to the Sellers only, it has operating systems capable of identifying and individualising in a clear and precise manner each Transferred Receivable and all collections received in respect thereof;

(k)	Records: in relation to the Sellers only, all IT and accounting records are accurate in all material respects and all back-up systems are accessible to the Factor and are regularly updated in light of the Group’s current business practices;

(l)	No VAT: in relation to the Sellers only, no VAT or equivalent tax is applicable in respect of any sale of Transferred Receivables by it to the Factor.

1.2.	Representations and warranties relating to the Receivables

(a)	No fraud, etc: such Receivables has not been offered for Assignment to the Factor as a result of fraud, gross negligence or wilful misconduct (dol) from the relevant Seller and (ii) the relevant Seller has not knowingly offered Receivables for Assignment that are not Eligible Receivable, at the time of the relevant offer and assignment date, or are Excluded Receivables and to the extent only that such offer affect a material portion of the outstanding amount of Transferred Receivables in respect of such Seller (for the avoidance of doubt, it is specified that the Factor shall not be responsible for verifying such compliance);

(b)	No Violation: upon any Assignment of Receivables, such Transferred Receivables will not be available any longer to the creditors of the relevant Seller in the context of an Insolvency Proceeding or any other procedure under Livre VI of the French Commercial Code, as amended from time to time; and

(c)	Transfer of title: subject to the Legal Reservations, upon the assignment of any Transferred Receivables, the Factor will have all the rights, interests and title of the relevant Seller in respect thereof as well as, under French law, the related and accessory security then existing in respect thereof.

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1.3.	Repetition

The representations and warranties in sections 1.1 and 1.2 of this SCHEDULE 4 are made by the Sellers, the Sellers’ Agent and the Parent Company as of the Signing Date, and they shall be repeated in the frequency set out below, in each case, by reference to the facts and circumstances existing on that date, as long as any amount or any obligation is outstanding towards the Factor under the Agreement:

(a)	the representations and warranties set out in sections 1.1 (i) and 1.1(l) shall not be repeated after the Signing Date;

(b)	the representation and warranty set out in sections 1.1(e) shall be repeated on each date of remittance to the Factor of the relevant annual or quarterly or accounts;

(c)	the representations and warranties set out in sections 1.1(f), 1.1(g), 1.1(h), 1.1(j) shall be repeated on the first Business Day of each calendar month; and

(d)	the representations and warranties set out in sections 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(j), and 1.2(a) to 1.2(c) shall be repeated on each date of Assignment of Eligible Receivables.

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2.	Undertakings

Each of the Sellers, and to the extent applicable the Sellers’ Agent and the Parent Company (each only for itself) undertakes to the Factor as follows. These undertakings are to be complied by each of the Sellers, the Sellers’ Agent and the Parent Company as long as any amount or any obligation is outstanding towards the Factor under the Agreement.

(a)	Delivery of documents, obligation of Information and access: (i) it shall supply to the Factor (or to any person appointed by the Factor) such documents and information with respect to itself, to the Credit Insurance Policy, to the Transferred Receivables and to the Related Security as the Factor may reasonably request, notably, in order to verify each of the Sellers’ compliance with its obligations under the Agreement or the Credit Insurance Policy; and (ii) it shall, as soon as possible upon becoming aware of such facts or events, notify the Factor of any facts or events concerning:

(i)	the Transferred Receivables or the Credit Insurance Policy which has a Material Adverse Effect;

(ii)	any increase in the amount of the Airbus Advance; and

(iii)	upon being informed of any transfer of or pledge over the Airbus Advance, details of such transfer or pledge.

(b)	Collection: as far as each Seller is concerned, it shall maintain and implement the Credit and Collection Procedures, and procure that they are maintained and implemented (including, without limitation, an ability to recreate records in the event of their destruction), and it shall keep and maintain, all documents, computer discs, books, records and other information necessary for the collection of all Transferred Receivable, and procure that they be kept and maintained (including, without limitation, records adequate to permit the daily identification of all collections):

(c)	Payment of taxes (Transferred Receivables): It shall pay punctually all amounts of VAT, if any, and other taxes in connection with any Transferred Receivables or any related contract and shall comply with all obligations with respect thereto;

(d)	No assignment: it shall not (otherwise than in accordance with the Agreement) (a) sell, assign, pledge, lien, charge or otherwise dispose of, or create or suffer to exist any adverse claim or security interest upon or in respect to any Transferred Receivable or any contracts relating thereto, nor (b) assign any right to receive payment in respect thereof and it shall defend the title and interest of the Factor in, to and under any of the foregoing property relating to any Transferred Receivable, against all claims of third parties as if it were the owner of such Transferred Receivable;

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(e)	No change in business: it shall not make any change in its business which might materially and adversely impair the operation of the Agreement or which might materially and adversely decrease the credit quality of the Transferred Receivables (taken as a whole) or otherwise materially and adversely affect the rights or remedies of the Factor (provided that, if such event occurs, the Factor shall first notify in writing the Seller and propose the exclusion of new Debtors relating to such new business in order to limit the effect of such change in business and remedy such breach);

(f)	Preservation of corporate existence: it shall preserve and maintain its corporate existence and shall maintain all licences, authorizations and certifications necessary to the performance of its business, where failure to maintain or preserve would have a Material Adverse Effect;

(g)	Safe-keeping of documents: it shall hold in a reasonably secure and safe from damage location all documents relating to Transferred Receivables;

(h)	No amendment to the contracts: it shall not modify the terms and conditions of any contract relating to any Transferred Receivable, which adversely affect the eligibility or the collectability thereof, unless it has received the prior written approval of the Factor (not to be unreasonably withheld);

(i)	No change in place of storage: it will not change any office or location mentioned in SCHEDULE 11 (Location Of Records) where books, records and documents evidencing the Transferred Receivables are kept without prior notifying the Factor at the latest thirty (30) calendar days before making such change of the new location of such books, record and documents;

(j)	Notification: it will notify the Factor within ninety (90) calendar days prior to changing its name, identity or corporate structure or relocating its registered office.

(k)	No merger: it shall not, if it would have a Material Adverse Effect, operate a legal reorganization, merge or consolidate with or into, or contribute, transfer or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any person, it being understood that should a voluntary reorganization or restructuration of companies of the Group (including by a way of amalgamation, merger, demerger, spin-off or voluntary liquidation) involving one or more Sellers is intended to take place, the relevant Sellers shall notify the Factor of any such event as soon as possible after all internal corporate approvals have been obtained and being legally entitled to do so;

(l)	Provision of financial information:

(i)	Upon request of the Factor, to the extent such information are publicly available and otherwise without prior request of the Factor, each of the Sellers and the Parent Company, as applicable, will deliver to the Factor.

(1)	annually, as soon as reasonably practicable and no later than one hundred and eighty (180) days from its year-end) the audited statutory annual financial statements (balance sheet and related income statement) of each Seller together with the relevant auditors’ reports;

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(2)	annually, as soon as reasonably practicable and no later than one hundred and eighty (180) days from its year end, copies of the audited consolidated annual financial statements (balance sheet, related income statement and cash flow statement) of the Accounting Group together with the relevant auditors’ reports;

(3)	quarterly, and no later than sixty (60) days after each Quarter Date, copies of the Accounting Group’s consolidated quarterly management accounts;

(4)	monthly, (except for the month of January of each year), and no more than thirty (30) days after its month end (and forty-five (45) days for the first six (6) monthly statements to be remitted as from the Signing Date), the unaudited and unreviewed monthly financial statements (balance sheet and related income statement) for each Seller;

(5)	monthly, and no more than thirty (30) days after its month end, aged supplier balances for each Seller;

(6)	monthly, and no more than thirty (30) days after its month end, detailed statement of year-end rebates, commercial discounts, Tolling. Pseudo Tolling and scrap report for each Seller;

(7)	(A) the Transferred Receivables Ledgers in the manner set out in Clause 7.4 (Diligence and general obligations of each Seller as agent of the Factor), (B) the servicing reports referred to in Clause 7.5 (Report on the performance of the Servicing Mandate) and in the manner set out in Clause 7.5 (Report on the performance of the Servicing Mandate) and (C) the monthly rebate and other reports referred to in Clause 2(o) below in the manner set forth in Clause 2(o) below;

(ii)	promptly, upon request of the Factor, such documentation and other evidence as reasonably requested by the Factor in order to carry out and be satisfied that it has complied with all necessary “Know Your Customer” requirements as per Factofrance policy or other similar checks under any applicable laws or regulations;

(m)	Authorisations: it will promptly obtain, maintain and comply with the terms of, any authorisation required under any law or regulation (i) to enable it to perform its obligations under, or (ii) for the validity or enforceability of, the relevant Factoring Facility Documents;

(n)	Financial records: it will record the Assignment of a Transferred Receivable pursuant to the Agreement in its financial records;

(o)	Rebates: it shall supply to the Factor, (i) prior to the First Assignment Date (if applicable) and (ii) thereafter on a monthly basis, no more than thirty (30) days after the relevant month end, reports listing the accrued rebates or rebate payments remaining due to the Debtors;

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(p)	Information on Insolvency Proceedings: subject to applicable law, and as soon as becoming aware of such event, it undertakes to inform the Factor of the commencement or taking of any step relating to it that would constitute or already constitutes an Insolvency Proceeding (or any other procedure under Livre VI of the French Commercial Code, as amended from time to time, or any equivalent proceeding under any applicable law);

(q)	Use of proceeds: each of the Sellers and the Parent Company undertakes to use the proceeds arising from the Factoring Facility in a manner compliant with applicable laws by using such proceeds in particular, for the avoidance of doubt, for the refinancing of working capital facilities; and

(r)	Airbus License: it shall inform the Factor in the event the Airbus License is modified, cancelled, or if it is no longer identified as a supplier under the Airbus License, as soon as it is aware of the same.

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SCHEDULE 5.

VALUE DATES

PART 1

PAYMENTS FROM THE CURRENT ACCOUNT

Payment type	Value date

Check to the relevant Seller	Issue date

Wire transfer to the relevant Seller	Issue date

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PART 2

PAYMENTS TO THE ASSET ACCOUNT

Payment type	Value date

Check payable by a bank located in Paris	Date on which the payment is recorded by the Factor plus one (1) Business Day

Check payable by a bank in France out of Paris	Date on which the payment is recorded by the Factor plus one (1) Business Day

Fixed maturity negotiable instrument (effet de commerce payable à échéance)	Instrument’s maturity date

Bearer negotiable instrument (effet de commerce payable à vue)	Paying date of the instrument plus one (1) Business Day

Bank or postal wire transfer	Transferee’s bank value date

Foreign wire transfer	Date on which the payment is recorded by the Factor

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SCHEDULE 6.

CREDIT AND COLLECTION PROCEDURES

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Global Credit Risk Management

Concerned accounts: Sales, Availabilities, Customers, Other invoices, Customers accounting provisions	GLOBAL CM contact: Michel BERARDI

IT applications:

SAP FI (V4.6c): accounting transactions

SAP SD (V4.6c): sales monitoring module & SAP specific “credit risk projection” transaction Ellipro/Creditsafe/Atradius: Customers statements database

Start and end process:

General credit policy definition

Doubtful accounts transfer decision

Objective and description:

Customer risk is managed by the site Credit Management referring to site and corporate Finance Controlling and corporate Credit Management

The sub-process is outlined below:

1/ Definition and implementation of a general credit policy

2/ Credit lines granted to customers fixing

3/ Securing customer risk

4/ Monitoring of critical delinquencies for risk and compliance with credit lines

5/ Management of financial disputes and litigation

19.4 Interlocutors:

19.5 BU CFOs

Global Credit management: Michel BERARDI

19.6

19.7

19.8

19.9 Input:

19.10 Customer information and trade issues in particular as a result of customer visits, financial press,

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Investigations requested information from specialized agencies,

Guarantees by the credit insurer

Output:

For each customer: credit lines setting

Provided instruction for doubtful customers

1/ Definition and application of a general credit policy

Corporate Credit Management and Finance participates in the definition of the general policy of the Business Unit Credit. This policy is consistent with business practices:

•	Definition of allowed payment period (between 30 and 90 days with exceptions),

•	Fixing of default interest rate,

•	Fixing the discount rate in case of early settlement,

•	Identification of preferential payment methods

•	Fixing guarantees

•	Ceiling powers in arbitration

The first three rules are part of the terms and conditions listed on the back of invoices. Trade must ensure their proper implementation.

To be noticed::

•	Currently the default interests are not routinely charged: Credit Management takes the financial and commercial situation of the customer. It was after discussion with Credit Management as Sales decide to issue an invoice. This one following the usual process of other bills.

•	In case of early settlement, a discount rate could be proposed.

2/ Credit lines granted to customers fixing:

Fixing a credit line follows the request to open an account or a credit line by a commercial. This request is sent to Credit Management by email.

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Credit lines are defined by company and industry. They take business objectives and are set after analyzing the customer’s creditworthiness performed either by the credit insurer or by Credit Management (particularly if the insured amount is less than the amount of the requested credit line or credit insurer refused warranty).

If requested, the commercial service to the end customer must request the last financial items that are not yet in the database in order to update the risk.

A line of credit is however not blocking to record a new command, load sales department careful not to exceed the amount of the authorized line (when exceeding a request to increase must be made at the Credit Management)

Principle of securing credit lines:

Credit Management assess the creditworthiness of customers and prospects preventive and systematic manner. This assessment is based at amounts on one or more of the following background information:

•	The guarantee granted by credit insurance,

•	Analysis of the most recent financial statements,

•	Business information from specialized agencies

•	The “economic” before (regular monitoring of the economic and financial press)

•	Possibly a visit to the customer with the Sales

•	Granted guarantees (bank, parent ...)

This study helps to fix a credit line for each customer.

Important Notes:

•	When no credit line has been granted to a customer. Credit Management requires that payments are made before shipment. Sales are liable for non-compliance with this rule, the control can be done by Credit Management in the current management of the file (Sales administration responsibility which in this case must ensure that the customer payment to be made prior to release merchandise and charge).

Maintenance of customer database:

The administration of customer files in SAP is ensured by people dedicated in on sites.

If a customer create request, the employee responsible for the administration of the customer file checks in SAP that the customer does not already exist to avoid duplicates. The control is operated in SAP on the search key, the name, the locality, country and VAT identifier or any kind of registration number. This ensures the absence of duplicates.

Principles of credit lines review:

The credit line may be reviewed by Credit Management for the following reasons;

•	The client’s financial situation deteriorated,

•	Credit Insurer changes (modify, reduce, cancel) its cover,

•	At the request of Sales (needs updated),

•	Following payment incidents,

•	The credit line is limited in time (time limit insurer or domestic arbitration).

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These events may increase or decrease in credit lines (for prevention).

All credit lines revisions are followed by Credit Management, which shall inform the Sales Services.

Adequacy of financial constraints and trade;

In order to reconcile trade and financial requirements on a customer, arbitration may be requested by Credit Management of each site or the Corporate Credit Management formalized by an email explaining the reasons for such request for arbitration with the latest financial information to facilitate decision making according to the procedure of each site. This arbitration decision is taken, following Group DOA, gradually by BU Controller, BU CFO, and BU President, formalized by e-mail.

A request for arbitration shall in no event be performed on a client with delays (overdue), Credit Management and Sales are responsible to ensure the customer’s creditworthiness before making an application for arbitration.

Follow-up:

Each arbitration is saved chronologically with the site, the customer’s name, the amount of the accepted line, date of expiry and name of the decision maker. This monitoring is done by Corporate Credit Management and sent each quarter end to Group Treasury, BU CFOs with the overdue rate, DSO and credit risk spread per BU.

DSO, overdue rate, main Receivables (over or equal 2.5 M€), main Overdue (over or equal 250 K€), per sites and per BU are recorded each month end into “Constellium Credit Report” and sent to the Senior Management (Finance & Sales).

3/ Securing Customer Risk

If the customer is risky (insufficient insurance or denied), the Credit Manager of the site or Corporate Credit Manager could promote security instruments to determine a line of credit (letter of credit, surety, guarantee parent ...). Anyway each cases are under Group Treasurer submission and authorization, following Group DOA.

If these security elements cannot be obtained, a regulation “cash before delivery” will be required.

Corporate Credit Management participate as key user and expert in the negotiations conducted by the Group with the Credit Insurer for Credit Insurance contracts.

A premium rate is generally negotiated at each renewal of the contract with the Credit Insurer based on the evolution of its loss ratio (premiums allowances) and amount of coverage requested.

Other security instruments (irrevocable and confirmed letter of credit, bank guarantees, and corporate guarantees) are subject to specific negotiations undertaken or supervised by the site Controller, BU CFO, Group Treasury. Corporate Credit Management playing his part as facilitator, requesting if and as necessary Corporate Legal Counsels.

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4/ Monitoring compliance with credit lines and critical delinquencies for risk:

The Business Services each site must meet the credit lines in place and are responsible for any overruns. Control of credit lines overtaking is performed on each site by the Credit Manager with the IT tools available and is a “second look”.

For Neuf -Brisach & Issoire. if the registration of new orders by Sales Administration causes a credit limit is exceeded (overshoot control or financial assets), the system “userbatch” automatically sends a warning to Sales Administration responsible, Sales and Controller site at Day + 1, informing them of exceeding the credit limit. Corporate Credit Management receives a copy of these alerts and governs accordingly.

The measures taken may be (non-exhaustive list):

•	A request to increase credit insurance

•	In case of refusal or partial agreement, the following proposals may be made to commercial services:

•	Request for Arbitration under the procedure of each site concerned, if the Credit Management deems feasible

•	request advance payment

•	reducing payment terms

•	demand for bank guarantees (standby / letter of credit)

•	parent company guarantees for subsidiaries

•	restriction or blocking deliveries

•	In the case of late payments, after telephone reminder and if the reminder letters had no effect, a pre-litigation sentence will be launched by Credit Management or local Credit Responsible after consulting business services and recovery.

5/ Management of financial disputes and litigation:

In case of non-payment, Corporate Credit Management and/or Sales Administration on site

•	Made proceed with the recovery of the customer or send a letter of formal notice

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•	Made proceed with an order to pay by bailiff after informing the BU Sales Management and Controlling

•	Implements the retention of title clause (if written in the contract)

•	Does the follow up of disaster declaration to the Credit Insurer (Corporate Credit Management)

Once it is found that debt will not be paid by the customer (e.g. in case of bankruptcy),

Corporate Credit Manager or Site Credit Manager sends an email to the site Financial Controller for scripture as “doubtful customers”, specifying the amount of the provision. Corporate Credit Manager is not able to pass the scriptures.

The calculation is based on the claim that is the subject of a payment default. The calculation is made by the Corporate Credit Manager or Site Credit Manager; depending on the repayment made by the credit insurer if the claim is secured.

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SCHEDULE 7.

COMPUTER RELATIONSHIP GUIDE

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Cahier des charges information Confidential Agreement Line for line GE Capital Factofrance

Interface for optimised management Pages Functioning of the agreement 3 Dear Sir/Madam, Recording of transactions (examples) 4-5-6 To strengthen the efficiency of our relations, we are offering you the ability to send File creation us your data electronically. There are numerous benefits: easy to use, saves time, speed of sending information via the internet and the reliability of information. Our “Invoices, credit notes website GE Factofrance Net has an area for sending and receiving files. This gives Payment assignment (clearing) you instant access to any transactions that have taken place in your account and 7 _ access to downloadable management documents. The information exchanged is “Adjustments” completely secure due to a data encryption system. Only users with a specific _ “Guarantee requests” 8 password can access the information available on this site. Please do not hesitate to contact your usual representative for further information. Appendices If you wish, we can also put you in contact with one of our partners that has developed an interface for creating files: refer to the appendices “List of interface Your contact representatives 16 software” on page 21 and “Your contact representatives” on page 16 for any Example file 18-19 questions. Methods of communication 20 Thank you for your business. List of interface software 21 List of currency codes 22 List of country codes 23-24-25

5 Electronic files -payment assignments 2Debt transfer (clearing) (Invoices and credit notes) -adjustments Your company (1) Invoices-credit Your customers 1. Sending invoices and credit notes 2. Electronic files —invoice and credit note data (1) GE Factofrance 3- dancing. Sending payment methods (cheques, bills of y exchange, promissory notes, transfers) to the 5. Electronic files-payment assignments (clearing) adjustments 6. Increase in funds . Dedicated bank account : (1) during the operational phase, you are advised to group any invoices, credit notes, payment assignments and adjustments in a single file.

Information on the functioning of the agreemnt agreement The dedicated bank account: The agreement specifies the terms of functioning of the account and the role of the bank, your company and the Factor. Any invoices transferred to the Factor must include the bank details (RIB) of the dedicated account only. A parameter card dedicated to the factor is also required: this should be specified for the bank so that it can be viewed separately. THE MAIN ACCOUNTS for the Factor The CCA (Offsets and Adjustments Account (account which mirrors the dedicated bank account) This account reconciles Debits: payment assignments Credits: increases in funds in the dedicated account. The CCV (Vendor Current Account) This records any transactions in relation to the purchasing of debts, financing and fictitious assets throughout the duration of the agreement The CAF (French Purchasers Account) and/or CAE (International Purchasers Account) This records any debts and credit notes transferred by the vendor and any payments sent which have been received from purchasers and miscellaneous transactions. The FDG (Guarantee Fund) This records withdrawals in accordance with the particular terms of the agreement. The PTF (Portfolio) This records the instruments sent which are not yet due and is balanced on the due date.

Recording of transactions Transferor’s (vendor) transactions Files to be Factor’s transactions 1- Sales and customer billing Factor’s transations The main aooounte 411 Customers not transferred 7Ox Sales CCV Vendor Current Account 500 980 100 life CAF French Purchases Account header : CCA Offsets and Adjustments Account ‘ PTF Portfolio 2- Debt transfer 2- Debt transfer Creation of mirror “Factoi” in customer and ® debt transfer accounts 411xx Customers transferred 411x Mirror oustomers CCV CAF Other r&lated accounts Factor account CCV CAF 50(2) 344 (3) Transfer 467 Oltiar debtors fRESI 500 (3b) Available reserve (3b) 500 | (3) Payment 344 2 (5) financing commission (4)100 | (4) FDG 100 (relecfion of outstanding debt) 3 (8) factoring oommlslon 868 A. financing caste CCS FI (6) CSF 2 RES 1 (7) deductible VAT (5) 2| (8) COM 3 500 (3b) 6225 Fa donna ftmuneiatlon (7) VAT 1 <P) 31 Continued on the next page File Continued on the next page continued on the nexd page

Recording of transactions (continued) Continued on the previous page Continued on the previous page 4. Customer payment and increase in funds in the if revteu page a cash payment and an instrunent dedicated account (13) 35 170 (14) (13) 90 20 (13) 170 (14) (14) 205 35 (14) (1) 50 1000 (1) aojusuiienis 950 (9) (14) 35 100 (11) (13) 20 100 (12) 90 (13) (14) 35 205 (14) 35 (14) (8) Record of customer payment€850 (9) Increase in funds S50 (10) Instruments in portfolios not yet due €150 (11) Instruments due €100 (12) Increase in funds from instruments due €100 (example) The CCA Account should always be the same as the (13) Record of customer payment €70 with clearing of a credit note €20 balance ofthe dedicated account and the balance of (14) Record of customer paymerrt€170 with deduction of €35 199 —end of file instruments in portfolios

File containing invoices, credit notes, payments and adjustments CONDITIONS PRECEDENT STRUCTURE AND CHARACTERISTICS A) Ensure that the file is feasible and that the mandatory data requested Record length 360 characters with “CR-LF” at the end (encoded “0D0A”). has been extracted Numeric fields are right justified and space filled with zeros. If any mandatory data cannot be extracted, obtain the approval of your invoice and credS note iQta!s are expressed in cents and currencies with no decima . places should not be space filled with zeros, contact representative (1) before prepanng your nterface. Alphanumeric fields are left justified and space filled. If you Wish, we can put you in contact With one of our partners to set this up. Characters are in upper case, with no punctuation signs brackets quotation marks You may also refer to the existing list of interface software (2) apostrophes or accented characters B) Identify your customers “the purchasers”. Dates are written in the format YYYYMMDD. (year month day) French customers: Identifying your customers is via essential prerequisite. ei page 7 The most reliable method of identifying your customers is via the SIRET 101 _ For |nv0|Ces ; customer inf0rmat<on and data) page 8 database—14 digits. (Siren (9 digits) + Nic (5 digits), which corresponds to 102—For Credit notes (customer information and data) page 9 the address of the billed customer. This is essential for important 103. For’adjustments’ page 10 management aspects. A customer’s siret number may be validated internally page 11 or through contact with one of our partners which has agreed to do this (1). page 13 This sen/ice depends on the currency and is billed directly by our partner. International customers: the identifier may be the export insurance “France” Agreement company’s number, the E.C. VAT number or the internal customer number. If currency and for each debtor type for each agreement the identifier is not the export insurance company n°, before initially _.French’* debtors “euro” currency = 1 file sending the invoices and depending on the number of invoices to be sent, .“French overseas departments and territories” debtors “euro’* currency = 1 you should deckle the format in which you would like to send your details (full fi|e address with your internal customer code) (1). -“International” debtors “euro” and “dollars” currency = 2 files. C) Choose the official transmission method (appendix 6 page 22) “Export” agreement The same as for international debtors. D) Prepare a TEST file which contains all the records using real data. As r soon as the test file is deemed satisfactory by your contact representative, A|| jnvojce fj(es 5houtd be subject t0 a subrogation recejpt you will receive confirmation that you can send operational files (1). Example receipts page 17 (1) Refer to appendix 1 “Your contact representatives” page 16 Example file containing invoice-credit note-payment-adjustmentdata (2) Refer to appendix 6 “List of interface software” page 21 page -18

Guarantee request file CONDITIONS PRECEDENT STRUCTURE AND CHARACTERISTICS When the agreement begins, if the insurance company is the factor, guarantee Record length: 360 characters with “CR-LF” at the end (encoded “0D0A”). requests may be made on-line via our website. Numeric fields are right justified and space filled with zeros. If there is a high number of requests, an exceptional file is accepted for invoice and credit note totals are expressed in cents and currencies with no decimal French customers when the agreement begins. Alphanumeric fields are left justified and space filled. A) Identify your customers “the purchasers”. Identifying your customers is Characters are in upper case, with no punctuation signs, brackets, quotation marks, an essential prerequisite. The most reliable method of identifying your apostrophes or accented characters. customers is via the SIREN database. This number allows you to make a Dates are written in the format YYYYMMDD.) guarantee request, which wiil be sent to the customer’s registered office to cover all your outstanding debts, for all companies (same SIREN) therefore only one request for each SIREN. For “public” customers (town halls, local 00—File header authorities), a guarantee request is not necessary as debts are guaranteed by 07—For Guarantee requests’ 15 B) Determine the amount of a request The amount of your request should be expressed in KE and should correspond one flle for each agreement to the maximum credit limit for commercial relations with your customer. (Registered office + secondary offices = same siren). E.g. Achieved or estimated turnover for 12 months = 200 K Euros. Turnover: 60 days = Maximum credit limit = 200 x 60/365 = 33 K Euros. (Obtain the Factor’s prior agreement for guarantee requests for international Example File page 19 customers) C) Choose the official transmission method (appendix 5 page 20) D) Prepare a TEST file which includes real requests (1). As soon as the test file is deemed satisfactory by your contact representative, you will receive confirmation that you can send operational files (1).

Structure for record “101” File header Field Name length Position Type (1) M/O(2) Comments Notes Record code 3 1 N M Value =100 (1) Type: N = numeric A = alphanumeric Vendor code (Transferor) 6 4 N M agrament code allocated (2) Content: M = mandatory O = optional Transferor’s name (vendor) 40 10 A M (3) For the file “Invoices-credit notes”: File creation date 8 50 N M YYYYMMDD (e.g. 20090125) Value of the retained identifiers: 1 = SIRET (siren+nic) Contact name 40 58 A O 2 = Export insurer’s number Transferor’s telephone no. 10 98 A 4 = VAT number Contact fax no. 10 108 A O Important: Debtor’s identifier type (3) 1 118 N M Choice 1; (mandatory identifier for French purchasers) Customer’s country codification (4) 1 119 N M Choice “2”; (mandatory identifier for International Vendor’s VAT number (transferor) 16 120 A M purchasers) Choice 3 ; allocated by the transferor: Get approval Transfer number (receipt) (5) 3 136 N M beforehand. Currency of the amounts (6) 3 352 A M appendix 8 pages 23 to 25) (5) For the file Invoices—credit notes—the transfer number” (or subrogation receipt n°) is mandatory. It should be unique and incremented by 1 for each file. (6) see appendix 7 page 22.

Structure for record “100” File header Field Name length Position Type (1) M/O(2) Comments Notes Record code 3 1 N M Value =101 (1) Type :N = numeric -A = alphanumeric File creation date 8 4 N M Same as record “100” (3) Depending on the type of identifier selected (“record 100”). If 1 is selected, Vendor code (transferor) 6 12 N M the SIRET (Siren+Nic) should correspond to the address of the billed Common identifier (2nd field) (3) 5 27 N M nic or continuation of VAT n° Abbreviations should be fallowed by the full name. Billed customer’s company name (4) 40 32 A M (5) Important: for large cities, not entering the fields “n”. road, address” in . A _ full may lead to the record being rejected. Customer brand 400 72 A° if Known French departments, space fill the left of the Reid Road name and number (5) 40 112 A M using a zero (e.g. 02000 LAON) and the right of the field using blank spaces; 4n 159 a o use this field for international post codes, even if the country standardisation Additional address 40 152 A O locality involves inserting the post rode to the right of the distributor office, (if Postcode (6) 6 192 A M >truncateto (6). Distributor office 34 198 A M Locality or Town (7) Example: for France = F (PTT standards) FR (ISO standards) depending Country Code (7) Important: If the country code and currency fields are filled Debtor’s telephone no. 10 235 A O in incorrectly (see appendices on pages 22 to 25), the record will be rejected. Debtor code (8)The number should be the same as the number stated on the physical invoice. At present, the Factor only includes eight alphanumeric allocated by the transferor 10 245 A O M, if VAT n° . or nothing in characters; These should not be duplicated. If the number Is > eight position 18 characters, only the last eight (from right to left) will be Included. Document date B 255 N M YYYYMMDD e.g. the n° “001109B00020Q” becomes “98000200”. . For staggered payments, generate an invoice record for each due date Document number (7) 15 263 A M using the same number followed by a letter (a, b, c, etc. (see 9). Document currency (8) 3 278 A M “EUR” for Euros (9) Net total of the Invoice. For staggered payments (see 8), state the net Document sign 1 281 A M ,,+” for invoices total which corresponds to each due date. ^ , || (10) Payment methods: Document total (9) 15 282 N M no decimal place LCR = RIB bill of exchange accepted—LCM = Electronic bill Payment method (10) 3 297 A M of exchange not accepted Due date 8 300 N M YYYYMMDD accepted Debtor’s order N® (11) 10 308 A M BOR = promissory note- CHQ = cheque—V1R = transfer— which your customer may ask you to repeat In any letters sent (either use the 10 character field or the 40 character field, or both fields after position 308)

Structure for record “102” credit notes Field name length position type(1) m/o(2) Comments Note Record code 3 1 N M Value=102 File creation date 8 4 N M same as record ‘100’ Vendor code (transferor) 6 12 N M same as record ‘101’ invoices Common identifier (1st field) (3) 9 18 A M same as record‘101’ Common identifier (2nd field) (3) 5 27 N M same as record’101’ (8) Enter the credit note number, unless the credit note cancels Billed customer’s company name (4)40 32 A M an invoice completely, enter the associated invoice number. Customer brand 40 72 A O At present, the Factor only includes eight alphanumeric Road name and number (5) 40 112 A M characters; They should be meaningful and should not be Additional address 40 152 A O If the number is > eight characters, only the last eight (from right Postcode (6) 6 192 A M to left) will be included. Distributor office 34 198 A M e.g. “0011098000200” becomes “98000200”. Country Code (7) 3 232 A M Debtor’s telephone no. 10 235 A O (9) If the country code and currency Fields (7) are filled in Debtor code 10 245 A O same as record 101 incorrectly (see appendices on pages 22 to 25), the record will be Document date 8 255 N M YYYYMMDD rejected. Initial credit note N° (10) Always state the credit note number. or the associated invoice n° (8) 15 263 A M Document currency (9) 3 278 A M Document sign 1 281 A M for credit note Document total 15 282 N M no decimal place Free text field 11 297 A M spaces Credit note number (10) 15 308 A M Comments-reason 35 323 A O Document type 3 358 A M Value=“AVO”

Structure for record “103” Payment assignment File header Field Name length Position Type (1) M/O(2) Comments Notes Record code 3 1 N M Value=103 Up to position 255 File creation date 8 4 N M same as record‘100’ Notes (01) to (07) same as record’101’invoices Transferor code (vendor) 6 12 N M (8)Enter the invoice number or credit note number in question which Common identifier (1 st field) 9 18 A M same as record 101 is the same as the number transferred in record 101 or 102 Common identifier (2nd field) 5 27 N M same as record‘1011 Customer’s company name 40 32 A M (9) Important; the currency should be the currency on Customer brand 40 72 A O if known the corresponding invoice. number 40 112 A M no) if the payment balances several invoices: generate as many Additional address 40 152 ty, p “103” records as there ore invoices and credit notes to Postcode 6 192 A M be covered. Distributor office 34 198 A M If several payments with the some due date balance Country Code 3 232 A M the same Debtor’s telephone no. 10 235 A O same as record ‘101’ invoice, you con generate a single “103” record for the Debtor code 10 245 A O P ^ Specific cases : Non-payment credit note, progress Payment accounting date 8 255 N M poyment (see appendix 3 on page 18) Invoice or credit note N° in question (8) 15 263 A M Document currency (9) 3 278 A M (ll)For instruments, specify the actual due date land not the due date Document sign (10) 1 281 A M if invoice V if credit note of the associated invoice or the date in the customer’s payment terms). Payment amount (10) 15 282 N M no decimal place For cheques and transfers, mention the payment accounting date. Payment due date (11) 8 297 N M YYYYMMDD (position 255) Free text fields 13 305 A M (12) State the Payment type: Comments-reason 40 318 O M LCR _ R)B bj|| of exchange occepted-LCM = electronic bill of Transaction type (12) 3 358 A M exchange not accepted PRE = Direct debit-LCN = RIB bill of exchange not accepted BOR = promissory note- CHQ = cheque—VIR = transfer MAD = Administrative money order PAG = Pagare—RIB = Riba—REC = Recibo

Structure for record “104” Adjustments Field Name length Position Type (1) M/O(2) Comments Notes Record code 3 1 N M Value=104 Up to position 255 File creation date 8 4 N M same as record’100’ Notes (01) to (07) same as record ‘101’ invoices Transferor code (vendor) 6 12 N M (8)Enter the invoice number or credit note number. If several Common identifier (1st field) 9 18 A M same as record 101 invoices or credit notes are affected by the same customer payment, Common identifier (2nd field) 5 27 N M same as record’101’ generate a single record on one of the invoices for the total Customer’s company name 40 32 A M adjustment amount. Customer brand 40 72 A O if known Road name and number 40 112 A M (9) If the country code and currency fields are filled in incorrectly Additional address 40 152 A O locality, place append.ces on pages 22 to 25). the record will be rejected. Postcode 6 192 A M (10) the document sign and the transaction type (11) Distributor office 34 198 A M should be compatible. Country Code 3 232 A M Customer telephone no. 10 235 A O 111} “AJD” = debtor adjustment, wil increase the amount owed on Debtor code 10 245 A O same as record ‘101’ an invoice. Document accounting date 8 255 N M YYYYMMDD Overpayments, difference in currency exchange rate upon Associated invoice N” (8) 15 263 A M paymen Document currency (9) 3 278 A M “AJC” = creditor adjustment, will decrease the amount owed on Document sign (10) 1 281 A M “ +” if “AJD” if “AJC” an invoice. Examples (debit note, discount. Advertising Document total 15 282 N M no decimal place contribution deducted, customer/supplier offsets) Free text fields 21 297 A M spaces Comments-reason 40 318 A O Transaction type (11) 3 358 A M Value = “AJD” = debit “AJC” = credit

Structure For record “107” Gaurantee requests Field Name Length Position Type(1) M/O(2) Comments Notes Record code 3 1 N M Value=107 File creation date 8 4 N M same as record ‘100’ Vendor code (transferor) 6 12 N M Common identifier (1st field) (3) 9 18 A M SIREN Notes (01) to (07) same as record’101’invoices Common identifier (2nd field) (3) 5 27 N M NIC Customer’s company name (4) 40 32 A M (B) Express the request in the currency; preferably round to the Customer brand 40 72 A O important, if known highest thousand). Road name and number (5) 40 112 A O The request total should correspond to the maximum credit limit for commercial relations with your customer (Registered office + Additional address 40 152 A O secondary offices = sae siren). Post code (6) 6 192 A M Example: Estimated or achieved turnover Distributor office 34 198 A M for 12 months = 200K Euros Country Code (7) 3 232 A M letter “F” (France) Turnover: 90 days Customer telephone no 10 235 A O Maximum credit limit = 200 x 90/365 = a maximum of Customer code 10 245 A O allocated by the transferor 50 K Euros for commercial relations with your customer (registered Date of the request 8 255 N M creation date office + secondary offices = same siren). Total requested (8) 15 263 N M in thousands of the currency (9) Important: The RIB and the name of the case manager at the Guarantee currency 3 278 A M “EUR” for Euros bank are useful information in the event that any additional Validity date 8 281 A O if specific request investigations are deemed necessary. Bank Code (9) 5 289 N O French standard Branch code 5 294 N O French standard Account number 11 299 A O French standard RIB key 2 310 N O French standard Bank name 24 312 A O French standard Bank country code 3 336 A O letter “F’ (France) Manager name to contact 19 339 A O Transaction type 3 358 A M Value = “DGA”

Structure For record “199” End of file Field Name Length Position Type (1) M/O(2) Comments Record code 3 1 N M Value =199 Vendor code (transferor) 6 4 N M Vendor name (transferor) 40 10 A M File creation date 8 50 N M same as record ‘100’ Number of invoice records “101“(3) 4 58 N O for “invoices” Invoice total 15 62 N O in the currency stated in position 352 Number of credit note records “102”(4) 4 77 N O for “credit notes” Credit note total 15 81 N O in the currency stated in position 352 Number of “payment” records “103”(5) 4 96 N O for “invoices” Total payments 15 100 N O in the currency stated in position 352. Number of “Adjustment” records “104”(6) 4 115 N O for “credit notes” Adjustment total 15 119 N O in the currency stated in position 352. Number of records “107”(7) 4 134 N O for “guarantee requests” Guarantee request total 15 138 N O in the currency stated in position 352. Free text field 199 153 N O spaces Currency of the amounts 3 352 A O RIV type version 6 355 N M Content = “000000” For record “199” End of file Notes (1) Type : N = numeric -A = alphanumeric (2) Content : M = mandatory -0 = optional (3) , (4), (5), and (7) if > 4 digits enter 9999 If the record is missing from the file, enter zeros in the field.

Your Conatct representatives šSending a-“test” file. GE Commercial Finance (Send your file to the email address given) Service Télématique Sending a file containing International customers’ details. (Send your file to the email address given once you have T+33 (O ) 1 .46 . 35.70.06 received prior approval) š Choosing another method of transmission. T +33 (O)1 .46.35.73 51 (Contact us) š Contact with one of our partners. F+33 (O)1.46.35.17 .00 (Send the details of the person to contact to the email address given) E support@facto.fr š Questions, missing mandatory data, additional information. (Contact us)

Receipt template “only for information pusposes” (only the French version will have to be forwarded to the factor”). Appendix 2 This document attests the debt transfer by means of stipulated subrogation in favour of the Factor. GE COMMERCIAL FINANCE Factofrance Vendor code Abbreviation Subrogation receipt Receipt number We, the ccrapaty lamt.rinaddifit ofcompanyttmp undersigned, The creditors of the debtors appearing in the list of invoices associated with the subrogation receipt acknowledge that they have received on this date from the company GE stat Facto, 92988 Paris La Defense cedecc, payment In full of ou- debts, i.e. the sum of: Through the entry of a credit to OLT cu-rert account with this Financial Institution. As a result of such payment. we subrogerte GE Facto off ancc In any rights, ections, preferential rights or mortgages (Including the benefit of the retention of title stipulated In our General Terms and. Conditions of Sale) concerning each of the debtors mentioned in the list of Invoices associated with the subrogation receipt, in accordance with the provisions of Article 1250-1 * at the Civil Code, In addition, we certify that all debts result from the delivery of goods or the provision of services in accordance with the crders received, that they are not subject to set-off and that they are free of any secixtty Signed in Paris La Defense, on Handwritten note before the si nature “Bon pOLT SLfrogation” payment method company stamp The two invoice lists associated with subrogation release Include: Reference amount in clear text Invoices edited on pages, for a total of: Amended by GE F : Reference amount In clear text fcr a total of lea total amount of: Do not date the receipt (it will be dated at the time of the purchase), state the desired method of financing in the “payment method” section. Sign and enter the handwritten note “Bon pour subrogation” (“Good for subrogation”) (authorised person).

Examples of “invoice, credit note, payment assignment and adjustment” files At the same time that you hand over your customers’ payment methods for collection in the dedicated account, you will send us a faithful copy Appendix 3 of the payments posted in your ledgers. You are advised to group invoices, credit notes and payment assignments in the same file. (1) Issue of 2 invoices and 1 credit note for customer C41004 (F100 for (2) Record of a payment by cheque for €1548.72 with a 2% discount received from customer C41001 for the invoices (F81 for 980.15, F82 for 600.18 (the discount is deducted from one of the invoices for the balance). (3) Record of a non-payment (payment due on 15/09/2008) for €1810.50 for customer C41004 for invoice F45 for €1810.50. (4) Record of a payment by transfer for €1200 for customer C41018 (this is a progress payment for an invoice which will be issued at the end of the month). The progress payment should be recorded either using a conventional document number (e.g. AC1.AC2 (2nd progress payment).etc.) or the internal customer number followed by AC1.etc. , When an invoice is issued, it will be cancelled using the same conventional document number (103 with the + sign), then recorded using the actual invoice n”. (103 with—sign) in accordance with the example in point (5) (5) Issue of invoice F102 for customer C41018 for €3600.00 and progress payment of €1200 already received, (assuming that the file is sent at the end of the month). (In ontor of the Getd names shown in the records (In ttus example, the field length is not observed) 100(19998 DEMO 20081015MONSI EUR DU PONT 12 001 EUROOOOOO fl) 1012008101500999831400770900046FRANCE 3 7 ALLEE HD 75015 PARIS FR 0156223030C41004 20081012F100 EUR+000000000300040CHQ20081030CDE N 2 REF 791 FAC (1) 1012008101500999832718171501280FRANCE 3 7 ALLEE HD 75015 PARIS FR 0156223030C41004 20081012F101 EUR+000000000700010CHQ20081030CDE352 REF 921 FAC (1) 101200810150099983271B171501280FRANCE 3 7 ALLES HD 75015 PARIS FR 0156223030C41004 20081012A11 EUR-0000000000001050 A11 AVO (2) 1032008091500999832596220700016LECLERC BP 821 17416 ANGE LY FR 0546321183C41001 20081011F81 EUR-000000000009801520081011 CHQ (1) 1032008001500999832596220700016LECLERC BP 821 17416 ANGE LY FR 0546321183C41001 20081011F82 EUR-0000000000056B5720081011 CHQ (21 1042008091500999832596220700016LECLERC BP 821 17416 ANGE LY FR 0546321183C41001 20081011F82 EUR-0000000000003161 2% discount S/Fac81 and F82 AJC (2) 103200809150099984509556120020CHANI PION RUEDESX 21715 LE NOUV FR 0323971205C41004 20081005F45 EUR+000000000018105020081005 Unpaid instrument 150908 LCR (3) 1032008091500999878692030600160CORA BP 196 B105STDIE FR 0329550031C410018 20081011CF003AC1 EUR-0000000000120000VIR200810118 Progress payment VIR (4) 1012008091500999878692030600168CORA BP 196 88105STDIE FR0329550031C410018 20081031F102 EUR+0000000000360000VIR20081110 FAC (5) 1032008091500999878692030600168CORA BP 196 88105STDIE FR0329550031C410018 20081011CF003AC1 EUR-0000000000120000VIR200810118 Progress paymt cancelled 10/11 VIR (5) 1032008091500999878692030600168CORA BP 196 88105 ST DIE FR 0329550031C410018 20081011F102 EUR-0000000000120000VIR200810118 Progress payment VIR Other possibility for the record of payment by cheque for €1548.72 with 2% discount (2) 1032008091500999832596220700016LECLERC BP821 17416ANGELY FR 0546321183C41001 20081011F81 EUR-0000000009801520081011 CHQ (1) 1032008091500999832596220700016LECLERC BP821 17416 ANGE LY FR 0546321183C41001 20081011F82 EUR-000000000006001820081011 CHQ (1) 103200891500999832596220700016LECLERC BP 821 17416 ANGE LY FR 0546321183C41001 20081011FB2 EUR+000000000000003161281011 cancels discount (*) CHQ (2) 1042008091500999832596220700016LECLERC BP 821 17416 ANGE LY FR 0548321183C41001 20081011F82 EUR-0000000000003161 2% discount allocated Fac81 and F82 AJC
I cancels the discount deducted (in accordance with the total payment amount). A different conventional document n° for each adjustment (e.g. internal adjustment nlhe same on both records 103 and 104) is accepted if association with the invoice n° (‘F82’ in this example) affected by the payment is not possible. As soon as a file fs sent, a summary of the amounts transmitted remotely, invoices, credit notes, adjustments and payment “Images” should be sent in a message via our website ‘GE Factofrance Net*. ‘Messagerie’ tab, select “Contactez vos correspondants Example: Re: Transfer on 15/10/2008 sent via the internet 3 Invoices Tot 13600.50 1 Credit note Tot 10.50 6 Payment Tot 938,22 1 Adjustment Tot 31.61

Example of a “Guarantee Request” file Appendix 4 (In order of the field names shown in the records (in this example, the field length is not observed) 100009998STE DEMO 20081005MME SANDRA 0476517014047351701112FR86305B23403 001 EUROOOOOO 10720081005009998X241222600011SOCIETE SEB POLE METAL 21260 SELONGEY FR 0380754444C000800 20081OO5OOOOOOOOOOOOOIOEUROOOOOOOOOOOOOOOOOO 00 DGA 1072008100500999B350B3170700020FILLARDET FILLARDET ZILEUOUX 01590 DORTAN FR 0474758304C00350B 20081005000000000000010EUR0000000010096180400001364420136 DGA 1072008100500999857568035000015ARC 41 AV GENERAL DE GAULLE 62510 ARQUES FR 0321954647C002300 200B1005000000000000010EUR0000000030001007610000K11001833 DGA 1072006100500999895650338700O46SANTOS 140.150 AVENUE ROGER 69120 VAULX FR 0472373529C001900 2OO8IOO5OOOOOOOOOOOOOIOEUROOOOOOOOOOOOOOOOOO 00 DGA 107200810050099983345592B300042SIMA 14 RUE BECQUEREL 93275 SEVRAN FR 0143836001C004404 20081005000000000000015EUR0000000030066109480001001390139 DGA 1072008100500999864200784300021 ROBOT C 12 AVENUE MAL LECLERC 71305 MONTCEAU FR 0385895033C000400 20081005000000000000100EUR0000000030003033300002053973984 DGA 199009998STE DEMO 20081005000000000000000000000000000000000000000000000000000000000000000000000000000000060000000000001550000000000000000QM DO0000 COOODEURDOOOOO

Transmission method Appendix 5 GE Factofrance Net: website for managing accounts and vendor transactions. It allows files to be sent which may or may not have been signed electronically. (security during the transfer and data INTERN ET via our website “Factonet” encryption) If your files of invoices and credit notes are very large (> 6 MB (2000 invoices), we recommend that you use the SFTP protocol Secure File Transfer Protocol; security during transfer and data encryption. If you choose to use the SFTP protocol, a qualification test is SFTP (Internet network) mandatory in order to define the log-in parameters and to send a test file using temporary data: refer to page 16 “Your contact representatives” to send us the name of the person to contact and we will send that person the configuration procedure. Other Protocols: Contact us: refer to page 16 “Your contact representatives”.

Non-exhaustive list of the interface and/or editor software on which our partners can generate a file in accordance with the Factor’s standards Appendix 6 If you would like to be put in contact with one of our partners that has already developed an interface, refer to appendix 1 “Your contact representatives” on page 16 ADONIX V3 NAVI SION ADONIX X3 SQL NAVISION SQL ANAEL DB2 ORLIWEB-CEGID API SOFT A PGI . CEGID CCMX QUADRATUS CEGID S SAGE 30 CERI PICK SAGE 100 CETRAFACT SAGE 100 CIEL SAGE 500 Intégrate V10 DAISIR SAGE 500 Intégrate V4DYNAMICS AX SAGE 500 Intégrate UNIX DIVALTO SAGE 500 Modulaire EBP SAGE 500 Modulaire SQLEVOLIA.CEGI SAGE 1000 Oracle FACTOPACK. CEGI SAGE 1000 SQL FCLIC SAP R3 SQL GENERIX SAP Business One SQL INTEREOGICAL TARGET IRIS FINANCE DB2 TRANSMAGIC. INFOVISA ID Edwards DB2 WINFACT-SOREGOR LEFEBVRE Software LD COMPTA DB2 LD COMPTA SQL

Structure for record “100” File header Field Name length Position Type (1) M/O(2) Comments NotesTable of ISO standard currency codes Appendix 7 code A03 AUD DOLLAR AUSTRALIEN 32I XAF FRANC CFA(*) 05 GBP LIVRE STERLING 33 TND DINAR TUNISIENO 6 TWD DOLLAR TAIWANAIS 35 ZAR RAND 08 PHP PESO PHILIPPIN (*) 36 MYR RINGITT MALAISIE 12 BGN LEV BULGARE 37 CZK COURONNE TCHEOUE (*) 15 ARS PESO ARGENTIN (*) 39 RON LEU ROUMAIN 16 EUR EURO 40 MXN PESO MEXICAIN 17 SEK COURONNE SUEDOISE 41 THB BATH THAILANDAIS 19 HKD DOLLAR HONG KONG 42 PLN ZLOTY POLONAIS 20 DKK COURONNE DANOISE 43 SAR RIAL SAOUDIEN 21 NOK COURONNE NORVEGE 44 AED DIRHAM EMIRATS ARABES UNIS 22 SGD DOLLAR SINGAPOUR 45 INR ROUPIE INDIENNE 25 NZD DOLLAR NEO-ZELANDAIS 46 HUF FORINT HONGROIS 26 CHF FRANC SUISSE 47 CNY YUAN RENMIBI 28 JPY YEN (*) 29 HRK KUNA CROATE 30 MAD DIRHAM MAROCAIN (*) Currency with no decimal places Example: structure = 100 €uros = [000000000010000] 100 Yens = [000000000000100] Please contact your representative (appendix 1 on page 16) if a currency is not listed in this table

ABU DHABI AD AE BERMUDES BMR BM DANEMARK DK DK AFGANISTAN AFG AF BOLIVIE BOL BO DJIBOUTI DB DJ AFRIQUE DU SUD (ZUID AFRIKA) ZA ZA BOSNIE HERZEGOVINE YBH BA DOMINIQUE WD DM AJMAN AJM AE BOTSWANA RB BW DUBAI DU AE ALBANIE AL AL BOUTHAN BT BT EGYPTE ET EG ALGERIE( EL DJEZAIR) DZ DZ BRASIL BR BR EL SALVADOR ES SV ALLEMAGNE ‘ D DE BRUNEI DARUSSALAM (NEGARA) BRU BN EMIRATS ARABES UNIS (U.A.E.) FEA AE ANDORRE AND AD BULGARIE BG BG EQUATEUR EC EC ANGOLA AG AO BURKINA FASSO HV BF ERYTREE ERY ER ANTIGUA BARBUDA ANT AG BURUNDI BI BI ESPAGNE E ES ANTILLES NEERLANDAISES NWI AN CAMEROUN TC CM ESTONIE EE EE ARABIE SAOUDITE AS SA CANADA CDN CA ETATS UNIS D’AMERIQUE DU NORD USA US ARCHIPELS WALLIS ET FUTUNA FW WF CAP VERT CV CV ETHIOPIE ETH ET ARGENTINE RA AR CENTRAFRIQUE RCA CF FIDJI FJI FJ ARMENIE ARM AM CHILI RCH CL FINLANDE SF FI ARUBA AW AW CHINE (REPUBLIQUE POPULAIRE) RC CN FRANCE F FR AUSTRALIE AUS AU CHYPRE CY CY FUJAIRAH FUJ AE AUTRICHE A AT COLOMBIE CO CO GABON GAB GA AZERBAIJAN AZE AZ COMORES CMR KM GAMBIE WAG GM BAHAMAS BS BS CONGO RCB CG GEORGIE GEO GE BAHREIN BRN BH CONGO (REP.DEMOCRAT.) EX ZAIRE ZRE CD GHANA GH GH BANGLA DESH BD BD COREE DU NORD (REP. POP DEM.) COR KP GIBRALTAR GBZ GI BARBADE BDS BB COREE DU SUD ROK KR GRANDE BRETAGNE (ROYAUME UNI) GB GB BELARUS (BIELORUSSIE) BY BY COSTA RICA CR CR GRECE (REP. HELLENIQUE) GR GR BELGIQUE B BE COTE D’IVOIRE CIT CI GRENADE WG GD BELIZE BH BZ CROATIE (HRVATSKA) YCR HR GUATEMALA GCA GT BENIN DY BJ CUBA C CU GUINEE GUI GN

GUINEE BISSAU GIB GW KAZAKHSTAN KZ KZ MOLDAVIE MOL MD GUINEE EQUATORIALE GEQ GQ KENYA EAK KE MONACO MC MC GUYANA GY GY KIRGHIZISTAN KGZ KG DEMOCRATIQUE) MON MN GUYANE FY GF KIRIBATI (ILES GILBERT) KIR Kl MONTENEGRO YMO ME HAITI RH HT KOWEIT KWT KW MAZAMBIQUE MZ MK HONDURAS HON HN LAOS LAO LA MYANMAR (BIRMANIE) BUR IMM HONGKONG HK HK LESOTHO LS LS NAMIBIE SWA NA HONGRIE H HU LETTONIE LT LV NAURU NRU NR ILE DE LA GUADELOUPE FG GP LIBAN RL LB NEPAL NP NP ILE DE LA MARTINIQUE FM MQ LIBERIA LB LR NICARAGUA NIC N ILE DE LA REUNION F R RE LIBYE (JAMAHIRIVA ARABE) LAR LV NIGER RN NE ILES COOK WCK CK LIECHTENSTEIN (FUERSTENTUM) FL LI NIGERIA WAN NG ILES MARSHALL (REPUBLIQUE DES) M HL MH LITUANIE LIT LT NORVEGE N NO ILES SALOMON DU SUD SAL SB LUXEMBOURG L LU NOUVELLE CALEDONIE FN NC ILES TURKS ET CAIQUES TCA TC MACAO MKO MO NOUVELLE ZELANDE NZ NZ INDE IND IN MACEDOINE YM A MK OMAN ET MASCATE OM OM INDONESIE IRI ID MADAGASCAR IRM MG OUGANDA EAU UG IRAK IRQ IQ MALAISIE (LABUAN) MAL MY OUZBEKISTAN UZB UZ ) IRAN IR IR MALAWI MW MW PAKISTAN PAK PK IRLANDE (EIRE) IRL IE MALDIVES (REPUBLIOUE DES ILES) M MV PANAMA PA PA ISLANDE IS IS MALI RMM ML IPAPOUASIE-NOUVELLE-GUINEE PNG PG ISRAEL IL IL MALTE M MT PARAGUAY IPY PV TAUE I MAROC MAL MA PAYS BAS NL NL JAMAIQUE JA JM MAURICE MS MU PEROU PE PE JAPON J JP MAURITANIE RIM MR PHILIPPINES RP IPH JORDANIE HKJ JO MAYOTTE COMORES F C YT POLOGNE PL PL KAMPUCHEA K KH MEXIQUE MEX MX POLYNESIE FRANCAISE F P PF

POS.TUKAMER. (CAYMAN, MONTSERRAT) RUA VG SLOVENIE YSL SI VATICAN V VA POSS. USA PACIFIQUE (PALAU) PUP PW SOMALIE SP SO VENEZUELA YV VE POSS. NLE ZELANDE NIUE, TOKELAU PNZ NU SOUDAN SUD SD VIETNAM VN VN POSS. USA AMERIQUE (PUERTO RICO) PUA PR SRI LANKA CL LK YEMEN NORD (REPUBLIQUE ARABE) RY (YE POSSESS. DANOISES (ILES FEROE) PAU FO ST PIERRE & MIQUELON F S PM YEMEN SUD(REP DEM. PQP.) ADN YE POSSESSIONS AUSTRALIENNES PAU CC SUEDE S SE ZAMBIE Z ZM QATAR QT QA SUISSE CONFEDERAT. HELVETIQUE) CH CH ZIMBABWE RHODESIE) RSRZW RAS-EL-KHAIMAH RK AE SURINAM SME SR REPUBLIQUE DOMINICAINE DOM DO SWAZILAND (NGWANE) SD SZ REPUBLIQUE TCHEOUE CST CZ SYRIE SYR SY ROUMANIE R RO TADJIKISTAN TJK TJ RUSSIE (FEDERATIONDE) RUS RU TAIWAN TW TW RWANDA RWA RW (TANZANIE EAT TZ SAINT KITTS ET NEVIS SKN KN TCHAD TCD TD SAINT MARN RSM SM TERRITOIRE PALESTINIEN OCCUPE ILT PS SAINT VINCENT-GRENADINES NORD WV VC THAILANDE T TH SAINTE LUCIE WL LC TOGO TG TG SAMOA OCCIDENTALES WS WS TONGA(ROYAUME DES ) TON TO SAO TOME ET PRINCIPE STP ST TRINIDAD TOBAGO TT TT SENEGAL SN SN TUNISIE TN TN SERBIE YUN RS TURKMENISTAN TKM TM SEYCHELLES SY SC TURQUIE TR TR SHARJAH SHA AE UKRAINE UA UA SIERRA LEONE WAL SL UMM-AL-QAYWAYN UAQ AE SINGAPOUR SGP SG URUGUAY U UY

SCHEDULE 8.

TRANSFERRED RECEIVABLES LEDGERS

PNS CLIENTS ELIGIBLES (GE FACTO)

Société	Domaine Activité	Client	Nom	Code cession	Pays	Exercice	N° plèce	Date comptable	Date plèce	Salsie le
[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

Devise plèce	Type plèce	CC (signe de la pléce)	D/C (Débit/Crédit	Montant Devise Plèce	Montant Devise Inierne	Devise	Taxta
[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

Paris 12693063.10

SCHEDULE 9.

FORM OF CONSENT LETTER

[Letterhead of Seller]

Date: [•]

From: [•]

To: [•]

Dear Sirs,

We refer to the [supply/purchase] agreement dated [•] between [Name of Debtor] and [Seller] (the “Agreement”). [Insert any relevant background information. If needed].

We write to inform you that we will be seeking to raise finance for our general corporate purposes and that we will obtain such financing by way of transferring, assigning or collateralizing receivables payable to us by our customers, including [Name of Debtor], notably pursuant to the Agreement.

In this context, we will be assigning, pledging, transferring or otherwise disposing of by way of sale, security or otherwise, some or all of our receivables arising (whether in the past, now or in the future from the Agreement to one or more persons (which will be entities providing financing to [Seller]. being either (a) financial institutions or (b) special purpose entities funded by (i) financial institutions and/or (ii) the capital markets, in each case in the context of factoring/sale arrangements, which are in line with general market standards) in connection with any such proposed financing and we kindly ask you (on your own behalf and for and on behalf of your affiliates from time to time party to the Agreement (together, from time to time, your “Affiliates”) to consent and agree to us doing so, if and to the extent such consent and agreement is required by the Agreement.

We also kindly ask you to confirm that by your signature of this letter, each of your Affiliates from time to time party to the Agreement will also have consented and agreed to and be bound by the matters contemplated by this letter.

Your (including those of your Affiliates) and our rights and obligations under the Agreement otherwise remain unchanged. If you have any questions concerning this letter, please contact us at [•].

Yours faithfully,

[Seller]

We hereby consent, on our own behalf and for and on behalf of our Affiliates (as defined above), whose consent and agreement to be bound we are duly authorized to give, to [Seller] assigning, pledging, transferring or otherwise disposing of, by way of security or otherwise, some or all of its receivables arising under the Agreement (as described above).

[Debtor]

duly authorized for and on behalf of [Name of Debtor] acting on our own behalf and for and on behalf of our Affiliates (as defined in the above letter)

Paris 12693063.10

SCHEDULE 10.

COLLECTION ACCOUNTS

Name	Jurisdiction	Location of the Collection Account	Bank	Number
Constellium Issoire	France	BNP Paribas Centre d’affaires de la Défense Entreprises 5 bis place de la défense 92974 Paris la Défense	BNP Paribas	FR 76 3000 4013 2800 0127 2301 004 (euro account) FR 76 3000 4013 2800 0101 6232 741 (USD account)

Constellium Neuf Brisach	France	BNP Paribas Centre d’affaires ile de France Ouest Entreprises 85-93 rue des 3 Fontanot, 92 000 Nanterre	BNP Paribas	30004 01328 00012723107 04 (euro account) 30004 01328 00010162424 41 (UDS account)

Constellium Extrusions France	France	BNP Paribas, 85 Rue des 3 Fontanot 92729 NANTERRE	BNP PARIBAS LA DEFENSE ENTREPRISES	RIB: 30004 01328 00010664185 04 IBAN : FR76 3000 4013 2800 0106 6418 504 BIC: BNPAFRPPPTX

Paris 12693063.10

SCHEDULE 11.

LOCATION OF RECORDS

Seller	Registered office	Location of records and documents the Transferred Receivables
Constellium Issoire	As indicated in Schedule 2	Constellium Issoire, Zl des Listes, Rue Yves de Lamourdedieu, 63500 Issoire

Constellium Neuf Brisach	As indicated in Schedule 2	Constellium Neuf Brisach, ZIP Rhénane Nord RD52, 68 600 Biesheim

Constellium Extrusions France	As indicared in Schedule 2	Constellium Extrusions France, 1, Voie Gustave Eiffel, 21702 Nuits Saint Georges

Paris 12693063.10

SCHEDULE 12.

CURRENT ACCOUNTS

Name of Seller	Jurisdiction	Currency	Number / Seller Code
Constellium Issoire	France	EUR USD	024862 029565
Constellium Neuf Brisach	France	EUR USD	026934 029568
Constellium Extrusions France	France	EUR	024865

Paris 12693063.10

SCHEDULE 13.

FINANCING REQUESTS -FACTOFRANCE ADRESSEES

timothee.hanicotte@factofrance.com

qefacto-dge2@ge.com

Paris 12693063.10

SCHEDULE 14.

JURISDICTION MATRIX*

No.	Relevant Law Governing Law of the Transferred Receivable	Relevant Country Jurisdiction of incorporation of the Debtor
1.	Austrian Law	European Union

2.	Austrian Law	Turkey

3.	Austrian Law	Canada (Ontario)

4.	Austrian Law	Jordan

5.	Austrian Law	UAE (Dubai)**

6.	Austrian Law	USA (Tennessee)

7.	Austrian Law	Australia

8.	Austrian Law	Switzerland

9.	Belgian Law	European Union

10.	Belgian Law	Turkey

11.	Belgian Law	Canada (Ontario and Quebec)

12.	Belgian Law	Jordan

13.	Belgian Law	UAE (Dubai)**

14.	Belgian Law	USA (State of Tennessee)

15.	Belgian Law	Australia

16.	Belgian Law	Switzerland

17.	Dutch Law	European Union

18.	Dutch Law	Turkey

19.	Dutch Law	Canada (Ontario and Quebec)

20.	Dutch Law	Jordan

21.	Dutch Law	UAE (Dubai)**

22.	Dutch Law	USA (State of Tennessee)

Paris 12693063.10

No.	Relevant Law Governing Law of the Transferred Receivable	Relevant Country Jurisdiction of incorporation of the Debtor

23.	Dutch Law	Australia

24.	Dutch Law	Switzerland

25.	English Law	European Union

26.	English Law	Turkey

27.	English Law	Canada (Ontario and Quebec)

28.	English Law	Jordan

29.	English Law	South Korea

30.	English Law	UAE (Dubai)**

31.	English Law	USA (State of Tennessee)

32.	English Law	Australia

33.	English Law	Switzerland

34.	French Law	European Union

35.	French Law	Turkey

36.	French Law	Canada (Ontario and Quebec)

37.	French Law	Jordan

38.	French Law	South Korea

39.	French Law	UAE (Dubai)**

40.	French Law	USA (State of Tennessee)

41.	French Law	Australia

42.	French Law	Switzerland

43.	Italian Law	European Union

44.	Italian Law	Turkey

45.	Italian Law	Canada (Ontario and Quebec)

46.	Italian Law	Jordan

Paris 12693063.10

No.	Relevant Law Governing Law of the Transferred Receivable	Relevant Country Jurisdiction of incorporation of the Debtor

47.	Italian Law	UAE (Dubai)**

48.	Italian Law	USA (State of Tennessee)

49.	Italian Law	Australia

50.	Italian Law	Switzerland

51.	New York Law	European Union

52.	New York Law	Turkey

53.	New York Law	Canada (Ontario and Quebec)

54.	New York Law	Jordan

55.	New York Law	UAE (Dubai)**

56.	New York Law	USA (State of Tennessee)

57.	New York Law	Australia

58.	New York Law	Switzerland

59.	Swiss Law	European Union

60.	Swiss Law	Turkey

61.	Swiss Law	Canada (Ontario and Quebec)

62.	Swiss Law	Jordan

63.	Swiss Law	UAE (Dubai)**

64.	Swiss Law	USA (State of Tennessee)

65.	Swiss Law	Australia

66.	Swiss Law	Switzerland

67.	Laws of Quebec	European Union

68.	Laws of Quebec	Turkey

69.	Laws of Quebec	Canada (Ontario and Quebec)

70.	Laws of Quebec	Jordan

Paris 12693063.10

No.	Relevant Law Governing Law of the Transferred Receivable	Relevant Country Jurisdiction of incorporation of the Debtor

71.	Laws of Quebec	UAE (Dubai)**

72.	Laws of Quebec	USA (State of Tennessee)

73.	Laws of Quebec	Australia

74.	Laws of Quebec	Switzerland

*	Based on the memorandum from Clifford Chance Europe LLP to Apollo Management International LLP (with a copy to the Factor) entitled “Jurisdiction Matrix” and dated 16 December 2010.
**	Subject to consent from any relevant Debtor(s) located in Dubai other than Crown.

Paris 12693063.10

SCHEDULE 15.

ACCESSION FORM

To: Factofrance SAS, acting as Factor

From: [•] [the “Additional Seller”]

Date: [•]

Factoring Agreement between, among others, [•] as the Parent Company and the Factor dated [•].

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this form. This is an Accession Form.

[Name of company] [address/registered office] agrees to become an Additional Seller and to be bound by the terms of the Agreement as an Additional Seller and Seller.

Moreover, we confirm that:

(i)	All the conditions referred to in Clause 18.4.3 of the Agreement are satisfied as of the date of this Accession Form, and

(ii)	the representations and warranties set out in Clauses 11.1 (Representations and warranties of the Sellers, the Sellers’ Agent and the Parent Company) of the Agreement, as applicable to the Additional Seller, are correct as of the date of this Accession Form by reference to the facts and circumstances existing at the date of this Accession Form.

This Accession Form is governed by French law. Any and all disputes arising out of or in connection with this Accession Form and in particular with its validity, interpretation, performance or non-performance, shall be exclusively referred to the competent courts of the Paris Court of Appeals.

We would also appreciate if you could acknowledge accession of [•] as an Additional Seller and Seller under the Agreement.

[•]

As Additional Seller

By:

Agreed and accepted

Factofrance SAS as Factor

By:

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SCHEDULE 16.

SCHEDULE SPECIFIC TO THE SELLERS

PART 1

TRANSFER MODE

1.	LEGAL MEANS OF ASSIGNMENT

Each Assignment of Eligible Receivables from any French Seller to the Factor shall be performed by way of a deed of transfer (acte de cession de créances professionnelles) governed by, and complying with, the provisions of Article L. 313-23 et seq. of the French Monetary and Financial Code and Article R. 313-15 et seq. of the French Monetary and Financial Code (a “French Transfer Document”).

2.	PROCEDURE FOR ASSIGNMENT

2.1	Upon the frequency set out in Clause 2.1.2 (Offer to Assign Eligible Receivables), each Seller may offer to Assign (and the Factor undertakes to purchase) all Eligible Receivables arising from time to time, by providing (either by a manual remittance or through electronic transmission) to the Factor a duly completed and signed Transfer Document, together with the information and files (and, as the case may be, the documents evidencing such Eligible Receivables) on such Eligible Receivables as required under Clause 2.1.2 (Offer to Assign Eligible Receivables) and Clause 2.1.3 (Payment by the Factor).

2.2	Each Transfer Document shall be prepared in compliance with the model form set out in paragraph 4 below of this SCHEDULE 16 and shall (i) clearly identify the Eligible Receivables intended to be Assigned (together with the relevant Seller Code) and incorporate all specific requirements of Article L. 313-23 et seq of the French Monetary and Financial Code and all regulations in force relating thereto, (ii) be signed by an authorised representative of the relevant French Seller and (iii) set out the Factor as assignee.

2.3	On the same Business Day upon delivery to it of the Transfer Document the Factor shall date the French Transfer Document and shall hold such Transfer Document during the course of the Factoring Facility. It being understood that such date shall constitute the Assignment Date for the purposes of the Eligible Receivables referred to in the French Transfer Document.

3.	LEGAL CONSEQUENCES

3.1	The Assignments of Eligible Receivables carried out in accordance with this Agreement shall constitute outright assignments (cessions á titre d’escompte) under Article L. 313-23 et seq. of the French Monetary and Financial Code in favour of the Factor.

3.2	In respect of each Eligible Receivable, the transfer of ownership thereof shall operate as at the Assignment Date relating to each such Eligible Receivables,

3.3	In accordance with Article L. 313-23 et seq of the French Monetary and Financial Code:

3.3.1	the delivery or transmission of any Transfer Document pursuant to the terms and conditions of this Agreement shall transfer absolute title and full ownership to the Factor of (i) the Face Value of the Transferred Receivables which are transferred by way of such Transfer Document; and (ii) the interest and all other accessory rights (accessoires), guarantees and security interests existing in respect of these Transferred Receivables (including any Related Security); and

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3.3.2	as from that Assignment Date, the Factor shall have absolute title to, and shall remain the sole owner of any Transferred Receivable so assigned, even in the event that the relevant Current Account is debited and until such Transferred Receivable have been actually Transferred-Back to the Seller pursuant to the terms of this Agreement and the Transfer-Back Price has been fully paid to the Factor.

3.4	Notwithstanding Article L. 313-24 of the French Monetary and Financial Code, none of the French Sellers shall be jointly and severally liable with the Debtor’s for the payment of the relevant Transferred Receivables. The Factor hereby expressly waives the French Sellers’ guarantee pursuant to Article L 313-24 of the French Monetary and Financial Code.

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4.	FORM OF FRENCH TRANSFER DOCUMENT

ACTE DE CESSION DE CREANCES PROFESSIONNELLES SOUMIS AUX DISPOSITIONS DES ARTICLES L.313-23 A L.313-34 DU CODE MONETAIRE ET FINANCIER

A.	ACTE DE CESSION

Le présent acte de cession de créances professionnelles est soumis aux dispositions des articles L.313-23 â L.313-34 du Code monétaire et financier et est établi en application des stipulations d’un contrat en langue anglaise intitulé Factoring Agreement conclu le [•] entre, le Cédant (Seller) et Factofrance SAS (Factor) (le “Contrat”).

B.	IDENTIFICATION DU CEDANT

[•] société [•] de droit français ayant son siège social[•], immatriculée au Registre du commerce et des sociétés sous le numéro [•] RCS [•] (le Cédant).

C.	IDENTIFICATION DU CESSIONNAIRE

FACTOFRANCE, société par actions simplifiée de droit français ayant le statut détablissement de crédit, dont le siège social est situé Tour Facto, 18. rue Hoche, 92988 Paris-La Défense Cedex France, immatriculée au Registre du commerce et des sociétés sous le numéro 063 802 466 RCS Nanterre (le “Cesslonnalre”).

D.	DESIGNATION DES CREANCES

Le Cédant cède au Cessionnaire les créances qu’ll détient au titre des factures dont la liste figure dans le fichier informatique transmis au Cessionnaire par le Cédant concomitamment à la remise du présent acte de cession.

Conformément à l’Article L. 313-23 du Code monétaire et financier, le fichier ainsi transmis permet l’identification des créances cédées au titre du présent acte. En outre:

(i)	le nombre total de créances cédées au titre du présent acte est de [•]; et

(ii)	le montant global des créances cédées au titre du présent acte est de [•].

NB: II est nécessaire de remettre, concomitamment á la remise du bordereau ci-dessus, le fichier informatique comprenant la fiste des créances cédées au titre du bordereau, telles d’identifiées par les enregistrements “101” (avec, dans la mesure du possible, l’indication du débiteur cédé, du montant de la créance, de la référence ou du numéro de facture, du Heu et de l’échéance de paiement), Ce fichier doit permettre l’identification des créances cédées.

Conformément à l’article L. 313-24 du Code monétaire et financier, le Cédant n’est pas garant solidaire du paiement des créances cédées au titre du présent acte.

Fait à                                 , le                                               , en 1 (un) exemplaire2.

[Dénomination sociale du Cédant] en sa qualité de Cédant

Pair [Non du signataire autorisé]

Conformément au Contract, le Présent acte de cession est stipulé à order, transmissible par endos au profit d’un autre ètablissement de crédit.

[2]	Data a apposer par Factofrance

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(TRANSLATION FOR INFORMATION PURPOSES ONLY)

FORM OF ASSIGNMENT OF PROFESSIONAL RECEIVABLES PURSUANT TO ARTICLES L.313-

23 TO L.313-34 OF THE FRENCH MONETARY AND FINANCIAL CODE

A.	FORM OF ASSIGNMENT

This form of assignment of professional receivables is subject to the provisions of the articles L.313-23 to L.313-34 of the French Monetary and Financial Code and is made pursuant to the agreement encaptioned “Factoring Agreement” entered into on [•] by and between the Assignor (as Seller) and Factofrance SAS (as Factor) the “Agreement”).

B.	ASSIGNOR

[•], a company incorporated under the laws of France as a [•], whose registered office is located at [•], registered with the Trade and Companies Registry of [•] under number [•] (the “Assignor”).

C.	ASSIGNEE

FACTOFRANCE SAS, a company incorporated under the laws of France as a société par actions simplifiée and licensed as a credit institution (établissement de crédit), whose registered office is located at Tour Facto, 18, rue Hoche 92988 Paris-La Défense Cedex, France registered with the Trade and Companies Registry of Nanterre under number 063 802 466 (the “Assignee”).

D.	IDENTIFICATION OF THE RECEIVABLES

The Assignor assigns to the Assignee the receivables owed to it under the invoices listed and identified in the electronic file transmitted to the Assignee by the Assignor on the date this assignment form has been remitted to the Assignee.

Pursuant to Article L. 313-23 of the French Monetary and Financial Code, the file so transmitted will allow for the identification of the receivables transferred hereunder.

Moreover,

(i)	the total number of the receivables transferred hereunder is [•]; and

(ii)

(iii)	the total amount of the receivables transferred hereunder is [•] €.

Note: It is necessary to hand, at the same time the assignment form is remitted to the Assignee, an electronic file listing and identifying the receivables transferred hereunder as identified pursuant to the “101” records (with, if possible, the debtor’s name, the amount of the receivable, the reference of the invoice, the location and date of payment). This file will allow the identification of the assigned receivables.

Pursuant to Article L. 313-24 of the French Monetary and Financial Code, the Assignor shall not be jointly and severally liable for the payment of the receivables transferred hereunder.

Executed In [•], on [•], in one original.3

[3]	Date to be inserted by Factofrance

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[Insert Name of Assignor] As Assignor

Name: [Insert name of authorised signatory]

In accordance with the Agreement, this assignment form may be transferred to any financial institution by endorsement.

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PART 2

RETRANSFER MODE

Any Transfer-Back of Affected Receivables shall take place through an automatic rescission (résolution de plein droit) of the Assignment having taken place over such Affected Receivables between the relevant French Seller and the Factor, which Transfer-Back shall take place and occur pursuant to the following procedure:

(i)	if the Transfer-Back is requested by a Party pursuant to this Agreement, by no later than 10.00 a.m. on a Business Day, that Party shall deliver to the other Party a transfer-back file containing the list of all outstanding Affected Receivables;

(ii)	by no later than 10.00 a.m. on the immediately following Business Day, the Factor shall notify to the Seller the details of the calculations of the Transfer-Back Price which shall be equal to (i) the amount of any payment made by the Factor to the relevant Seller in respect of such Affected Receivables less (ii) the collections, the Reduction or Cancellation Items and any Insurance Indemnification relating thereto,

(iii)	by no later than 10.00 a.m. on the immediately following Business Day, the relevant Seller shall instruct the Factor to make the payment of the relevant Transfer-Back Price by way of debit of such relevant Transfer-Back Price from its relevant Current Account and credit of such amount to its relevant bank account, provided that the payment of such Transfer-Back Price shall only be deemed to occur once the rule set forth in Clause 5.3 (Procedure for the Transfer-Back of Transferred Receivables - Retransfer Modes) has been complied with.

Upon full payment of the agreed Transfer-Back Price, the Assignment of the Transferred Receivables shall be automatically rescinded (résolu de plein droit) without any further formality and, as from that date, the relevant French Seller shall be the owner of the relevant Affected Receivables which have been Transferred-Back to it.

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PART 3

FORM OF NOTIFICATION

[Papier à en-tete de Factofrance SAS]

Acte de Notification de Cession de Créances Professionnelles

Lettre recommandée avec accusé de réception

Le [•]

[Identification du débiteur cédé]

Messieurs,

Réf: Acte de notification de cession de créances professionnelles

Dans les conditions prévues par les articles L.313-23 à L. 313-35 du Code monétaire et financier, la société [•], société de droit français ayant son siège social [•], immatricuiée au Registre du commerce et des sociétés sous le numéro [•] RCS [•] (le “Cédant”) nous a cédé des créances identifiées ci-après dont vous êtes débiteur envers elle.

Les créances dont la cession est lobjet de la présente notification sont identifiées et individualisées par leur numéro, montant et date de facture énumérées dans la liste figurant en Annexe 1 de la présente lettre (les “Créances”).

Conformément aux dispositions de l’article L. 313-28 du Code monétaire et financier, nous vous demandons de cesser, à compter de la présente notification, tout paíment au titre de ces Créances au Cédant.

En conséquence, le règlement de votre dette devra être effectué à l’ordre de Factofrance par virement bancaire au crédit du compte dont les coordonnées figurent ci-après : [Insérer références IEAN du numéro de compte].

Par ailleurs, conformément à l’article R. 313-16 du Code monétaire et financier, nous vous demandons de faire figurer sur toute facture présente ou future relative à toute Créance qui ne serait pas en notre possession les mentions obligatoires suivantes: “La créance relative à la présente facture a été cédée a Factofrance SAS dans le cadre des articles L. 313-23 à L 313-35 du Code monétaire et financier. Le paiement doit être effectué directement é l’ordre de FACTOFRANCE, Tour FACTO-18 rue Hoche - Cedex 88 - 92988 LA DEFENSE CEDEX TEL: 01.46.35.[•], par virement au compte n°[Insérer références IBAN du numéro de compte] chez [Insérer nom de la banque teneuse de compte].

Cette lettre, ainsi que toute annexe y attachée, fait partie intégrant de la présente notification.

Cordialement,

Factofrance

Par: [•]

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Annexe 1

Créances

[A compléter]

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(TRANSLATION FOR INFORMATION PURPOSES ONLY)

[Letterhead of Factofrance SAS]

Notice of Assignment of Professional Receivables

Registered letter with acknowledgement of receipt

[Date]

[Identification of Assigned Debtor]

Dear Sirs,

Re: Form of Notice of Assignment of Professional Receivables

In compliance with the terms and conditions set out in Articles L. 313-23 to L. 313-35 of the French Monetary and Financial Code, [•], a company incorporated under the laws of France as a [•], whose registered office is located at [•], registered with the Trade and Companies Registry of [•] under number [•] (the “Assignor”) has assigned to us the receivables identified below owed by you to the Assignor.

The receivables whose assignment are subject to this notification are identified and individualized by their number, amount, and invoice date, as mentioned in the list appended as Annex 1 hereto (the “Receivables”).

In accordance with the provisions of Article L. 313-28 of the French Monetary and Financial Code we hereby request you to cease to make as of the date hereof, any payment in respect of the Receivables to the Assignor.

As a consequence, payment of these Receivables shall be in made to Factofrance by wire transfer to the credit of the bank account with number: [Insert IBAN references].

Moreover, pursuant to Article R. 313-16 of the French Monetary and Financial Code, we hereby request you that ail present and future invoice(s) not in our possession relating to the Receivables include the following compulsory wording: “The receivable arising out of the present invoice has been assigned to Factofrance SAS pursuant to Articles L. 313-23 á L. 313-35 of the French Monetary and Financial Code. Payment must be made to FACTOFRANCE, Tour FACTO - 18 rue Hoche - Cedex 88 - 92988 LA DEFENSE CEDEX TEL: 01.46.35.[•] by wire transfer to the following account No. [Insert IBAN references] with [Insert name of bank account].

This letter, as well as any schedule appended thereto, shall be an integral part of this notification.

Truly yours,

Factofrance

By: [•]

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Annex 1

Receivables

[To be completed]

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SCHEDULE 17.

LIST OF AUDITED ITEMS

Etats comptables :

1.	Balance générale

2.	Balances auxiliaire clients et fournisseurs

3.	Balances ágée clients et fournisseurs triées par date d’échéances

4.	Grand-livre client lettré et non lettré au jour de l’audit

Documentations tiers :

5.	Déclarations URSSAF et TVA couvrant les 3 derniers mois + justificatifs de paiement

6.	Factures de primes d’assurance-crédit + justificatifs de paiement

7.	Dernière liasse fiscale + rapport des CAC général et spécial

Données sur chiffre d’affaires :

8.	Montant cumulé des avoirs pour l’exercice en cours et leurs répartitions par motif (si possible avec distinction des avoirs de RFA)

9.	Montant du CA interco sur l’exercice en cours.

10.	Détail du compte « 419 Avoirs á établir » en date de l’audit.

11.	Détail des FNP (factures non parvenues).

12.	Montant cumulé des RFA (remises de fin d’année) et PP (participations publicitaires et assimilées), leurs détails et le solde restant dû y compris sur les exercices antérieurs.

13.	Détail du poste sous-traitance; liste des sous-traitants et montant des achats (avec distinction du groupe)

14.	Avances et acomptes : Liste des clients cédés concernés avec montant des avances et acomptes facturés et encours sur affaires non soldés

15.	Stocks déportés/consignation (“Etat C10 Stock Tiers”): liste des clients concernés CA et valorisation

16.	Marchandise mise à disposition (Doc “SAB 101”) : liste des clients concernés, CA et valorisation

17.	Tolling (« Pseudo Tolling » et « Transformation » ): Montant des achats (avec répartition par fournisseurs) et valorisation du stock

18.	Pour les relations croisées clients/fournisseurs sur le périmètre cédé: soldes clients et fournisseurs

19.	Montant de la dotation aux provisions pour créances douteuses sur le dernier exercice et sur l’exercice en cours

20.	Liste des 10 principaux clients sur l’exercice avec pourcentage du CA annuel, encours actuel et couvertures d’assurance-crédit

21.	Règlements reçus hors compte dédié sur les clients cédés (liste des clients concernés, liste des règlements et dates de remboursement) le cas échéant sur l’exercice en cours

Pièces et documents sur une sélection de créances :

•	Contrat de vente

•	Facture

•	Bon de commande du client

•	Document du transporteur et bon de livraison émargé par le client

•	Justificatif de règlement de la facture (bordereau de remise en banque ou avis de crédit ou extrait de compte si virement)

Pièces et documents sur une sélection d’avoirs :

•	Avoir avec motif identifié

•	Facture ayant donné lieu á i’avoir

•	Pour les avoirs suivis d’une refacturation, refacturation

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SCHEDULE 18.

LIST OF AIRBUS COMPANIES

Division	Airbus Group Entity	Country of Incorporation
Airbus	Airbus SAS	France
	Airbus Operations SAS	France
	Airbus Operations GmbH	Germany
	Airbus Operations SL	Spain
	Airbus Operations Ltd	United Kingdom
	Premium Aerotec GmbH	Germany
	Stelia Aerospace SAS	France
Helicopters	Airbus Helicopters Deutschland GmbH	Germany
	Airbus Helicopters SAS	France
	Airbus Helicopters UK Ltd	United Kingdom
	Airbus Helicopters Espana SA	Spain
Defence & Space	Airbus Military SL	Spain
	Airbus Military UK Ltd	United Kingdom
	Airbus Military France SAS	France
	Airbus Military Deutschland GmbH	Germany
	Airbus Defence & Space SAS	France
	Airbus Defence & Space UK Ltd	United Kingdom
	Airbus ATR SAS	France
	Elbe Flugzeugwerke GmbH (“EFW”)	Germany
	EADS CASA Espacio SL	Spain
	Compagnie Industrielle des Lasers CILAS SA	France
	MBDA Deutschland GmbH	Germany
	MBDA France SAS	France

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SCHEDULE 19.

FORM OF REXAM FIRST DEMAND GUARANTEE

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GUARANTEE

(Garantie Autonome)

THIS GUARANTEE (the “Guarantee”) is dated     June 2015 and made by:

(1)	REXAM BEVERAGE CAN EUROPE LTD, a limited liability company organized and existing under the laws of England, registered under number 2554348 and having its registered office at 100 Capability Green, Luton, LUI 3LG Bedfordshire, United Kingdom (the “Guarantor”);

in favour of

(2)	FACTOFRANCE S.A.S., a company incorporated under the laws of France as a société par actions simplifiec and licensed as a credit institution (établissement de credit), whose registered office is located at Tour Facto, 18, rue Hoche, 92988 Paris-La Défenso Cedex, France, registered with the Trade and Companies Registry of Nanterre under number 063 802 466 (the “Bencficiary”).

BACKGROUND:

(A)	On [•] November 2011, the Guarantor entered into an English law purchase agreement (the “Purchase Agreement”) with Constellium Issoire SAS (a company incorporated under the laws of France as a société par actions simplifiée, whose registered office is located at rue Yves Lamourdcdicu, Zone Industrielle Les Lisles, 63500 Issoire, France, registered with the Trade and Companies Registry of Clermont-Ferrand under number 672 014 081 “Constellium Issoire”), to which its subsidiary of the Rexam Group of companies, Rexam Beverage Can Egypt (a company organized under the laws of Egypt and having its registered office at 6th October City, 3rd Industrial Zone, Plot 2, Giza, Egypt, “Rexam Egypt”) has uccedcd.

(B)	Pursuant to a factoring agreement dated 4 January 2011 (as amended from time to time) and entered into between, inter alios, the Beneficiary as factor, Constellium Holdco II B.V. as parent company, certain French entities of the Constellium group (including Constellium Issoire) as French sellers, and Constellium Switzerland AG as sellers’ agent, the Beneficiary has agreed to provide a factoring facility to those relevant French entities of the Constellium group (including Constellium Issoire) by purchasing receivables from them in order to finance their general corporate and working capital needs (the “Factoring Facility”).

(C)	On 31 March 2015, Constellium Issoire contributed its activities located in Neuf Brisach, France, to its wholly owned subsidiary, Constellium Neuf Brisach SAS (a company incorporated under the laws of France under the form of a societe par actions simplifiee & associe unique, whose registered office is at ZIP Rhenane Nord, RD 52, 68600 Biesheim, France, registered with the trade and commercial registry (registre du commerce et des sociétés) of Colmar under number 807 641 360“Constellium Neuf Brisach”), which activities included its rights and obligations under the Purchase Agreement and the Factoring Facility. By way of consequence, Constellium Neuf Brisach formally acceded to the Factoring Facility on 31 March 2015 as a new French seller.

(D)	Constellium Neuf Brisach is contemplating adding Rexam Egypt as a new debtor to the Factoring Facility in order for the commercial receivables arising or to arise from the Purchase Agreement to be included in the Factoring Facility.

(E)	It is a condition precedent to the addition of receivables over Rexam Egypt to the Factoring Facility that the Guarantor execute this autonomous and independent guarantee in favour of the Beneficiary in relation to invoices issued by Constellium Neuf Brisach to Rexam Egypt under the Purchase Agreement transferred to the Beneficiary between [•] and [•]. (the ‘‘Guarantee”).

(F)	The Guarantor acknowledges that the description of the transactions above is only for explanatory purposes and shall in no way undermine the independence and autonomy of this Guarantee.

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IT IS AGREED that:

1.	GUARANTEE PAYABLE ON FIRST DEMAND

1.1	Undertaking to pay

(a)	In accordance with article 2321 of the French civil code (Code civil) and the terms of this Guarantee, the Guarantor hereby unconditionally and irrevocably undertakes to pay upon first demand of the Beneficiary, as a primary and independent obligation, any amount (to be expressed in US Dollars (USD)), the “Requested Amount”) set out in any payment request delivered by the Beneficiary to the Guarantor in accordance with Clause 1.2 (Payment Request) below substantially in the form of Schedule 1 (Form of Payment Request) (a “Payment Request”).. Any Payment Request received after the expiry date in Clause 3 (Duration) below shall be considered null and void.

(b)	For the avoidance of doubt, the maximum liability of the Guarantor hereunder may not exceed [•] dollars (USD [•]), (the “Guarantee Amount”). This Guarantee may be called upon one or several times. All payments made by the Guarantor under this Guarantee will automatically and proportionately reduce the Guarantee Amount payable under this Guarantee.

1.2	Payment request

(a)	The obligation of the Guarantor to pay any Requested Amount hereunder is subject to the receipt by the Guarantor of a Payment Request sent by the Beneficiary by registered letter with acknowledgment of receipt (lettre recommandée avec accusé de réception) requested or fax.

A Payment Request shall be deemed received, as applicable, (i) on the date when the relevant letter is presented for the first time to the Guarantor with respect to a registered letter with acknowledgment of receipt (lettre recommandée avec accusé de réception) or (ii) on the date indicated on the relevant fax transmission confirmation.

(b)	The Beneficiary may deliver any number of Payment Requests as required or necessary to the Guarantor provided that the aggregate amount of the Requested Amounts shall not exceed the Guarantee Amount.

1.3	Payment

The Guarantor shall pay the Requested Amount in USD within two (2) business days of receipt of the Payment Request to such account as (he Beneficiary shall designate in the Payment Request.

A business day means a day (other than a Saturday, Sunday or holiday scheduled by law) on which banks are open far business in London and Paris.

1.4	Independent obligation

(a)	The obligation of the Guarantor hereunder is autonomous and independent and the Guarantor expressly waives any discounts, grace periods, defences, set-off/off-set rights or counterclaims resulting from or based on any other agreement. Therefore, this Guarantee shall continue to be in full force and effect notwithstanding termination (for any reason) or amendment of the Purchase Agreement.

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(b)	This Guarantee shall remain in full force and effect notwithstanding any merger, acquisition or de-merger of the Guarantor and/or the Beneficiary. In addition, this Guarantee shall remain in full force and effect and benefit any successors and assignees of the Beneficiary.

(c)	The Guarantor further waives any right to claim novation or any other legal means of settlement or transfer of obligations as a defence to its obligations hereunder in the event that (these provisions applying mutatis mutandis to any successor of the Beneficiary):

(i)	the legal form of the Beneficiary is modified;

(ii)	the Beneficiary merges with another entity, even if this merger leads to the creation of a new legal entity;

(iii)	(by way of exception to the last sentence of article 2321 of the French civil code) the Beneficiary transfers its rights or obligations under Factoring Facility to a third party;

(iv)	the Beneficiary transfers its rights or obligations under this Guarantee to a third party.

(d)	The Beneficiary shall not be required to have first exhausted any rights of recourse it may have against the Guarantor or Rexam Egypt.

(e)	This Guarantee shall be in addition to, independent of and is not in any way prejudiced by any other assignment of indemnification rights (for the purposes of the applicable credit insurance policy) or security interest which the Beneficiary may now or at any time in the future hold or take for or in respect of the Guarantor or Rexam Egypt or its obligations under the Purchase Agreement or the obligations of Constellium Neuf Brisach or the relevant entities of the Constellium group under the Factoring Facility.

(f)	The Guarantor acknowledges that Rexam Egypt will remain bound to perform all its obligations under the Purchase Agreement other than any payment obligation which has given rise to a payment made by the Guarantor hereunder, notwithstanding any exercise, attempted exercise or non-exercise of the Beneficiary’s rights hereunder.

2.	REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Beneficiary that:

(a)	the Guarantor is a corporation duly organised and validly existing in good standing under the laws of England and has the corporate power and authority to carry on its business as it is being conducted;

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(b)	the Guarantor has the corporate power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of this Guarantee and this Guarantee will upon execution by all Parties thereto constitute valid and legally binding and enforceable obligations of the Guarantor;

(c)	the execution and delivery of, the performance of its obligations under, and compliance by the Guarantor with the provisions of, this Guarantee will not (i), (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Guarantor’s constitutional documents or (iv) result in the creation or imposition of, or oblige the Guarantor to create, any security interest over its undertaking or any of its assets, rights or revenues;

(d)	the Guarantor is not in a state of insolvency and is not subject to any insolvency proceedings;

(e)	the giving of this Guarantee is of commercial benefit to the Guarantor group of companies and in that group’s commercial interests;

3.	DURATION

This Guarantee shall expire on the date falling nine (9) months after its signature. After this date, this Guarantee will expire automatically and as of law, without prejudice to the rights of the Beneficiary for any Payment Request received in the period during which this Guarantee was still in force and in accordance with the terms and conditions of this guarantee.

This Guarantee shall lapse upon the Beneficiary granting express written release of this Guarantee.

4.	TAXES AND OTHER CHARGES

(a)	All payments to be made by the Guarantor under this Guarantee shall be made free and clear of and without deduction or withholding for on account of tax unless the Guarantor is required by law to make any such payment subject to any such deduction or withholding, in which case the sum payable by the Guarantor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

(b)	All sums payable by the Guarantor under or pursuant to this Guarantee are exclusive of any applicable value added tax.

Paris 12693063.10

5.	GOVERNING LAW - JURISDICTION

5.1	Governing law

This Guarantee is governed by French law.

5.2	Jurisdiction

The Parties irrevocably agree that any dispute arising out of, relating to or in connection with this Guarantee shall be brought before the competent courts of the Court of Appeals (Cour d’Appel) of Paris.

Executed in one (1) original on     June 2015.

Rexam Beverage Can Europe Ltd. (Guarantor) By:

Paris 12693063.10

FORM OF PAYMENT REQUEST

[date]

BY REGISTERED MAIL/FAX

Rexam Beverage Can Europe Ltd

[Note; full notice details to be provided]

Fax: [•]

For the attention of [        ]

Dear Sirs

Guarantee (garantie autonome) dated             2015

We refer to the guarantee (garantie autonome) dated                 June 2015 issued by Rexam Beverage Can Europe Ltd in favour of Factofrance SAS (the “Guarantee”). Terms used therein with a capital letter and not defined in this letter shall have the meaning ascribed to such term in the Guarantee.

We confirm that Rexam Egypt owes us the following amount [•] (USD [•]), owed on [date] (the “Requested Amount”).

We therefore hereby request that you pay to us to our account reference number                     .

Yours faithfully,

FACTOFRANCE

Paris 12693063.10

SCHEDULE 20.

FORM OF LETTER OF WAIVER AND CONSENT

[Date]

TO: FACTOFRANCE

Dear Sirs

We, [•] acknowledge that we are in receipt of goods specified in various orders (and for which the invoices are specified in the Annex to this letter);

We have inspected the goods which are held at our own risk; they appear to be of satisfactory merchantable quality and fit for purpose.

Without prejudice to our rights against Constellium under our Supply Agreement with Constellium, we can confirm that as of today’s date, we are not aware of any grounds for bringing any claim against Constellium and you, Factofrance SAS, in relation to the quality of such goods. We further acknowledge that the receivables arising from the invoices specified in the Annex to this letter will be assigned to you by Constellium and as a result irrevocably confirm that we will pay an amount of USD [•]; and Euro [•], related to such invoices, in full without set off, deduction or counterclaim on Constellium into collection accounts n• FR76 [•] with [for the payment of Euro [•]); and n° FR76 [•] with [for the payment of USD[•]), in each case, by no later than [•].

This letter is governed by English law and the court of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.

Executed in [•], on [•], in one original.

Rexam Egypt

By: [•]

Paris 12693063.10

Annex

Paris 12693063.10

SIGNATORIES

Made in Paris on 19 April 2017,

In 6 originals

CONSTELLIUM HOLDCO II B.V. as Parent Company	CONSTELLIUM NEUF BRISACH as Seller

/s/ Christel SAHYOUN	/s/ Christel SAHYOUN
By: Christel SAHYOUN	By: Christel SAHYOUN
Capacity: Attorney	Capacity: Attorney

CONSTELLIUM ISSOIRE as Seller	CONSTELLIUM EXTRUSIONS FRANCE as Seller

/s/ Christel SAHYOUN	/s/ Christel SAHYOUN
By: Christel SAHYOUN	By: Christel SAHYOUN
Capacity: Attorney	Capacity: Attorney

CONSTELLIUM SWITZERLAND AG as Sellers’Agent	FACTOFRANCE as Factor

/s/ Christel SAHYOUN	/s/ Tare Frenkenberg
By: Christel SAHYOUN	By: Tare Frenkenberg
Capacity: Attorney	Capacity: Attorney

Paris 12693063.10